Exhibit 10.11

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH INFORMATION HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

CREDIT AND GUARANTY AGREEMENT

dated as of May 2, 2024

among

LYMI INC.,
as the Borrower,

REF HOLDINGS, INC.,
as Holdings,

THE SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC. and ROYAL BANK OF CANADA,
Lead Arrangers and Lead Bookrunners

i

SCHEDULES:

Schedule 1.01	Existing Investors
Schedule 1.01A	Secured Hedging Obligations
Schedule 1.02	Existing Letters of Credit
Schedule 2.01A	Initial Term Loan Commitment Schedule
Schedule 2.01B	Initial Revolving Commitment Schedule
Schedule 3.06	Litigation
Schedule 3.14	Capitalization and Subsidiaries
Schedule 5.13	Post-Closing Matters
Schedule 6.02	Existing Indebtedness
Schedule 6.03(l)	Existing Liens
Schedule 6.04	Existing Restrictions
Schedule 6.08	Existing Investments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Promissory Note
Exhibit F	Form of Interest Election Request
Exhibit G	Auction Procedures
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Issuance Notice
Exhibit J	Form of Intercompany Subordination Agreement
Exhibit K	Form of Optional Prepayment Notice
Exhibit L	Form of Tax Certificates

v

CREDIT AND GUARANTY AGREEMENT, dated as of May 2, 2024 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among LYMI INC., a Delaware corporation (the “Borrower”), REF HOLDINGS, INC., a Delaware corporation (“Holdings”), each other subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Section 1.01) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders hereunder.

RECITALS

The Borrower has requested that the Lenders extend credit, consisting of (i) Initial Term Loans in an aggregate principal amount equal to $165,000,000 to be made on the Closing Date and (ii) Revolving Commitments in an aggregate principal amount of $30,000,000 to be available on the Closing Date and at any time and from time to time after the Closing Date and prior to the Maturity Date. The proceeds of the Initial Term Loans are to be used (x) within 30 days of the Closing Date to finance the Closing Date Dividend and (y) on or after the Closing Date for other general corporate purposes, capital expenditures, Permitted Acquisitions and other Investments, in each case as permitted under this Agreement. The proceeds of the Revolving Commitments may be used on and after the Closing Date as set forth in Section 2.05(b).

The Lenders are willing to extend such credit to the Borrower and the other Loan Parties on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01      Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” shall have the meaning assigned to such term in Section 9.15.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fee Letter” means that certain Fee Letter, dated as the date hereof, by and between Borrower and the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control”, (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (a) for purposes of Section 6.10, the power to vote 10% or more of the Capital Stock having the ordinary voting power for the election of directors of such Person or (b) for all other purposes, the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, but excluding any Person that would be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor Group.

“Affiliated Lender” means, at any time, any Lender that is Holdings, or any Subsidiary of Holdings or any of their respective Affiliates (excluding any Debt Fund Affiliates); provided that, notwithstanding the foregoing, “Affiliated Lender” shall not include any natural person.

“Agent Indemnitee” shall have the meaning set forth in Section 9.03.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the preamble.

“AHYDO Catch-Up Payment” means any payment, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1.00% and (c) Term SOFR for a one month Interest Period as Published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day determined on such day plus 1.00%; provided that, for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, as the case may be. For the avoidance of doubt, at no time shall the Alternate Base Rate be less than 1.00% per annum.

“Applicable Margin” means, for any day (a) with respect to Initial Revolving Loans (i) with respect to any Term Benchmark Revolving Loan or RFR Revolving Loan, 3.75% and (ii) with respect to any ABR Loan, 2.75%, (b) with respect to Initial Term Loans (i) with respect to any Term Benchmark Loan, 3.75%, (ii) with respect to any ABR Loan, 2.75%, (c) with respect to any Incremental Term Loan or Incremental Revolving Loan, as specified in the appropriate Incremental Assumption Agreement, (d) with respect to any Extended Loan, as specified in the applicable Extension Offer and (e) with respect to any Refinancing Term Loans or Refinancing Revolving Loans, as specified in the applicable Refinancing Amendment.

“Applicable Percentage” means, with respect to any Lender with respect to any Class or Classes of Loans or Commitments, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Commitments (or, if no Commitments are then outstanding, the Loans) of such Class or Classes of such Lender and the denominator of which is the aggregate outstanding principal amount of the Commitments (or, if no Commitments are then outstanding, the Loans) of such Class or Classes of all Lenders.

“Approved Borrower Portal” shall have the meaning assigned to such term in Section 8.04(a).

“Approved Currency” means Dollars and each Designated Foreign Currency.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Dispositions of property pursuant to Section 6.09(n), 6.09(t)(iii), (z) and/or (aa) that yield aggregate consideration to Holdings or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-Cash proceeds) in excess of an amount equal to [***] with respect to any single Disposition or series of related Dispositions of property; provided that Dispositions excluded as Asset Sales pursuant to the foregoing threshold shall not exceed [***] in the aggregate for any Fiscal Year.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, in respect of a Sale and Lease-Back Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale and Lease-Back Transaction, including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any non-pro rata assignments of Term Loans pursuant to Section 9.04; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auction Procedures” means the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Section 9.04(f) set forth in Exhibit G hereto or such other procedures as may be reasonably acceptable to the Auction Agent.

“ASU 2016-02” shall have the meaning assigned to such term in Section 1.05(a).

“Available Amount” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of, without duplication:

(a)            an amount equal to the greater of $30,000,000 and 50.0% Consolidated Adjusted EBITDA for the most recent Test Period for which financial statements have been made available pursuant to Section 5.01(a) or (b)), plus

(b)            50% of the cumulative amount of Consolidated Net Income since the Closing Date through and including the last day of the most recent Test Period, plus

(c)            (I) the cumulative amount of Cash and Cash Equivalent proceeds from (i) the sale of Qualified Capital Stock of Holdings or of any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as Qualified Capital Stock to the capital of the Borrower and (ii) the Qualified Capital Stock of Holdings or of any direct or indirect parent of Holdings issued upon conversion of Indebtedness of Holdings incurred after the Closing Date (to the extent the proceeds therefrom were contributed to the Borrower or any Restricted Subsidiary or with respect to which the Borrower or any Restricted Subsidiary provided a Guarantee), the Borrower or any Restricted Subsidiaries owed to a Person other than a Loan Party or a Restricted Subsidiary and (II) the fair market value (as determined by the board of directors of the Borrower) of assets or property received by the Borrower and/or any Restricted Subsidiaries as a contribution to its equity capital (in each case, excluding (w) issuances of Disqualified Capital Stock, (x) an Excluded Contribution, (y) any such contribution by Holdings or any of its Subsidiaries, and (z) issuances of Capital Stock applied pursuant to Section 6.05(c)(ii) or (d), Section 6.06(d) or Section 6.08(h) or (q)), plus

(d)            any Declined Proceeds, plus

(e)            100% of the aggregate amount received by the Borrower and/or any Restricted Subsidiary in Cash, Cash Equivalents and assets (valued at the fair market value thereof, as determined by the board of directors of the Borrower) from:

(i)            the sale (other than to Holdings or any such Restricted Subsidiary) of any Capital Stock of an Unrestricted Subsidiary or any minority Investments, or

(ii)            any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or

(iii)            any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments, or

(iv)            to the extent not otherwise included in clauses (i) through (iii) above, other Investments made pursuant to Section 6.08(v),

in each case in this clause (e), (x) to the extent such Investments were originally made using the Available Amount pursuant to Section 6.08(v) and (y) limited to an amount not to exceed the original principal amount of the applicable Investment originally made using the Available Amount, plus

(f)            any amount of the Available Amount used to make Investments pursuant to Section 6.08(v) after the Closing Date and prior to such time, minus

(g)            any amount of the Available Amount used to make Restricted Payments pursuant to Section 6.05(e) after the Closing Date and prior to such time, minus

(h)            any amount of the Available Amount used to make payments or redemptions pursuant to Section 6.06(g) after the Closing Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Approved Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means, as to any Person, each and any of the following bank services provided to such Person: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards, (d) treasury management services (including, without limitation, controlled disbursement, ACH or CPA transactions, return items and interstate depository network services), (e) other services in connection with the opening and management of Deposit Accounts and (f) services with the endorsement and deposit of negotiable instruments.

“Banking Services Obligations” means, as to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Benchmark” means, initially, with respect to any (i) RFR Loan, SONIA or (ii) Term Benchmark Loan, the Relevant Rate for such Approved Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Approved Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Approved Currency at such time.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, the central bank for the Approved Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to a Borrowing of Term Loans, $5,000,000, (b) with respect to a Borrowing of Revolving Loans denominated in Dollars, $1,000,000 and (c) with respect to a Borrowing of Revolving Loans denominated in any other Designated Foreign Currency, as the Administrative Agent and the Borrower shall agree.

“Borrowing Multiple” means (a) with respect to a Borrowing of Term Loans, $1,000,000, (b) with respect to a Borrowing of Revolving Loans denominated in Dollars, $100,000 and (c) with respect to a Borrowing of Revolving Loans denominated in any other Designated Foreign Currency, as the Administrative Agent and the Borrower shall agree.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03(a), 2.06(a) or 2.07(b) and substantially in the form attached hereto as Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided, that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (b) in relation to any RFR Loans, a RFR Business Day.

“Calculation Date” means (a) the date of delivery of each Borrowing Request, (b) the date of issuance, extension or renewal of any Letter of Credit, (c) the date of conversion or continuation of any Borrowing of a Loan, (d) each date a calculation of fees due under this Agreement is required to be made and (e) the last Business Day of each Fiscal Quarter.

“Capital Expenditures” shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period as growth of or additions to equipment, fixed assets, real property or improvements or other capital assets (including capital lease obligations) or that should otherwise be capitalized or reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries or other capital expenditures of such Person for such period, but excluding any such amounts (i) financed with the proceeds of Dispositions, long term Indebtedness (other than Revolving Loans) or any issuance of Capital Stock, (ii) that are actually paid by a third party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party, (iii) paid in connection with the Distribution Center Transaction and (iv) related to non-maintenance Capital Expenditures.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease or finance lease on the balance sheet of that Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person with respect to any Capital Lease, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide to the Collateral Agent, for the benefit of the Secured Parties, Cash collateral in the applicable Approved Currency, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and, in the case of Letters of Credit, the Issuing Bank), or to otherwise backstop in a manner reasonably satisfactory to the Administrative Agent (and, in the case of Letters of Credit, the Issuing Bank), such Obligations (and “Cash Collateralization”, “Cash Collateralized” and “Cash Collateralizing” have a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means assets that, as of the date acquired by Holdings or any Subsidiary, are (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States Government, the obligations of which are backed by the full faith and credit of such government, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, (i) a short-term rating of at least A-2 from S&P, at least P-2/MIG-2 from Moody’s or at least F-2 from Fitch or (ii) a long-term rating of at least A from S&P, at least A-2 from Moody’s or at least A from Fitch; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s or at least F-1 from Fitch; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any province or territory thereof that has Tier 1 capital (as defined in the regulations of its primary federal banking regulator) of not less than $100,000,000, (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P, Moody’s or Fitch; (f) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d)  above; and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for Cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (d) any other Designated Foreign Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c)) any other Designated Foreign Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Approved Currency for a maturity of one month.

“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code.

“CFC Holding Company” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia (a) that owns equity interests in a CFC (directly or indirectly through entities that are disregarded for U.S. federal income tax purposes) and (b) that holds no material assets other than equity interests in CFCs (or such disregarded entities referred to in clause (a)).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) adoption or pronouncement of any request, guideline or directive (whether or not having the force of law, but if not having the force of law being of a type with which persons to whom it is directed are accustomed to comply) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives promulgated thereunder, and all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted or adopted unless the Lenders are required to comply with such request, rule, guidance or directive as of the Closing Date.

“Change of Control” means, at any time, (a) prior to an initial public offering by Holdings (or any Parent Company) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement or prospectus filed with the SEC in accordance with the Securities Act or other applicable Requirements of Law (whether alone or in connection with a secondary public offering) (a “Qualifying IPO”), if 50% or more of the combined voting power of all of the Capital Stock of Holdings is not directly or indirectly beneficially owned and controlled by one or more (individually or in the aggregate) Permitted Investors, (b) on or after a Qualifying IPO, the acquisition by any Person or Persons that are together a “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or any Person (other than Permitted Investors or any “group” controlled by one or more (individually or in the aggregate) Permitted Investors), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially or of record by one or more (individually or in the aggregate) Permitted Investors unless, in the case of either clause (a) or clause (b) of this definition, one or more Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings, (c) Holdings shall cease to own directly 100% of the Capital Stock of the Borrower or (d) any “change of control” or similar event under Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt or any Junior Financing that constitutes Material Indebtedness shall occur.

“Class” means, when used in reference to (a) any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Initial Revolving Loans, Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Revolving Loans or Extended Term Loans, (b) any Commitment, whether such Commitment is an Initial Term Loan Commitment, Initial Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Extended Revolving Commitment, Refinancing Revolving Commitment or Refinancing Term Loan Commitment and (c) any Lender, whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Each tranche of Refinancing Term Loan Commitments, Refinancing Revolving Commitments, Extended Revolving Commitments, Refinancing Term Loans, Refinancing Revolving Loans, Other Term Loans, Extended Term Loans or Extended Revolving Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means May 2, 2024, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Dividend” means the dividend paid by Holdings within 30 days of the Closing Date to the equity holders of Holdings in an amount not to exceed $165,000,000.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of a Loan Party subject or purported to be subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject or purported to be subject to a Lien pursuant to the Collateral Documents in favor of the Collateral Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral Documents” means, collectively, the U.S. Pledge and Security Agreement, the Mortgages (if any), and any other documents granting or purporting to grant a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means the Revolving Commitments and the Term Loan Commitments. The aggregate principal amount of the Commitments as of the Closing Date is $195,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall have the meaning assigned to such term in the definition of “Disqualified Assignee”.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and the Restricted Subsidiaries on a consolidated basis equal to (I) Consolidated Net Income for such period, plus (II) to the extent deducted in arriving at such Consolidated Net Income, the sum, without duplication, of (a) Consolidated Interest Expense and charges, commissions, discounts, yield and other similar fees and charges incurred pursuant to Factoring Transactions which are payable to any Person other than a Loan Party, (b) provisions for taxes based on income or equity, (c) total depreciation expense, (d) total amortization expense, (e) Transaction Costs, (f) other non-Cash items (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), (g) transaction, termination and management, monitoring, consulting, board of director, administrative and similar fees and expenses to the Sponsor Group to the extent permitted hereunder, (h) earn-out expenses resulting from acquisitions or other investments, (i) costs and expenses (including due diligence expenses) associated with any Permitted Acquisition, merger, amalgamation, Investment or Disposition permitted hereunder, including any related transaction (whether or not any such transaction is consummated), in each case to the extent that such transaction constitutes a Subject Transaction, (j) costs related to the initial study and implementation of the Sarbanes-Oxley Act, including the costs of recruiting and hiring staff, (k) stock option expenses, equity-based compensation expenses and/or expenses related to stock-based compensation, (l) the amount of any net income (loss) attributable to non-controlling interests in any non-wholly-owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, (m) losses arising from the extinguishment of debt in connection with debt modifications, exchanges and similar transactions, (n) costs, expenses, charges and losses associated with the Distribution Center Transaction, including (i) construction, development and implementation costs and (ii) rent, utility, taxes and other related costs associated with the Distribution Center prior to the time it becomes operational, (o) expenses incurred in connection with the prepayment, amendment, modification, restructuring or Refinancing of Indebtedness during such period, (p) any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a Refinancing thereof, issuance of Capital Stock or recapitalization (excluding the Transactions), (q) any unrealized net loss incurred in such period from the application of fair value accounting in respect of Hedge Agreements, (r) any unrealized net loss incurred in such period from currency translation losses, (s) any loss from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments, (t) any loss from disposed, abandoned, divested and/or discontinued assets, properties, operations and losses on disposal of disposed, abandoned, transferred, closed or discontinued operations and any losses, charges and expenses related to the impairment of assets (other than, at the option of the Borrower, assets, properties and/or operations pending the divestiture or termination thereof), (u) any losses, charges, fees and expenses attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business (including, without limitation, asset retirement costs), as determined in good faith by the Borrower, (v) restructuring and related charges, integration costs, business optimization expenses and charges attributable to, and payments of, legal settlements, fines, judgments or orders and severance, relocation costs, facilities start-up costs, recruiting fees, signing costs, retention or completion bonuses and transition costs, (w) reasonably identifiable and factually supportable expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to the Transactions projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower and evidenced by a certificate of the chief financial officer of the Borrower) within 18 months after the Closing Date; provided that the amount added to Consolidated Adjusted EBITDA pursuant to this clause (w) in such period, when taken together with amounts added to Consolidated Adjusted EBITDA pursuant to clause  (x) immediately below in such period, shall not exceed 25.0% of Consolidated Adjusted EBITDA (such percentage to be calculated prior to giving effect to any amounts added to Consolidated Adjusted EBITDA for such period pursuant to this clause (w) or clause (x) below), (x) reasonably identifiable and factually supportable expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives relating to transactions consummated or initiatives implemented after the Closing Date (in each case other than in respect of the Transactions) and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower and evidenced by a certificate of the chief financial officer of the Borrower) within 18 months after such transaction or initiative is consummated; provided that the amount added to Consolidated Adjusted EBITDA pursuant to this clause (x) in such period, when taken together with amounts added to Consolidated Adjusted EBITDA pursuant to clause (w) immediately above in such period, shall not exceed 25% of Consolidated Adjusted EBITDA (such percentage to be calculated prior to giving effect to any amounts added to Consolidated Adjusted EBITDA for such period pursuant to this clause (x) or clause (w) above), (y) the amount of any charge that is reimbursable by any third party pursuant to indemnification or expense reimbursement provisions or similar agreements or insurance; provided that in respect of any fees, costs and expenses added back pursuant to this clause (y), the Borrower in good faith expects to receive reimbursement for such fees and/or charges within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, to the extent previously added back to consolidated net income in determining Consolidated Adjusted EBITDA for a prior fiscal quarter such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarter), (z) adjustments and add backs specifically identified in the Model, (aa) any losses or expenses incurred resulting from the effects of purchase accounting, (bb) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated Adjusted EBITDA in any period solely to the extent that the corresponding non cash gains relating to such receipts were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (III) below for any previous period after the Closing Date and not added back, (cc) costs, and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders and (dd) rent, utilities, taxes and other lease costs associated with domestic distribution centers or similar locations existing on the Closing Date after the Distribution Center becomes operational and solely on account of periods ending on or prior to December 31, 2026; provided that the amount added to Consolidated Adjusted EBITDA pursuant to this clause (dd) in any such period shall not exceed $3 million minus (III) to the extent added in arriving at such Consolidated Net Income, the sum, without duplication, of (a) non-cash income or gains (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), (b) income or gains arising from the extinguishment of debt in connection with debt modifications, exchanges and similar transactions, (c) [reserved], (d) any unrealized net income or gain incurred in such period from the application of fair value accounting in respect of Hedge Agreements, (e) any net income or gain incurred in such period from currency translation gains, (f) any net income or gain from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments, (g) any net income or gains from disposal of disposed, abandoned, transferred, closed or discontinued operations, (h) any net income or gain attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower and (i) any net income or gain resulting from the effects of purchase accounting.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Adjusted EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended or ending (as applicable) June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, Consolidated Adjusted EBITDA for the Fiscal Quarters ending June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024 shall be deemed to be $16,619,545, $21,491,828, $15,668,176, and $7,824,927, respectively (subject to adjustments after the Closing Date pursuant to Section 1.07).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of Holdings and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements, but excluding, however, any fees payable in connection with the Transactions on or before the Closing Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding the effects, without duplication, of (a) the income (or loss) of any Person (other than a Restricted Subsidiary) in which any other Person (other than Holdings or any Restricted Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any Restricted Subsidiary by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or that Person’s assets are acquired by Holdings or any Restricted Subsidiary, (c) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, (d) any extraordinary, non-recurring or unusual gains, losses, charges or expenses and (e) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income. In addition, to the extent not already accounted for in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of net proceeds received by Holdings or any Restricted Subsidiary from business interruption insurance.

“Consolidated Total Assets” means, as of any date, the total assets (excluding Cash and Cash Equivalents) of Holdings and the Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP as set forth in the most recent balance sheet delivered pursuant to Section 5.01(a) or (b).

“Consolidated Total Debt” means, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount) of all Indebtedness of Holdings and the Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clauses (b), (d), (f) (except to the extent of any drawn and unreimbursed letters of credit), (g) (except to the extent any underlying Indebtedness thereunder is not otherwise excluded by this definition), (h) (except to the extent any underlying Indebtedness thereunder is not otherwise excluded by this definition) and (i) of the definition of “Indebtedness.”

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, hypothec, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Covered Party” shall have the meaning assigned to such term in Section 9.24(a).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans and Commitments or any then-existing Credit Agreement Refinancing Indebtedness or to finance the purchase of Loans pursuant to Section 9.04(f) (the “Refinanced Debt”); provided that (i) such Indebtedness is pari passu or junior in right of payment with any remaining portion of the Initial Term Loans and/or Initial Revolving Commitments (or any extensions, renewals, replacements or refinancings thereof that are pari passu therewith), (ii) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 6.02, if applicable), such exchanged, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (in each case, including any unused Commitments in respect thereof as if they were fully drawn) except by an amount equal to unpaid accrued or capitalized interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) in connection with such exchange, refinancing, renewal, replacement or extension, (iii) with respect to Credit Agreement Refinancing Indebtedness constituting senior secured Indebtedness that is secured on a pari passu basis with the Initial Term Loans, such Indebtedness has both a maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and shall be subject to the MFN Adjustment, (iv) with respect to Credit Agreement Refinancing Indebtedness constituting senior secured Indebtedness secured on a junior basis with the Initial Term Loans or unsecured Indebtedness, such Credit Agreement Refinancing Indebtedness does not mature prior to the date that is ninety-one (91) days after the maturity date of, or have a Weighted Average Life to Maturity shorter than the Refinanced Debt and does not require the mandatory redemption or prepayment of such Indebtedness (other than customary provisions with respect to asset sales, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemption of such Indebtedness earlier than the date that is ninety-one (91) days after the Maturity Date of the Refinanced Debt, (v) Refinancing Revolving Loans (x) shall not mature or have mandatory commitment reductions prior to the Maturity Date of the Revolving Loans being Refinanced and (y) shall be subject to no greater than pro rata treatment with the Revolving Loans being Refinanced in respect of payments, borrowings, participation obligations and commitment reductions, (vi) the terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing, rate floors, discounts, fees, optional redemption provisions, amortization and maturities and any covenants or other terms applicable only after the Latest Maturity Date) are not materially more favorable (when taken as whole) to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than the terms and conditions of the Loan Documents (taken as a whole) are to the Lenders, as reasonably determined by the Borrower (provided that (x) a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement of this clause (vi) and (y) the Borrower shall deliver the final definitive documentation related to such Credit Agreement Refinancing Indebtedness promptly after the execution thereof); provided that, it is agreed that to the extent any financial maintenance covenant is added for the benefit of such (A) Refinancing Term Loans, no consent shall be required to the extent that such financial maintenance covenant is also added for the benefit of each then-existing Class of Term Loans or (B) Refinancing Revolving Commitments, no consent shall be required to the extent that such financial maintenance covenant is also added for the benefit of each then-existing Class of Revolving Commitments that then benefits from a financial maintenance covenant, (vii) such Indebtedness is not guaranteed by any Person other than Holdings and the Subsidiary Guarantors, (viii) such Indebtedness may not be secured by any property or assets of Holdings, the Borrower or any Subsidiary Guarantor other than the Collateral (or assets that become Collateral in connection therewith) and (ix) such replaced or Refinanced Debt shall be repaid, defeased or satisfied and discharged (and any commitments in respect thereof terminated) with 100% of the Net Proceeds (or commitments, as applicable) of the applicable Credit Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and provided, further, that Credit Agreement Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (iii) and (iv) of the first proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions which shall provide for the automatic extension, conversion or exchange of such bridge loans or interim credit facility into long-term Indebtedness without any conditions precedent to such extension, conversion or exchange (other than due to a default of the type described in Sections 7.01(f) and (g) of this Agreement) and (y) assuming such credit facility were to be extended, converted or exchanged pursuant to the “rollover” provisions described in the immediately preceding clause (x), such extended credit facility would comply with clauses (iii) and (iv) above).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 6.01.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day.

“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which any equity fund which has a direct or indirect equity investment in Holdings or any of its Subsidiaries does not make investment decisions for such entity.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(f).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.26, any Lender that (a) has failed to (i) fund all or any portion of its Loans (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date such Loans were required to be funded hereunder absent a good faith dispute, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due absent a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect absent a good faith dispute, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, interim receiver, receiver manager, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former employees, directors, officers, managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Foreign Currency” means Euros, Pounds Sterling, and any other currency freely traded and convertible into Dollars and reasonably acceptable to the Administrative Agent, each applicable Lender and, in the case of Letters of Credit, the Issuing Bank, and designated in writing by the Administrative Agent, the Borrower and, in the case of Letters of Credit, the Issuing Bank, as a “Designated Foreign Currency”.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or the Restricted Subsidiaries in connection with a Disposition pursuant to Section  6.09 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” means, with respect to any property (including, without limitation, Capital Stock of the Borrower or any Restricted Subsidiary), any sale, lease, Sale and Lease-Back Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger, amalgamation or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Assignee” means (a) competitors of Holdings and its Subsidiaries or the Borrower (each, a “Competitor”) and any financial institution or investors, in each case, designated by name in writing by the Borrower or the Sponsor to the Lead Arrangers or the Administrative Agent prior to the Closing Date and (b) in each case of clause (a) above, any of their known Affiliates that are clearly identifiable as an Affiliate on the basis of its name or otherwise identified by the Borrower or the Sponsor to the Administrative Agent from time to time (or if prior to the Closing Date, the Lead Arrangers); provided, that the Borrower, upon reasonable notice to the Administrative Agent, shall be permitted to supplement in writing the list of persons that are Disqualified Assignees to the extent that any supplemented person is a Competitor or an Affiliate of a Competitor or an Affiliate of another Disqualified Assignee; but which supplement shall not apply retroactively to disqualify any parties that have entered into a trade to acquire or previously acquired an assignment or participation interest in the Loans (but such party shall be prohibited from acquiring any additional assignment or participation interest in the Loans or Commitments); provided, further, that “Disqualified Assignees” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business unless identified by the Borrower or the Sponsor as a “Disqualified Assignee” pursuant to clause (a) or (b) of this definition. Notwithstanding anything to the contrary in this Agreement, (i) any notice or writing to the Administrative Agent required under this definition shall be made by e-mail to JPMDQ_Contact@jpmorgan and (ii) any such updates to the list of Disqualified Assignees shall only be effective three (3) days after receipt by the Administrative Agent of such notice or writing.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the ninety-first day following the Latest Maturity Date on the date of issuance, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time on or prior to the ninety-first day following the Latest Maturity Date on the date of issuance, or (iii) contains any repurchase obligation (unless at the option of the issuer) which may come into effect in each case prior to the date which is ninety days following the Latest Maturity Date on the date of incurrence; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a “change of control” or a Disposition occurring prior to the ninety-first day following the Latest Maturity Date as of the date of incurrence shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations; provided, further, that if such Capital Stock is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Holdings (or any Parent Company thereof), the Borrower or the Subsidiaries or by any such plan to such Persons, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable regulatory obligations.

“Distribution Center Transaction” means the development, construction and initial use of a distribution center located in southern California (the “Distribution Center”).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Designated Foreign Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Designated Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Designated Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (other than a CFC Holding Company).

“Dutch Auction” means an auction conducted by an Affiliated Lender in order to purchase Term Loans as contemplated by Section 9.04(f) in accordance with the Auction Procedures (it being understood that Debt Fund Affiliates may participate in Dutch Auctions to the extent provided for in Section 9.04(f)).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, company or financial institution engaged in the business of making, investing in or purchasing commercial loans or a commercial finance company, or any investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act, as amended) or an “accredited investor” (as defined in National Instrument 45-106 (Prospectus and Registration Exemptions)), that extends credit or invests in bank loans as one of its businesses, (c) any Affiliate of a Lender under common control with or controlling such Lender or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) Holdings or the Borrower or any Affiliate thereof (other than a Debt Fund Affiliate), except to the extent set forth in Section 9.04(f) or (iii) any Disqualified Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to, or required to be contributed to, any Loan Party or any of their respective ERISA Affiliates or with respect to which any Loan Party or any of their respective ERISA Affiliates has any liability.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by or before any Governmental Authority or any other Person, arising from or relating to (a) any violation of Environmental Law; (b) any actual or alleged Hazardous Materials Activity; or (c) any actual or alleged damage, injury, threat or harm to worker or public health or safety (as such matters relate to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all applicable international, foreign or domestic, federal, state, provincial or municipal (or any subdivision of either of them) laws (including common law), statutes, ordinances, orders, codes, treaties, legally binding standards or guidelines, orders, writs, injunctions, decrees, legally binding administrative or judicial precedents or authorities rules, regulations, judgments, Governmental Authorizations, legally enforceable agreements with any Governmental Authority, or any other legal requirements of Governmental Authorities relating to:

(a)            the protection of the environment;

(b)            any Hazardous Materials Activity; or

(c)            occupational or public safety and health and industrial hygiene, as such matters relate to hazardous materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) any Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, (f) any Environmental Claims or (g) any decision, judgment, directive, or order with respect to clauses (a) through (f) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member and (c) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Loan Party shall be deemed an ERISA Affiliate with respect to the period during which such Person was an ERISA Affiliate and with respect to liabilities arising after such period for which such Loan Party could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (ii) the existence with respect to any Employee Benefit Plan subject to ERISA or Section 4975 of the Code of a non-exempt “Prohibited Transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code); (iii) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (iv) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vii) the withdrawal by any Loan Party or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors, or the termination of any such Pension Plan, resulting in liability to any Loan Party or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (viii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the PBGC’s termination of, or appointment of a trustee to administer, any Pension Plan; (ix) the imposition of liability on any Loan Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (x) the withdrawal of any Loan Party or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor; (xi) the receipt by any Loan Party or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (A) imposing withdrawal liability, (B) that it is in insolvency pursuant to Section 4245 of ERISA, (C) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (D) that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (xii) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.03(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period. At no time shall EURIBOR be less than the Floor.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” shall mean the lawful currency of the Participating Member States.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means Cash or Cash Equivalents or other assets (valued at their fair market value as determined in good faith by the Borrower) received by Holdings (and in each case to the extent contributed to the Borrower as cash common equity) after the Closing Date from: (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of Holdings or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Capital Stock) of the Borrower; in each case other than any amount (w) increasing the Available Amount, (x) increasing Restricted Payment capacity under Section 6.05(c)(ii) or (d)(i), (y) applied to prepay, redeem or purchase Indebtedness under Section 6.06(d)(i) or (z) applied to finance Investments under Section 6.08(h) or (q)(i), and in each case designated as Excluded Contributions pursuant to a certificate from a Responsible Officer of the Borrower executed on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Personal Property” shall have the meaning assigned to such term in Section 5.11(e).

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a CFC Holding Company, (c) any Unrestricted Subsidiary, (d) any Specialty Subsidiary, (e) any Subsidiary that is not a wholly-owned Subsidiary and (f) any Foreign Subsidiary that is a CFC. Notwithstanding the forgoing, a Restricted Subsidiary may be designated by Borrower as a Loan Guarantor on the Closing Date or thereafter if Holdings elects to cause such Subsidiary to become a Subsidiary Guarantor pursuant to Section 5.11; provided that such Subsidiary shall provide guarantees and credit support that is substantially similar to the guarantees and credit support provided by the Subsidiary Guarantors party hereto on the Closing Date.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.13 and any other “keepwell, support or other agreement” for the benefit of such Loan Guarantor and any and all guarantees of such Loan Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Guarantor, or a grant by such Loan Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) any Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that are imposed on amounts payable to a Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means any letter of credit issued, extended or renewed prior to the Closing Date and scheduled on Schedule 1.02 (Existing Letters of Credit).

“Existing Liens” means any of the liens securing any of the obligations of the Borrower and the other Loan Parties in respect of the Facilities to the liens securing any other indebtedness or other obligations.

“Extended Loans” means Extended Term Loans and Extended Revolving Loans.

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Extension” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Facility” means any Real Estate Asset (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Article  5 and Article  6, heretofore owned or leased by Holdings, the Borrower or any Restricted Subsidiary.

“Factoring Assets” means any accounts receivable or outstanding balances owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights), in each case, which are of the type customarily transferred in connection with the factoring of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary pursuant to a Factoring Transaction permitted by this Agreement.

“Factoring Transaction” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which the Borrower or such Subsidiaries sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) Factoring Assets of the Borrower or such Subsidiaries to a non-related third party buyer on market terms as determined in good faith at the time such transaction is entered into by a member of the senior management of the Borrower; provided that (i) such Factoring Transaction is non-recourse to Holdings, the Borrower or any other Subsidiary (in each case, except as otherwise permitted by this Agreement), (ii) such Factoring Transaction is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Factoring Assets on market terms for similar factoring, (iii) the proceeds of such Factoring Transaction shall be used solely (x) for general corporate purposes or (y) to repay outstanding Revolving Loans (without any permanent reduction in the Revolving Commitment) and (iv) the aggregate fair market value of the Factoring Assets with respect to all Factoring Transactions at any time shall be no more than the greater of (x) $15,000,000 and (y) 25.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions, provided that such amended or successor provisions do not place compliance or other burdens on the Lender that are materially more onerous than the provisions in effect on the date of this Agreement) and any current or future regulations or other guidance thereof, and any applicable intergovernmental agreements with respect thereto and laws enacting such intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means those certain fee letters, dated May 2, 2024, among the Borrower and each of the Lead Arrangers (other than JPMorgan).

“Financial Covenant Event of Default” shall have the meaning assigned to such term in Section 7.02.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer, vice president of finance or controller of such Person or other officer with reasonably equivalent responsibilities.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects in accordance with GAAP, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to, other than with respect to annual unaudited financial statements, changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” shall have the meaning assigned to such term in Section 5.01(g).

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives (and acknowledged by the Loan Parties) for holders of Permitted First Priority Refinancing Debt or other Indebtedness permitted by Section 6.02 and secured by Liens permitted by Section 6.03 in form and substance reasonably satisfactory to the Collateral Agent.

“First Lien Leverage Ratio” means, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day (other than any portion thereof that is either unsecured or secured by assets of one or more Loan Parties or Restricted Subsidiaries on a subordinated basis to the Obligations) over (ii) an amount equal to the Unrestricted Cash and Cash Equivalents of Holdings and the Restricted Subsidiaries on such date to (b) Consolidated Adjusted EBITDA, calculated on a Pro Forma Basis, for such period.

“Fiscal Quarter” means each three-month period ending on or about March 31, June 30, September 30 or December 31, as applicable.

“Fiscal Year” means each twelve-month period ending on or about December 31.

“Fitch” means The Fitch Group and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination, the ratio for the Test Period most recently ended of (a) Consolidated Adjusted EBITDA for such Test Period minus Capital Expenditures paid in cash during such Test Period, minus the aggregate amount of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Borrower and its restricted subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business) paid or payable in cash during such Test Period (excluding a one-time true-up payment previously made in the amount of $2.8 million on account of 2023 state taxes) to (b) Fixed Charges for such Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” shall mean, with reference to any period, without duplication, the sum of (a) Consolidated Interest Expense paid in cash during such period, plus (b) the aggregate amount of scheduled principal payments in respect of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries paid in cash during such period (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary and in any case, excluding any earn out obligation or purchase price adjustment), plus (c) scheduled payments in respect of Capital Lease Obligations paid in cash during such period to the extent allocated to principal in accordance with GAAP, all calculated for such period for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Flood Hazard Property” means any improved parcel of any Material Real Estate Asset subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, governmental (or quasi-governmental), judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court or central bank (including any supra national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, certificate, approval, authorization, plan, directive, consent, consent order or consent decree of or from any Governmental Authority, including any other instrument having similar effect.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.01.

“Guarantor Percentage” shall have the meaning assigned to such term in Section 10.10.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar import under, or which can otherwise form the basis of liability under, any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between Holdings, the Borrower or any Subsidiary and any other Person.

“Hedge Counterparty” means any Person (other than a Loan Party) that is a counterparty party to a Secured Hedging Obligation.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means each Restricted Subsidiary of Holdings (other than the Borrower) that, as of the most recently ended Test Period, contributed less than 5.0% of third party revenues for the applicable Test Period and had assets with a net book value of less than 5.0% of total assets as of such date, in each case calculated on a pro forma basis; provided that if the aggregate amount of third party revenues or the aggregate amount of total assets of all Immaterial Subsidiaries as of the most recently ended fiscal year is more than 10.0% (the “10% Test”) of the aggregate amount of third party revenues and the aggregate amount of total assets, respectively, of Holdings and its Restricted Subsidiaries (excluding for purposes of the 10% Test all subsidiaries that are Excluded Subsidiaries), the Borrower shall designate additional Restricted Subsidiaries (other than Excluded Subsidiaries) as Subsidiary Guarantors to satisfy the 10% Test.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, current or former qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), estate, heirs, permitted assigns and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Commitment” means Incremental Term Commitments and Incremental Revolving Commitments.

“Incremental Facility” means (a) each Incremental Term Commitment and Incremental Term Loan and (b) each Incremental Revolving Commitment.

“Incremental Lender” means the Incremental Revolving Lenders and/or Incremental Term Lenders, as the context may require.

“Incremental Loans” means Incremental Term Loans and Incremental Revolving Loans.

“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.04(b) and/or the Incremental Assumption Agreement. Incremental Revolving Loans may be made in the form of additional Revolving Loans.

“Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Term Facility Maturity Date” means, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such Incremental Term Loans as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b) and/or the Incremental Assumption Agreement. Incremental Term Loans may be made in the form of additional Initial Term Loans or, to the extent provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) trade payables, Taxes and accrued liabilities incurred in the ordinary course of such Person’s business and (y) earn-outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any acquisition (including Permitted Acquisitions)), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (c) all obligations of such Person evidenced by loan agreements, notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the fair market value of such property subject to such Lien, (i) all net obligations of such Person in respect of Hedge Agreements and (j) all obligations of such Person in respect of Disqualified Capital Stock. “Indebtedness” shall not include the obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).

“Information” shall have the meaning assigned to such term in Section 3.12(a).

“Initial Loans” means Initial Revolving Loans and Initial Term Loans.

“Initial Revolving Commitment” means the commitments as of the Closing Date of any Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and any Incremental Revolving Commitments deemed to be of the same Class as the Initial Revolving Commitments pursuant to Section 2.23(b). The amount of each Lender’s Initial Revolving Commitment is set forth on the Revolving Loan Commitment Schedule. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $30,000,000.

“Initial Revolving Loan” means a Loan made by a Lender to the Borrower in respect of an Initial Revolving Commitment pursuant to Section 2.05 or Section 2.23.

“Initial Term Loan Commitment” means the commitments as of the Closing Date of any Lender to make the Initial Term Loans pursuant to Section 2.01(a), and any Incremental Term Commitments deemed to be of the same Class as the Initial Term Loan Commitments pursuant to Section 2.23(b). The amount of each Lender’s Initial Term Loan Commitment is set forth on the Term Loan Commitment Schedule. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $165,000,000.

“Initial Term Loans” means (a) the Initial Term Loans made on the Closing Date pursuant to Section 2.01(a) and (b) any Incremental Term Loans deemed to be of the same Class as the Initial Term Loans pursuant to Section 2.23(g).

“Insolvency Laws” means the Bankruptcy Code and any other applicable insolvency, winding-up, corporate arrangement, restructuring, examinership or reorganization or other similar law of any jurisdiction now or hereafter in effect including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it (including, without limitation, Annexes A and B of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings).

“Intellectual Property” shall have the meaning assigned to such term in Section 3.05(d).

“Interest Election Request” means a request by the Borrower in the form of Exhibit F hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each of March, June, September and December and the applicable Maturity Date and (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Approved Currency ), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) the Interest Period immediately following the Closing Date may, at the Borrower’s election and subject to prior written consent by all required Lenders and the Administrative Agent, be for a period of less than one month, and (d) no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall have the meaning assigned to such term in Section 6.08.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit I.

“Issuing Bank” means (a) JPMorgan, together with its successors and permitted assigns in such capacity and (b) each other Letter of Credit issuer appointed pursuant to Section 2.08(h); provided that, notwithstanding anything herein to the contrary, no Issuing Bank shall be required to issue commercial letters of credit unless it otherwise agrees in its sole discretion. Reference to the “Issuing Bank” shall, unless context otherwise requires, be references to the Issuing Bank that issues such Letter of Credit.

“Issuing Country” shall have the meaning assigned to such term in Section 9.25(a).

“Joinder Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Joint Venture” means any Person, other than Holdings, the Borrower or any wholly-owned Subsidiary of Holdings, in which the Borrower or any Restricted Subsidiary holds or acquires ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Junior Financing” means (a) any Indebtedness that is secured by a Lien on the Collateral on a junior basis with respect to the Liens securing the Obligations, (b) any Indebtedness that is unsecured and (b) any Subordinated Indebtedness.

“Junior Lien Intercreditor Agreement” means a “junior” intercreditor agreement among the Collateral Agent and one or more Senior Representatives (and acknowledged by the Loan Parties) for holders of Permitted Second Priority Refinancing Debt or other Indebtedness permitted by Section 6.02 and secured by Liens permitted by Section 6.03 in form and substance reasonably satisfactory to the Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Incremental Revolving Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, any Extended Revolving Loan, Extended Revolving Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” shall have the meaning assigned to such term in Section 1.07(g).

“LCA Test Date” shall have the meaning assigned to such term in Section 1.07(g).

“Lead Arrangers” means JPMorgan Chase Bank, N.A., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada.

“Lender Indemnitee” shall have the meaning assigned to such term in Section 9.03.

“Lenders” means the Term Lenders and the Revolving Lenders. For the purposes of Section 8.03, the term “Lenders” includes the Swing Line Lender and the Issuing Banks.

“Letter of Credit” means (i) a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement and (ii) each Existing Letter of Credit. A Letter of Credit may be issued in Dollars or in any Designated Foreign Currency.

“Letter of Credit Sublimit” means the lesser of (a) $10,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect. The Letters of Credit shall be available from time to time on or after the Closing Date in any Approved Currencies.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is (or, other than in respect of the payment of Letter of Credit fees, at any time thereafter may become) available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower. The Letter of Credit Usage of any Revolving Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Leverage Ratios” means the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio.

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothec, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, which Holdings, the Borrower or one or more of its Restricted Subsidiaries has contractually committed to consummate, the terms of which do not condition Holdings’, the Borrower’s or such Restricted Subsidiary’s, as applicable, obligation to close such acquisition on the availability of, or on obtaining, third-party financing.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents and any other document designated in writing by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Holdings and each Subsidiary Guarantor.

“Loan Guaranty” means Article 10 of this Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Loans” means the Term Loans and the Revolving Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document.

“Material Indebtedness” means Indebtedness with an aggregate principal amount of the greater of (x) $20,000,000 and (y) 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time.

“Material Real Estate Asset” means any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a net book value (as reasonably determined by the Borrower), in excess of $10,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Term Loans, the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”), (b) with respect to any Class of Revolving Loans, the applicable Revolving Commitment Termination Date, (c) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (d) with respect to any Refinancing Loans, the final maturity date as specified in the applicable Refinancing Amendment and (e) with respect to any Other Term Loans, the applicable Incremental Term Facility Maturity Date; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Amount” means, at any date of determination, the sum of (a)(i) the greater of $15,000,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus (ii) the aggregate principal amount of Incremental Term Loans or Incremental Revolving Commitments made or effected pursuant to Section 2.23(a) prior to such date minus (iii) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.02(ee) and Section 6.02(gg) plus (iv)(x) the aggregate amount of voluntary prepayments of Term Loans, Refinancing Term Loans and Indebtedness incurred pursuant to Section 6.02(ee) and Section 6.02(gg) including purchases by Holdings, the Borrower or its Subsidiaries at or below par, in which case the amount of voluntary prepayments shall be deemed to be the actual purchase price, and/or permanent reductions of Revolving Commitments made prior to the date of any such incurrence, in each case to the extent secured on a pari passu basis on the Collateral with the Facilities, other than to the extent financed with proceeds of long-term Indebtedness (clause (a), the “Fixed Incremental Amount”) plus (b) assuming that the full amount of such Incremental Facility has been incurred, the Total Leverage Ratio on a Pro Forma Basis and after giving effect to the application of proceeds thereof, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or Section 5.01(b), does not exceed 2.50:1.00; provided that any Incremental Facility may be established or incurred under any of clause (a) or (b) above in the Borrower’s sole discretion (except that any amount incurred under clause  (a)(iii) above shall be deemed to have been incurred prior to any amount incurred under clause (b)), and absent any election, will be deemed under clause (b) to the extent the applicable incurrence ratio has been satisfied; provided further that if Borrower incurs Indebtedness using the Fixed Incremental Amount on the same date it incurred Indebtedness using the ratios set forth in clause (b) above, each ratio will be calculated, as applicable, without regard to any incurrence of Indebtedness under the Fixed Incremental Amount.

“Maximum Liability” shall have the meaning assigned to such term in Section 10.09.

“Maximum Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable law which may hereafter be in effect and which allows a higher maximum nonusurious interest rate than applicable law now allows.

“MFN Adjustment” shall mean, with respect to any Indebtedness, that such Indebtedness is subject to the Provisions of Section 2.23(c) as though such Indebtedness were incurred as an Incremental Term Loan Facility.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances, (a) if the Revolving Commitments have been terminated, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, 100% and (ii) otherwise, in a manner determined by the Administrative Agent and the Issuing Bank in their sole reasonable discretion and in amounts determined in accordance with clause (i).

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.25(b).

“Model” means the financial model, dated February 15, 2024, provided to the Lead Arrangers prior to the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means each parcel of Material Real Estate Assets and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.11.

“Mortgages” means any mortgage, charge, hypothec, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, on fee owned Material Real Estate Assets of a Loan Party.

“Multiemployer Plan” means any Employee Benefit Plan that is subject to ERISA which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary “managements’ discussion and analysis” report describing the operations of Holdings and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and, with respect to periods ending on and after December 31, 2024, for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by Holdings, the Borrower or any Restricted Subsidiary (i) under any casualty insurance policy (excluding any business interruption insurance policy) in respect of a covered loss thereunder of any assets of Holdings, the Borrower or any Restricted Subsidiary or (ii) as a result of the taking of any assets of Holdings, the Borrower or any Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Holdings, the Borrower or any Restricted Subsidiary in connection with the adjustment, settlement or collection of any claims of Holdings, the Borrower or such Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a prior Permitted Lien on the assets in question, (iii) in the case of a taking, the reasonable costs of putting any affected property in a safe and secure position, (iv) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including any Taxes payable in connection therewith, (v) in the case of any such proceeds received by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Insurance/Condemnation Proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (vi) proceeds required to restore any portion of a Real Estate Asset under the terms of a lease or otherwise required to be paid over to a landlord under a lease; provided, however, that, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent promptly following receipt thereof setting forth the Borrower’s intent to reinvest (including through Permitted Acquisitions and other permitted investments) such proceeds in productive assets (other than ordinary course current assets, it being understood that such limitation shall not apply to the acquisition of any Person, line of business or division) of a kind then used or usable in the business of the Borrower, Holdings and its Restricted Subsidiaries within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Insurance/Condemnation Proceeds except to the extent not so used or contractually committed with a third party to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed with a third party to be used within the period that is 180 days from the end of such 365 day period, then upon the termination of such contract, such remaining portion shall be deemed to be Net Insurance/Condemnation Proceeds as of the date of such termination without giving effect to this proviso).

“Net Proceeds” means (a) with respect to any Asset Sale, the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) selling costs and expenses (including reasonable broker’s fees or commissions, legal fees, deed or mortgage recording Taxes, transfer and similar Taxes), (ii) Taxes paid or reasonably estimated (by the Borrower’s good faith estimate) to be paid or payable in connection with such sale (including, where the proceeds are realized by a Restricted Subsidiary of Holdings, any incremental foreign, state and/or local income and withholding Taxes imposed as a result of distributing (or the deemed distribution of) the relevant proceeds from any Restricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary), (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve and not used to satisfy such liabilities or obligations, such amounts shall constitute Net Proceeds), (iv) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness for borrowed money which is secured by a prior Permitted Lien on the asset sold in such Asset Sale (other than the Loans and any such Indebtedness assumed by the purchaser of such asset), (v) Cash escrows (until released from escrow to Holdings, the Borrower or any Restricted Subsidiary) from the sale price for such Asset Sale and (vi) in the case of any such proceeds received by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or a wholly-owned Restricted Subsidiary as a result thereof; provided, however, that, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent promptly following receipt thereof setting forth the Borrower’s intent to reinvest (including through Permitted Acquisitions and other permitted investments (other than investments in Cash and Cash Equivalents)) such proceeds in productive assets (other than ordinary course current assets, it being understood that such limitation shall not apply to the acquisition of any Person, line of business or division) of a kind then used or usable in the business of the Borrower, Holdings and its Restricted Subsidiaries within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed with a third party to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed with a third party to be used within the period that is 180 days from the end of such 365 day period, then upon the termination of such contract, such remaining portion shall be deemed to be Net Proceeds as of the date of such termination without giving effect to this proviso); provided, further, that if the amount of any estimated Taxes pursuant to clause (a)(ii) of this definition exceeds the amount of Taxes actually required to be paid in Cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or issuance of Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred in connection therewith (including, where the proceeds are realized by a Restricted Subsidiary of Holdings, any incremental Taxes imposed as a result of distributing (or a deemed distribution of) the relevant proceeds from any Restricted Subsidiary to Holdings).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.02(f).

“Non-Debt Fund Affiliate” means any Affiliate of Holdings other than any (a) subsidiary of Holdings, (b) Debt Fund Affiliate or (c) natural person.

“Non-Defaulting Lenders” means all Lenders other than Defaulting Lenders.

“Non-Guarantor Subsidiary” means each Restricted Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

“Non-Paying Guarantor” shall have the meaning assigned to such term in Section 10.10.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” shall have the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all Revolving Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Issuing Banks, the Swing Line Lender, the Agents or any indemnified party arising under the Loan Documents whether direct or indirect (including those required by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligee Guarantor” shall have the meaning assigned to such term in Section 10.06.

“OFAC” shall have the meaning assigned to such term in Section 3.18.

“Officer’s Certificate” means, as applied to any Person, a certificate executed on behalf of such Person by the chairman of the board (if an officer), president or any vice president, the chief financial officer, the treasurer, any manager or any other individual with responsibility similar to the foregoing.

“Optional Prepayment Notice” means an Optional Prepayment Notice substantially in the form of Exhibit K.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization, association, amalgamation, merger or continuance, its letter patent or other constituent documents, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement.

In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(c)(i).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar taxes, transfer taxes, or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, or from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, excluding, however, such Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Other Term Loan” shall have the meaning assigned to such term in Section 2.23(g).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in any Designated Foreign Currency, the rate of interest per annum at which overnight deposits in such Designated Foreign Currency in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Designated Foreign Currency to major banks in such interbank market.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a direct or an indirect wholly-owned Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Paying Guarantor” shall have the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.08(h).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (a) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans and/or Initial Revolving Commitments and the other pari passu Secured Obligations and may not be secured by any property or assets of Holdings, the Borrower or any Subsidiary Guarantor other than the Collateral (or assets that become Collateral in connection therewith), (b) such Indebtedness satisfies the requirements set forth in clauses (ii), (iii), (iv), (v) and (vi) of the first proviso in the definition of “Credit Agreement Refinancing Indebtedness”, (c) the security agreements relating to such Indebtedness are substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (d) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors (or Subsidiaries that become Subsidiary Guarantors in connection therewith) and (e) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement; provided that the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement and it shall have been acknowledged by the Loan Parties.

“Permitted Investors” means the Sponsor Advised Funds and the existing investors listed on Schedule 1.01 hereto.

“Permitted Liens” means each Lien permitted pursuant to Section 6.03.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and (ii) by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted pursuant to Section 6.02, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.02(l), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.02(l), at the time thereof, no Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is Indebtedness permitted pursuant to Section 6.02(v) (other than Permitted First Priority Refinancing Debt) or (gg) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment or in lien priority to the Secured Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) the other terms and conditions (excluding pricing and prepayment or redemption terms) are substantially identical to, or, taken as a whole, no more favorable to the lenders providing such Indebtedness than the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, or such terms and conditions are on then-current market terms for such type of Indebtedness; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (e) if such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured, the Indebtedness (including any guarantees thereof) resulting from such modification, refinancing, refunding, renewal, replacement, exchange or extension shall be unsecured, and (f) such Indebtedness is not secured by any additional property or collateral other than (i) property or collateral (and improvements thereto) securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the lien securing such Indebtedness and (iii) proceeds and products thereof. When used with respect to any specified Indebtedness, “Permitted Refinancing” means the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Permitted Repricing Amendment” shall have the meaning assigned to such term in Section 9.02(b).

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (a) such Indebtedness may only be secured by assets consisting of Collateral on a second lien basis with the Initial Term Loans and/or Initial Revolving Commitments and the other pari passu Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, and may not be secured by any property or assets of Holdings, the Borrower or any Subsidiary Guarantor other than the Collateral (or assets that become Collateral in connection therewith), (b) such Indebtedness satisfies the requirements set forth in clauses (ii), (iii), (iv), (v) and (vi)  of the first proviso in the definition of “Credit Agreement Refinancing Indebtedness”, (c) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors (or Subsidiaries that become Subsidiary Guarantors in connection therewith), and (e) the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Junior Lien Intercreditor Agreement, and it shall have been acknowledged by the Loan Parties.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (a) such Indebtedness satisfies the requirements set forth in clauses (ii), (iii), (iv), (v) and (vi) of the first proviso in the definition of “Credit Agreement Refinancing Indebtedness” and (b) subject to the second proviso to the definition of “Credit Agreement Refinancing Indebtedness”, such Indebtedness does not mature prior to the date that is ninety-one (91) days after the maturity date of the applicable Refinanced Debt, (c) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdings, the Borrower or any Subsidiary and (d) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall be subordinated to the Obligations in a manner that is either consistent with market subordination terms as of the time of incurrence for high-yield subordinated loans or debt securities or otherwise reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, Joint Venture, association, company, partnership, company limited by shares, Governmental Authority or any other entity.

“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.

“Prepayment Minimum” means, with respect to a payment of Loans or a reduction in Commitments, as the case may be, (a) with respect to Term Loans or Term Loan Commitments, $1,000,000, (b) with respect to Revolving Loans or Revolving Commitments denominated in Dollars, $1,000,000 and (c) with respect to Revolving Loans or Revolving Commitments denominated in any other Designated Foreign Currency, as the Administrative Agent and the Borrower shall agree.

“Prepayment Multiple” means, with respect to a payment of Loans or a reduction in Commitments, as the case may be, (a) with respect to Term Loans or Term Loan Commitments, $1,000,000, (b) with respect to Revolving Loans or Revolving Commitments denominated in dollars, $100,000 and (c) with respect to Revolving Loans or Revolving Commitments denominated in any other Designated Foreign Currency, as the Administrative Agent and the Borrower shall agree.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 6.01, any Leverage Ratio or any other financial ratio or test (including Consolidated Total Assets and Consolidated Adjusted EBITDA), such calculation shall be made in accordance with Section 1.07.

“Pro Rata Share” means, with respect to each Lender of a given Class at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans or Revolving Extensions of Credit, as applicable) of such Class of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans or Revolving Extensions of Credit, as applicable) of such Class at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” has the meaning specified in the definition of “Change of Control”.

“Real Estate Asset” means, at any time of determination, as to any Person any interest (fee, leasehold or otherwise) in real or immovable property then owned by such Person.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if RFR, then four RFR Business Days prior to such setting

“Refinance” means, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.24.

“Refinancing Loans” means Refinancing Revolving Loans and Refinancing Term Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Loan Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Refunded Swing Line Loans” shall have the meaning assigned to such term in Section 2.07(b)(iv).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act (or any comparable law in any applicable jurisdiction), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC and/or any comparable agency in any applicable jurisdiction.

“Regulation D” means Regulation D of the Board.

“Regulation H” means Regulation H of the Board.

“Regulation T” means Regulation T of the Board.

“Regulation U” means Regulation U of the Board.

“Regulation X” means Regulation X of the Board.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective employees, directors, officers, partners, trustees, agents, receiver appointed pursuant to a Collateral Document and successors and permitted assigns of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, tanks, containers or other closed receptacles containing or previously containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, Term SOFR, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) or with respect to any RFR Borrowing, SONIA, in each case, as applicable.

“Reimbursement Date” shall have the meaning assigned to such term in Section 2.08(d).

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Required Lenders” means, as of any date of determination, subject to the provisions of Section 9.04(h) and Section 2.26, Lenders having more than 50% of the sum of all outstanding Loans and unused Commitments at such time, but excluding Loans and unused Commitments held by Defaulting Lenders; provided that, at any time there are two or more unaffiliated Lenders, “Required Lenders” shall include at least two unaffiliated Lenders.

“Required Revolving Lenders” means, at any time with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Exposure at such time, but excluding Revolving Exposure held by Defaulting Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the Organizational Documents of such Person and the common law, civil law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, by-laws, directives, ordinances, orders, judgments, writs, injunctions, decrees (including any requirements under any Environmental Laws and ERISA and any administrative or judicial precedents or authorities which for the avoidance of doubt shall include the USA PATRIOT Act, United States Foreign Corrupt Practices Act of 1977, Regulation H and OFAC), Governmental Authorizations and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary of a Loan Party.

“Restricted” means, when referring to Cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such Cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral), (b) are subject to any Lien in favor of any Person other than (i) the Collateral Agent for the benefit of the Secured Parties and (ii) other Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral, (c) are not otherwise generally available for use by such Person or (d) with respect to any incurrence of Indebtedness for which compliance with a Leverage Ratio is being determined on a Pro Forma Basis, do not constitute proceeds from such incurrence of Indebtedness (other than, for purposes of determining the ability to incur any Incremental Revolving Commitments, the proceeds of such Incremental Revolving Loans borrowed at the time of determination of such Leverage Ratio).

“Restricted Amount” shall have the meaning assigned to such term in Section 2.13(h).

“Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Borrower, as the context requires (or, if so specified, a Loan Party) other than any Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Designated Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Designated Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Revolving Lender’s Revolving Commitment, if any, is set forth on the Revolving Loan Commitment Schedule, the applicable Assignment and Assumption, an Incremental Assumption Agreement, a Refinancing Amendment or an Extension, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means, with respect to any Class of Revolving Commitments, the earliest to occur of (a)(i) in the case of the Revolving Facility in respect of the Initial Revolving Commitments, the fifth anniversary of the Closing Date, (ii) in the case of any Extended Revolving Commitments, the date specified in the applicable Extension and (iii) in the case of any Refinancing Revolving Commitments, the date specified in the relevant Refinancing Amendment, (b) the date the Revolving Commitments of such Class are permanently reduced to zero pursuant to Section  2.12, and (c) the date of the termination of the Revolving Commitments pursuant to Article 7.

“Revolving Exposure” means, with respect to any Revolving Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Revolving Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, that Revolving Lender’s Revolving Extensions of Credit.

“Revolving Extensions of Credit” means, with respect to any Revolving Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Facility” means, at any time, the aggregate Revolving Lenders’ Revolving Commitments at such time. The Revolving Facility shall be available to be drawn from time to time on or after the Closing Date in U.S. Dollars, Euros, Pounds Sterling.

“Revolving Facility Commitment Fee” means (a) with respect to the Initial Revolving Commitments, 0.50% per annum and (b) with respect to any Extended Revolving Commitments or Refinancing Revolving Commitments, the amount specified in the applicable Extension Offer or Refinancing Amendment, as the case may be.

“Revolving Lenders” means, at any time, any Lender that has a Revolving Commitment or a Revolving Loan at such time.

“Revolving Loan” means the Initial Revolving Loans, any Extended Revolving Loans and any Refinancing Revolving Loans.

“Revolving Loan Commitment Schedule” means Schedule 2.01B attached hereto.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Loan” means a Loan that bears interest at a rate based on SONIA.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person in contemplation of such leasing.

“Scheduled Loan Repayment” shall have the meaning assigned to such term in Section 2.11(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Banking Services Obligations” means all Banking Services Obligations of any Loan Party or any Restricted Subsidiary under arrangements for Banking Services that (a) are in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or in connection with the initial syndication of the Loans or (b) are entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such arrangement is entered into.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that is entered into by any Loan Party or any Restricted Subsidiary that (a) is in effect on the Closing Date or (b) is entered into after the Closing Date and, in each case, has been specifically designated as such to the Administrative Agent in writing by the Borrower as “Secured Hedging Obligations”. As of the Closing Date, each of the Hedge Agreements listed on Schedule 1.01A are hereby specifically designated to the Administrative Agent as Secured Hedging Obligations.

“Secured Leverage Ratio” means, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day (other than any portion thereof which is unsecured) over (ii) an amount equal to the Unrestricted Cash and Cash Equivalents of Holdings and the Restricted Subsidiaries on such date to (b) Consolidated Adjusted EBITDA, calculated on a Pro Forma Basis for such period.

“Secured Obligations” means all Obligations, together with all Secured Banking Services Obligations and all Secured Hedging Obligations; provided that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Party” means (a) each Lender, (b) each Issuing Bank, (c) the Collateral Agent, (d) the Administrative Agent, (e) each Person (other than a Loan Party) to whom any Secured Banking Services Obligations or any Secured Hedging Obligations are owed, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earnout agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Borrower, Holdings and the Restricted Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvency Certificate” means a certificate signed by a Financial Officer of Holdings in the form of Exhibit H.

“Solvent” when used with respect to any Person, means that, as of any date of determination (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts (including contingent liabilities) of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability (including contingent liabilities) on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person has not incurred and does not intend to incur, or believe or reasonably should believe that it will incur, debts (including contingent obligations and contingent liabilities) beyond its ability to pay as they mature. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day. At no time shall SONIA be less than the Floor.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” shall have the meaning assigned to such term in Section 9.04(e).

“Specialty Subsidiary” means a Subsidiary that is (a) a captive insurance subsidiary, (b) a not-for-profit entity established for recognized charitable purposes, (c) any Unrestricted Subsidiary, (d) any Subsidiary that is prohibited by law, regulation or Contractual Obligation from guaranteeing the Secured Obligations or suffering a pledge of its Capital Stock to secure the Secured Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty or to suffer such pledge (including under any financial assistance, corporate benefit or thin capitalization rule) (provided that such prohibition is not the result of a Contractual Obligation that arose solely in contemplation of such Subsidiary satisfying this definition), (e) special purpose entities (including securitization subsidiaries) and (f) any Subsidiary to the extent that the burden or cost (including any material adverse Tax consequences) of obtaining a guaranty by or pledge of the Capital Stock of, outweighs the benefit afforded thereby as reasonably determined by the Collateral Agent and the Borrower.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 6.01(c).

“Specified Jurisdiction” shall have the meaning assigned to such term in Section 9.09(b).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.13).

“Sponsor” means Permira Advisers, LLC, a New York limited liability company.

“Sponsor Advised Funds” means any investment fund that is advised or controlled by the Sponsor or an Affiliate of the Sponsor.

“Sponsor Group” means the Sponsor and Sponsor Advised Funds.

“Spot Rate” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Administrative Agent at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day), and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such conversion is to be made in accordance with its normal practice.

“Subject Transaction” means (a) any Disposition in respect of all or substantially all of the assets or all of the equity interests of any Subsidiary or of any business unit, line of business or division of the Borrower, Holdings or any of its Subsidiaries, (b) the Transactions, (c) any Permitted Acquisition, (d) any Investment that results in a Person becoming a Subsidiary of the Borrower or Holdings or (e) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.12.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party expressly subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person of a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, as to any Person, each direct or indirect subsidiary of such Person. Unless otherwise specified herein, the term “Subsidiary” shall mean a Subsidiary of Holdings.

“Subsidiary Guarantor” means (a) each Restricted Subsidiary that executes this Agreement as a Loan Guarantor on the Closing Date and (b) each other Restricted Subsidiary that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement or any Joinder Agreement hereto, in each case, unless and until such Restricted Subsidiary ceases to be a Subsidiary Guarantor as a result of a transaction not prohibited hereby.

“Supported QFC” shall have the meaning assigned to such term in Section 9.24.

“Swap Obligations” means with respect to any Loan Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means JPMorgan in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.07. All Swingline Loans shall be denominated in Dollars.

“Swing Line Sublimit” means the lesser of (a) $5,000,000 and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties in respect of the foregoing.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the EURIBOR Rate.

“Term Lenders” means the Persons listed on the Term Loan Commitment Schedule as Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Assumption Agreement, an Extension or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or upon the satisfaction in full of the Term Loans held by such Person pursuant to the terms of this Agreement.

“Term Loan Commitment” means, with respect to each Lender, its Initial Term Loan Commitment, as such commitment may be (a) reduced from time to time pursuant to Section 2.01(c) or (d), as applicable, or (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Assumption Agreement, (iii) a Refinancing Amendment or (iv) an Extension.

“Term Loan Commitment Schedule” means Schedule 2.01A attached hereto.

“Term Loan Maturity Date” shall have the meaning assigned to such term in the definition of Maturity Date.

“Term Loans” means the Initial Term Loans, Incremental Term Loans, Extended Term Loans and Refinancing Term Loans.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that at no time shall Term SOFR be less than the Floor

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR Reference Rate”.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings and its Restricted Subsidiaries ending on or prior to such date for which the consolidated financial statements of Holdings and its Restricted Subsidiaries have been (or were required to have been) delivered pursuant to Section 5.01(a) or (b).

“Total Leverage Covenant” means the financial covenant set forth in Section 6.01(a).

“Total Leverage Ratio” means, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) an amount equal to the Unrestricted Cash and Cash Equivalents of Holdings and the Restricted Subsidiaries on such date to (b) Consolidated Adjusted EBITDA, calculated on a Pro Forma Basis for such period.

“Total Revolving Exposure” means, at any time, the sum of the Revolving Exposure of all Revolving Lenders at such time.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans and (c) the Letter of Credit Usage.

“Trade Date” means the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement.

“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the payment of the Transaction Costs and (c) the payment of the Closing Date Dividend.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” each means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations, but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“Unrestricted” means, when referring to Cash or Cash Equivalents, that such Cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means any subsidiary of Holdings designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.12.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.24.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.19(e)(iv).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among Holdings, the other Loan Parties party thereto and the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02          Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan” or a “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”).

Section 1.03          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” to the extent not already specified. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise noted, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” mean “to (or until) but excluding”, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Real Estate Assets, Cash, securities, accounts and contract rights and (g) a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. Where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Capital Stock or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents.

Section 1.04          Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05          Accounting Terms; GAAP; Currency.

(a)            Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP and all terms of an accounting or financial nature that are used in the computation of any covenant (including the computation of any financial covenant) set forth in any Loan Document shall be construed and interpreted in accordance with GAAP; provided that, in the event of any change in GAAP or the application thereof, from that applied in the preparation of the financial statements of the Borrower most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Loan Document, if the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith, each acting reasonably (and without the requirement of any fee), to amend such financial covenant, ratio, accounting definition or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that, until so amended as provided in the preceding proviso, (a) such financial covenant, ratio, accounting definition or requirement shall continue to be computed in accordance with GAAP or the application thereof without regard to such change and (b) the Borrower shall furnish to the Administrative Agent and the Lenders the financial statements required under this Agreement, and a reconciliation between such financial statements and the calculations of such financial covenant, ratio, accounting definition or requirement made before and after giving effect to such change in GAAP; provided that no amendment fee shall be payable in connection therewith. Notwithstanding any other provision contained herein, each financial covenant, ratio, accounting definition or requirement used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under GAAP to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein and (y) the adoption of Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board in February 2016 (“ASU 2016-02”) such that “Capital Lease Obligations” shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02.

(b)            Any calculation referring to financial statements that is required to be made during the period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or (b) after the Closing Date shall be made by reference to the financial statements and pro forma financial statements delivered pursuant to Section 4.01(c).

(c)            For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably acceptable to the Borrower and the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 6.02) or determination and shall not be affected by subsequent fluctuations in exchange rates.

(d)            On each Calculation Date, the Administrative Agent shall (a) determine the Spot Rate as of such Calculation Date with respect to each Designated Foreign Currency and (b) give written notice thereof to the Borrower. The Spot Rates so determined shall become effective on such Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Spot Rate and except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial ratios hereunder) be the Spot Rate employed in converting any amounts between Dollars and the applicable Designated Foreign Currency.

Section 1.06          Timing of Payment of Performance. Except as otherwise provided herein, when payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.07          Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Leverage Ratios, the Fixed Charge Coverage Ratio, the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.07.

(b)            For purposes of calculating any financial ratio or test, Subject Transactions that have been made by Holdings, the Borrower or any Restricted Subsidiary during the applicable period or subsequent to such period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the applicable period and Consolidated Total Assets shall be calculated after giving effect thereto. If since the beginning of any such period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Subsidiaries since the beginning of such period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.07, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Subject Transaction occurred at the beginning of the applicable period.

(c)            Whenever pro forma effect is to be given to a Subject Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower (including the “run-rate” cost savings and synergies resulting from such Subject Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent periods in which the effects thereof are expected to be realized); provided that, (i) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA for such period and (ii) any increase to Consolidated Adjusted EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA.

(d)            If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an applicable interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Subsidiary may designate.

(e)            [Reserved].

(f)            [Reserved].

(g)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio; or

(ii)            testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive acquisition agreement for a Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, after the LCA Test Date and at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Investments, Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof).

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, or that the representations and warranties be true and correct, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists or that the representations and warranties are true and correct, as applicable, on the date the definitive agreements for such Limited Condition Acquisition are entered into. If the Borrower has made an LCA Election, and any Default, Event of Default or specified Event of Default occurs, or any representations and warranties are not true and correct, following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing and that the representations and warranties shall be deemed to be true and correct for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

Section 1.08          Determination of Compliance with Certain Covenants; Amounts. For purposes of determining compliance with any negative covenant set forth in Section 6.02, Section 6.03, Section 6.05, Section 6.06, or Section 6.08:

(a)            in the event that any Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing or Investment meets the criteria of more than one of the categories of permitted Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing or Investment described in Section 6.02, Section 6.03, Section 6.05, Section 6.06, or Section 6.08, respectively, the Borrower, in its sole discretion, may classify or reclassify such Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing or Investment, as the case may be (or any portion thereof), and will only be required to include the amount and type of such Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing, or Investment, as the case may be, being so reclassified in the permitted category of Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing, or Investment, as the case may be, to which such Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing, or Investment is being reclassified;

(b)            at the time of incurrence or permitted reclassification, the Borrower will be entitled to divide and classify Indebtedness, Lien, Restricted Payment, payment with respect to Junior Financing, or Investment, as the case may be, among the relevant categories of permitted Indebtedness, Lien, Restricted Payments, payments with respect to Junior Financing, or Investments, as the case may be; and

(c)            any amounts incurred under any dollar basket shall automatically be reclassified as incurred under the corresponding ratio basket to the extent of any ratio capacity within the same negative covenant.

Notwithstanding anything to the contrary in this Section 1.08, no re-classification between covenants (i.e. Indebtedness to Liens or Investments to Restricted Payments) shall be permitted.

Section 1.09          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.10          Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate Term SOFR, EURIBOR Rate, SONIA, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, EURIBOR Rate, SONIA, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, EURIBOR Rate, SONIA, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, EURIBOR Rate, SONIA, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11      Exchange Rates, Currency Equivalents.

(a)            The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Designated Foreign Currency, such amount shall be the Dollar Equivalent of such amount, as reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be.

Article 2

THE CREDITS

Section 2.01          Term Loan Commitments. Subject to the terms and conditions set forth herein:

(a)            Each Term Lender with an Initial Term Loan Commitment, agrees, severally and not jointly, to make an Initial Term Loan to the Borrower on the Closing Date, in Dollars, in a principal amount equal to its Initial Term Loan Commitment as of the Closing Date. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(b)            Each Incremental Term Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount equal to its Incremental Term Commitment.

(c)            The Term Loan Commitments as of the Closing Date shall automatically terminate upon the making of the Term Loans on the Closing Date.

Section 2.02          Term Loans and Borrowings.

(a)            Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type and Class made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.16, each Borrowing of Term Loans shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement, (ii) such Term Benchmark Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term Benchmark Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender, (iii) the making of such Term Benchmark Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional Tax liability to the Borrower, and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in Term SOFR or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.17 shall apply).

(c)            At the commencement of each Interest Period for any Term Benchmark Borrowing of Term Loans, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each ABR Borrowing of Term Loans when made shall be in a minimum principal amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof; provided that an ABR Borrowing of Term Loans may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings of Term Loans of the applicable Class and the total amount of Term Loans of such Class at such time outstanding. Borrowings of Term Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five different Interest Periods in effect for SOFR Borrowings of Term Loans of any single Class at any time outstanding.

(d)            The Administrative Agent shall upon receipt of all requested funds, promptly make the Initial Term Loan to be made as part of the requested Borrowing available to the Borrower by wire transfer of immediately available funds to the location and number of the account set forth in the applicable Borrowing Request and in accordance with any flow of funds or other such letter of direction attached thereto.

(e)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing of Term Loans if the Interest Period requested with respect thereto would end after the relevant Maturity Date.

Section 2.03          Request for Term Loan Borrowings.

(a)            To request the making of the Term Loans hereunder, the Borrower shall notify the Administrative Agent of such request in writing by delivery (which may be by facsimile or electronic mail) of a Borrowing Request signed by the Borrower not later than 11:00 a.m., New York City time, (x) three (3) U.S. Government Securities Business Days before the proposed funding date with respect to Term Benchmark Loans (it being understood that any Borrowing Request for a Borrowing of Term Benchmark Loans on the Closing Date may be delivered by 11:00 a.m., New York City time on the Business Day prior to the Closing Date) and (y) on the proposed funding date (which shall be a Business Day) with respect to ABR Loans (or, in each case, such later time or date as shall be acceptable to the Administrative Agent; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. A Borrowing Request delivered by facsimile (or electronic mail) shall be irrevocable upon confirmation of delivery; provided that, in each case, such notice may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the Class and the aggregate amount of the requested Term Loan;

(ii)            the date of the Borrowing, which shall be a Business Day;

(iii)            whether the Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v)            the location and number of the Borrower’s account or any other designated account to which funds are to be disbursed.

(b)            If no election as to the Type of Borrowing is specified, then the requested Borrowing of Term Loans shall be an ABR Borrowing. If no Interest Period is specified with respect to any Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)            Each Lender shall make the Initial Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of the Initial Term Loans made on the Closing Date. Upon receipt of all requested funds, the Administrative Agent shall make such funds available to the Borrower by wire transfer in accordance with the terms of the Borrowing Request.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Term Loan Borrowing on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with this Section 2.03 and may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Initial Term Loan, included in the Term Loan Borrowing on the Closing Date or the applicable date of Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.04          Revolving Commitments.

(a)            Subject to the terms and conditions set forth herein, during the Revolving Commitment Period, each Revolving Lender severally agrees to make Revolving Loans to the Borrower, in Approved Currencies, in an aggregate amount up to but not exceeding such Revolving Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the aggregate Revolving Commitments then in effect; provided, further, that each Revolving Loan shall be made as a part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Amounts borrowed pursuant to Section 2.05 may be repaid and reborrowed during the Revolving Commitment Period. Each Revolving Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans of such Class and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments of such Class shall be paid in full no later than such date.

(b)            Each Incremental Revolving Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount up to but not exceeding its Incremental Revolving Commitment.

Section 2.05          Revolving Loans and Borrowings.

(a)            Except pursuant to Section 2.07(b)(iv), Revolving Loans that are ABR Borrowings shall be made in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount (provided that such ABR Loans of any Class may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Revolving Loans of such Class and the Total Utilization of Revolving Commitments of such Class), and Revolving Loans that are Term Benchmark Loans shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount.

(b)            Subject to Section 2.16, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement, (ii) such Term Benchmark Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term Benchmark Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender, (iii) the making of such Term Benchmark Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional Tax liability to the Borrower, and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in Term SOFR or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.17 shall apply).

(c)            After the Closing Date, the proceeds of the Revolving Loans may be used for working capital needs and other general corporate purposes (including for capital expenditures, Permitted Acquisitions, and other Investments) of Holdings and its Subsidiaries.

Section 2.06          Request for Revolving Borrowings.

(a)            To request the making of Revolving Loans hereunder, the Borrower shall notify the Administrative Agent of such request in writing by delivery (which may be by facsimile or electronic mail) of a Borrowing Request signed by the Borrower (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m. (New York City time) at least in the case of a Borrowing denominated in Dollars, (x) three (3) U.S. Government Securities Business Days before the proposed Borrowing of Revolving Loans in the case of a SOFR Borrowing (it being understood that any Borrowing Request for a Borrowing of Term Benchmark Loans on the Closing Date may be delivered by 11:00 a.m., New York City time on the Business Day prior to the Closing Date), and (y) one (1) Business Day in advance of the proposed Borrowing in the case of a Revolving Loan that is an ABR Loan (or, in each case, such later time or date as shall be acceptable to the Administrative Agent), (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, and (iii) in the case of an RFR Borrowing not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Except as otherwise provided herein, (x) a written Borrowing Request for a Revolving Loan that is a Term Benchmark Loan shall be irrevocable on the date that is two (2) Business Days prior to the first day of the requested Interest Period and (y) a Borrowing Request made by facsimile or electronic mail shall be irrevocable upon confirmation of delivery; provided that, in each case, such notice may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall specify the following information in compliance with Section 2.05:

(i)            the aggregate amount and currency (which shall be an Approved Currency) of the requested Revolving Loan;

(ii)            the date of the Borrowing, which shall be a Business Day;

(iii)            whether the requested Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing;

(iv)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            the location and number of the Borrower’s account or any other designated account to which funds are to be disbursed.

(b)            If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Loan is specified, then the requested Borrowing of Revolving Loans shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any Term Benchmark Borrowing of Revolving Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.06, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)            Administrative Agent shall promptly provide each Lender notice of receipt of each Borrowing Request in respect of Revolving Loans, together with the amount of each such Lender’s Pro Rata Share thereof, together with the applicable interest rate.

(d)            Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date of the requested Borrowing by wire transfer of same day funds, in Dollars at the office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall, upon receipt of all requested funds, make the proceeds of such Revolving Loans available to the Borrower on the requested date of such Borrowing by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be transferred by wire transfer in like funds to the account of the Borrower or any such other account set forth in the Borrowing Request.

(e)            [Reserved].

(f)            There shall not at any time be more than a total of five different Interest Periods in effect for SOFR Borrowings of Revolving Loans of any single Class at any time outstanding.

(g)            Unless the Administrative Agent shall have received notice from a Lender prior to the Borrowing of Revolving Loans that such Lender will not make available to the Administrative Agent such Lender’s share of the Revolving Loan Borrowing on the applicable borrowing date, the Administrative Agent may assume that such Lender has made such share available on the applicable borrowing date in accordance with this Section 2.06 and may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the Revolving Loan Borrowing on the applicable borrowing date. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.07          Swing Line Loans.

(a)            Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower, in Dollars, in an aggregate principal amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.07 may be repaid and reborrowed during the Revolving Commitment Period. Each Swing Line Loan shall be an ABR Loan. The Swing Line Lender’s Commitment to make Swing Line Loans shall expire on the latest Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07, prepay under Section 2.12, and reborrow under this Section 2.07.

(b)            Borrowing Mechanics for Swing Line Loans.

(i)            Swing Line Loans shall be made in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount.

(ii)            To request the making of a Swing Line Loan hereunder, the Borrower shall notify the Swing Line Lender (with a copy to the Administrative Agent) of such request in writing by delivery (which may be by facsimile or email) of a Borrowing Request signed by the Borrower not later than 2:00 p.m. (New York City time) on the date of the proposed Borrowing, which shall be a Business Day; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(iii)            The Swing Line Lender shall make the amount of its Swing Line Loan available to the Borrower promptly on the date specified in the relevant Borrowing Request by wire transfer of same day funds in Dollars to be credited to the account of the Borrower or such other account as may be designated in writing to the Swing Line Lender by the Borrower.

(iv)            With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.12, the Swing Line Lender may at any time and from time to time prior to the fifth Business Day following the borrowing of any Swing Line Loan, in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower) at least one Business Day in advance of the proposed Borrowing, a written notice (which shall be deemed to be a Borrowing Request given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are ABR Loans to the Borrower on the date of such Borrowing in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay; provided that on the fifth Business Day following the borrowing of any such Swing Line Loan, such request shall be deemed made by the Swing Line Lender (without any such copy to the Borrower being required); provided, further that no notice of repayment shall be required to be given by the Borrower in respect of any such repayment of any Swing Line Loan. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) if the Swing Line Lender is a Revolving Lender, on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or insolvency, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.

(v)            If for any reason Revolving Loans are not made pursuant to Section 2.07(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s written notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the principal office of the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Alternate Base Rate. A certificate of the Swing Line Lender submitted to any Lender with respect to amounts owing under this Section 2.07(b)(v) shall be conclusive absent manifest error. No funding of risk participations hereunder shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest, as provided for in this Agreement.

(vi)            Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.07(b)(iv) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.07(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender to make Revolving Loans hereunder (but not to purchase and fund risk participations in Swing Line Loans pursuant Section 2.07(b)(v) above) are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (2) at a time when any Lender is a Defaulting Lender unless the participations therein have been reallocated in the manner specified in Section 2.26(a)(ii)(A) below or, if not so reallocated, the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)            Resignation and Removal of Swing Line Lender. So long as a replacement Swing Line Lender reasonably acceptable to the Borrower has been identified and has agreed to assume the responsibilities of the Swing Line Lender, the Swing Line Lender may resign as the Swing Line Lender upon thirty days prior written notice to the Administrative Agent, the Lenders and the Borrower. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent of the replaced Swing Line Lender will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of such removal) and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

(d)            If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments at a time when another Class or Classes of Revolving Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans, there shall exist one or more Classes of sufficient unutilized Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Revolving Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.08          Letters of Credit.

(a)            During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit), in a form approved by Issuing Bank, for the account of the Borrower (or any Restricted Subsidiary and/or Joint Venture; provided that the Borrower will be the applicant) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, each Letter of Credit shall be denominated in an Approved Currency; provided, further, (i) after giving effect to such issuance (or amendment, renewal or extension), in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (ii) after giving effect to such issuance (or amendment, renewal or extension), in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (iii) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (A) three (3) Business Days prior to the latest Revolving Commitment Termination Date (provided that the expiration date of a standby Letter of Credit may be later than three (3) Business Days prior to the latest Revolving Commitment Termination Date if the Borrower has, on or before the date that is three Business Days prior to the latest Revolving Commitment Termination Date, posted Cash Collateral to the Collateral Agent in an amount equal to 105 % of the amount available for drawing with respect to such Letter of Credit) and (B) the date which is one year from the date of issuance of such standby Letter of Credit unless consented to by the Issuing Bank; and (iv) in no event shall any commercial Letter of Credit (A) have an expiration date later than the earlier of (1) five (5) Business Days prior to the latest Revolving Commitment Termination Date (provided that the expiration date of a commercial Letter of Credit may be later than five (5) Business Days prior to the latest Revolving Commitment Termination Date if the Borrower has, on or before the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date, posted Cash Collateral to the Collateral Agent in an amount equal to 105% of the amount available for drawing with respect to such Letter of Credit and (2) the date which is one year from the date of issuance of such commercial Letter of Credit or (B) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided that the restriction in subclause (iii)(A) of this Section 2.08(a) shall continue to apply and the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension. The Issuing Bank shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit hereunder if such issuance, amendment, renewal or extension would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any applicable Requirements of Law.

(b)            Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit (or amendment, renewal or extension of a Letter of Credit), it shall deliver to the Administrative Agent and Issuing Bank an Issuance Notice no later than 11:00 a.m. (New York City time) at least three (3) Business Days, or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance (or amendment, renewal or extension). If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit (or amendment, renewal or extension of a Letter of Credit). Such Issuance Notice and/or letter of credit application shall be accompanied by any documents and information pertaining to such request as the Issuing Bank may reasonably request, including, without limitation, documentary and other evidence of the proposed beneficiary’s identity to enable the Issuing Bank to verify the beneficiary’s identity or to comply with Section 326 of the USA PATRIOT Act and any other applicable Requirements of Law. Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Issuing Bank shall issue the requested Letter of Credit (or amendment, renewal or extension of a Letter of Credit) only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit (or amendment, renewal or extension of a Letter of Credit), the Issuing Bank shall promptly notify the Administrative Agent of such issuance (or amendment, renewal or extension) and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance (or amendment, renewal or extension), which notice by Administrative Agent shall be accompanied by a copy of such Letter of Credit (or amendment, renewal or extension of a Letter of Credit) and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.08(e).

(c)            Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against such beneficiaries at law or under any other agreement. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of, or any drawing under, any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder; provided, in each case, that any damages suffered shall not have been caused by the Issuing Bank’s (x) gross negligence, bad faith or willful misconduct or (y) willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, each as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)            Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent in writing, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) an amount equal to the amount of such honored drawing, calculated as of the date the Issuing Bank made such drawing, and in same day funds and in the currency in which such Letter of Credit is denominated; provided that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank with respect to any honored drawing. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 12:00 (Noon) (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in an amount equal to its Pro Rata Share (with respect to the Revolving Commitments) of the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in the currency an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.08(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.08(d).

(e)            Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have irrevocably purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.08(d), the Issuing Bank shall promptly notify the Administrative Agent in writing, and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the Administrative Agent, for the account of the Issuing Bank, an amount equal to the amount of its respective participation, in same day funds, at the office of the Administrative Agent, not later than 12:00 noon (New York City time) on the first Business Day after the date notified by the Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.08(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the applicable Overnight Rate. Nothing in this Section 2.08(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.08(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.08(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name in Section 9.01 or at such other address as such Lender may request.

(f)            Obligations Absolute. The obligations of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by the Issuing Bank and to repay any Revolving Loans made by Lenders pursuant to Section 2.08(d) and the obligations of Lenders under Section 2.08(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or of any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, that with respect to the obligations of the Lenders under Section 2.08(e), the payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted (x) gross negligence, bad faith or willful misconduct or (y) willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, each as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)            Indemnification. Without duplication of any obligations of the Borrower under Section 9.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) actually incurred by the Issuing Bank as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of the gross negligence, bad faith or willful misconduct of the Issuing Bank or material breach of its obligations when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act of a Governmental Authority. This Section  2.08(g) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(h)            Resignation and Removal of the Issuing Bank. So long as there are other Issuing Banks or a replacement Issuing Bank reasonably acceptable to the Borrower has been identified and has agreed to assume the obligations of the Issuing Bank, an Issuing Bank may resign as the Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that there shall be at least one Issuing Bank after giving effect to such resignation. In addition, the Borrower may appoint additional Issuing Banks at any time upon notice to the Administrative Agent. An Issuing Bank may be replaced, or new Issuing Banks added, at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letter of Credit Usage with respect thereto outstanding) and the successor or new Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or appointment of new Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation or appointment, (i) any successor or new Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or new Issuing Bank or to any previous Issuing Bank, or to such successor or new Issuing Bank and all previous Issuing Banks, as the context shall require. After any replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit. In connection with the appointment of a successor or additional Issuing Bank hereunder, the Borrower, the Administrative Agent and such additional Issuing Bank may enter into such amendments to this Agreement and the other Loan Documents as the Borrower and the Administrative Agent shall reasonably agree, and without the consent of any Lender or any other Person, to add such new or successor Issuing Bank as an Issuing Bank hereunder, including, without limitation, to reflect there being more than one Issuing Bank hereunder and to reflect such new or successor Issuing Bank’s administrative requirements.

(i)            So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, modify, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, amended, modified, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.26(a)(iii) and such Defaulting Lender shall not participate therein or, if not so reallocated, such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.26(d).

(j)            Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Issuance Notice, letter of credit applications, reimbursement agreements or similar agreements, the terms of this Agreement shall control. No such Issuance Notice, letter of credit applications, reimbursement agreement or similar agreement shall contain any representations and warranties, covenants or events of default not set forth in this Agreement and any representations and warranties, covenants and events of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in this Agreement.

(k)            If the Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein pursuant to Section 2.08(e) and to make Revolving Loans and payments in respect thereof) pursuant to Section 2.08(d) under the Revolving Commitments of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in an amount equal to 105% of the face amount of the unallocated Letters of Credit. Commencing with the Maturity Date of any Class of Revolving Commitments, if not previously determined, the sublimit for Letters of Credit shall be agreed upon by the Administrative Agent, the Issuing Bank and the Borrower with respect to any Classes of which the Maturity Date shall not yet have occurred.

(l)            No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iii)            except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(iv)            such Letter of Credit is to be denominated in a currency other than Dollars;

(v)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(vi)            any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s participations in any existing Letters of Credit pursuant to Section 2.26(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.26(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(m)            No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(n)            The parties hereto hereby agree that each Existing Letter of Credit shall, for all purposes of the Loan Documents, be deemed to be a Letter of Credit issued on the Closing Date pursuant to this Agreement; provided that each such Existing Letter of Credit shall expire in accordance with its own terms (subject to any renewal or extension in accordance with its terms).

Section 2.09           Type; Interest Elections.

(a)            The Loans initially shall be of the Class and Type specified in the Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c) or Section 2.05(a)) to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09; provided that no such continuation or conversion shall be made in a different currency than the subject Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.09, the Borrower shall notify the Administrative Agent of such election in writing by delivery (which may be by facsimile or email) of an Interest Election Request signed by the Borrower (i) in the case of an election to convert to or continue Borrowings denominated in Dollars as a SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day prior to the date of the proposed conversion or continuation; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Interest Election Request delivered by facsimile or email shall be irrevocable upon confirmation of delivery.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02(c) or Section 2.05 (as applicable):

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)            if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.

Section 2.10          Termination or Reduction of Commitments.

(a)            The Revolving Commitments in respect of any Class shall automatically terminate on the Revolving Commitment Termination Date for such Class.

(b)            The Borrower may from time to time, upon written notice to the Administrative Agent, terminate or permanently reduce the Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction (or such later time as shall be acceptable to the Administrative Agent) and (ii) any such partial reduction shall be in an aggregate amount equal to the Prepayment Minimum or any whole multiple of the Prepayment Multiple in excess thereof, and (iii) if, after giving effect to any reduction of the Commitments or the Swing Line Sublimit exceeds the amount of the Revolving Facility, such sublimit shall be automatically reduced by the amount of such excess. Each such notice shall be irrevocable and shall specify the termination or reduction date and the amount and Class of the Commitments to be terminated or reduced; provided that such notice may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)            In the event that any revolving Refinancing Indebtedness with respect to any Class of Revolving Commitments becomes effective, the Revolving Commitments in respect of such Class shall automatically terminate in an amount equal to the aggregate commitments in respect of such Refinancing Indebtedness, such termination to be applied to the Revolving Commitments of such Class on a pro rata basis.

Section 2.11           Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan , if any, on the Term Loan Maturity Date and the then unpaid principal amount of each other Loan on the applicable Maturity Date for such Loan. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, in equal quarterly installments in an amount equal to the percentage of the original principal amount of the Initial Term Loans set forth below. (as adjusted from time to time pursuant to Section 2.12, Section 2.13(e), Section 2.23, Section 2.24, Section 2.25 and Section 9.04(g)), commencing with the first full Fiscal Quarter following the Closing Date, with payments due on the last Business Day of March, June, September and December of each year (each such date, the “Repayment Date”) and together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Fiscal Quarter End	Percent of Initial Principal Amount of Initial Term Loans
September 30, 2024 through and including June 30, 2025	2.50%
September 30, 2025 through and including June 30, 2026	5.00%
September 30, 2026 through and including June 30, 2027	5.00%
September 30, 2027 through and including June 30, 2028	7.50%

September 30, 2028 and thereafter 10.00%

(b)            In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the applicable Incremental Assumption Agreement. The Borrower shall repay any Extended Term Loans and any Refinancing Term Loans on the dates and in the amounts specified in the applicable Extension Offer or Refinancing Amendment, as the case may be.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain the Register in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.11 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and in substantially the form of Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times while held by such Lender (unless such Lender notifies the Borrower otherwise and the applicable promissory note is cancelled) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.12           Optional Prepayment of Loans.

(a)            Upon prior notice in accordance with paragraph (b) of this Section 2.12, a Borrower shall have the right at any time and from time to time to prepay any Borrowing, without premium or penalty in whole or in part (but subject to Section 2.18). Prepayments shall be in an aggregate minimum amount of the Prepayment Minimum and integral multiples of the Prepayment Multiple in excess of that amount.

(b)            The Borrower shall notify the Administrative Agent in writing (which may be by facsimile, electronic mail or submitted through an Approved Borrower Portal) in the form of an Optional Prepayment Notice of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time or (iii) in the case of prepayment of an ABR Borrowing, not later than 10:00 noon, New York City time, on the date of such prepayment, which shall be a Business Day. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that an Optional Prepayment Notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice, in writing, to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02 or Section 2.05. Each prepayment made pursuant to this Section 2.12 shall be applied to the Class or Classes of Loans (and to scheduled payments thereof) as directed by the Borrower; provided that (i) any optional prepayment of any Class of Loans shall be applied first to ABR Loans to the full extent thereof before application to any Term Benchmark Loans in a manner that minimizes the amount of payments to be made by the Borrower pursuant to Section 2.18, and (ii) so long as any Initial Term Loans of any Class remain outstanding, each prepayment of Term Loans of any Class shall be accompanied by at least a pro rata prepayment of Initial Term Loans.

Section 2.13          Mandatory Prepayments.

(a)            (i) If for any reason the aggregate Revolving Exposure exceeds an amount equal to the Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess and (ii) if Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness that constitutes Credit Agreement Refinancing Indebtedness in respect of Revolving Loans or Revolving Commitments, the Borrower shall prepay an aggregate principal amount of the applicable Class or tranche of Revolving Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds, such prepayment to be accompanied by a corresponding commitment reduction in the applicable Class or tranche of Revolving Commitments.

(b)            [reserved].

(c)            (i)      Not later than the fifth Business Day following the receipt by Holdings, the Borrower or any Restricted Subsidiary of Net Proceeds in respect of any Asset Sale, the Borrower shall apply an amount equal to 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e); provided that if at the time that any such prepayment would be required, Holdings, the Borrower or any Restricted Subsidiary is required to offer to repurchase Permitted First Priority Refinancing Debt or any other Indebtedness secured on a pari passu basis (or, in each case, any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds (such Permitted First Priority Refinancing Debt or other Indebtedness (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Holdings, the Borrower or such Restricted Subsidiary may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.13(c)(i) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)            Not later than the fifth Business Day following the receipt of Net Insurance/Condemnation Proceeds by Holdings, the Borrower or any Restricted Subsidiary in excess of $10,000,000 arising from any event or series of related events, the Borrower shall apply an amount equal to 100% of such excess Net Insurance/Condemnation Proceeds to prepay outstanding Loans in accordance with Section 2.13(e); provided that if at the time that any such prepayment would be required, Holdings, the Borrower or such Restricted Subsidiary is required to offer to repurchase Other Applicable Indebtedness pursuant to the terms of the documentation governing such Indebtedness with Net Insurance/Condemnation Proceeds, then Holdings, the Borrower or such Restricted Subsidiary may apply such excess Net Insurance/Condemnation Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such excess Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such excess Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such excess Net Insurance/Condemnation Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section  2.13(c)(ii) shall be reduced accordingly; provided, further that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(d)            In the event that Holdings, the Borrower or any Restricted Subsidiary shall receive Net Proceeds from the issuance or incurrence of Indebtedness for borrowed money of Holdings, the Borrower or any Restricted Subsidiary (other than any Cash proceeds from the issuance of Indebtedness for borrowed money permitted pursuant to Section 6.02 (other than Credit Agreement Refinancing Indebtedness incurred to refinance the Term Loans) or permitted by the Required Lenders pursuant to Section 9.02), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following or, in the case of Credit Agreement Refinancing Indebtedness, on the date of, it being understood in such instance, that such payment may be made at any hour on such date) the receipt of such Net Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(e)            (i)      All amounts required to be paid pursuant to this Section 2.13 shall be applied as follows: (A) with respect to all amounts paid pursuant to Section 2.13(a), (1) first to Swing Line Loans and (2) second to Revolving Loans and (3) third, to Cash Collateralize outstanding Letters of Credit, in each case together with all accrued and unpaid interest and fees then due and payable with respect thereto and (B) with respect to all amounts paid pursuant to Section 2.13(b), (c) or (d), (1) first to the Term Loans and (2) second to (x) the Swing Line Loans (without a corresponding reduction in the Swing Line Loan Commitments) and (y) then to Revolving Loans (without a corresponding reduction in the Revolving Commitments), in each case together with all accrued and unpaid interest and fees then due and payable with respect thereto.

(ii)            Except as may otherwise be set forth in any amendment contemplated by Section 2.25(c), any Extension Offer, Refinancing Amendment or any Incremental Assumption Agreement, each prepayment of Term Loans pursuant to this Section 2.13 shall be allocated to each Class of Term Loans pro rata according to the aggregate principal amount of the outstanding Term Loans of such Class, unless a lesser allocation is specified in the applicable Extension Offer, Incremental Assumption Agreement or Refinancing Amendment, and shall be applied to scheduled payments of each Class of Term Loans first, in direct order to the next eight Scheduled Loan Repayments following such prepayment, second, on a pro rata basis among the remaining Scheduled Loan Repayments to be made on each other Repayment Date (other than on the Term Loan Maturity Date) and third, to the remaining Scheduled Loan Repayments to be made on the Term Loan Maturity Date; provided that any prepayment of Term Loans pursuant to Section 2.13(d) with Credit Agreement Refinancing Indebtedness shall be applied solely to the applicable Refinanced Debt. Any prepayments of Revolving Loans pursuant to this Section 2.13 shall be applied first, on a pro rata basis among any outstanding Revolving Loans and second, to any other fees then due and owing by the Borrower.

(f)            Borrower shall (except for any prepayment pursuant to Section 2.13(a) which notice shall be provided simultaneously with such prepayment and is not subject to any other provisions of this Section 2.13(f)) provide Administrative Agent with written notice of any prepayment pursuant to this Section 2.13 not later than 12:00 pm, New York City time, three (3) Business Days before the date of any such prepayment and Administrative Agent shall promptly provide each Lender notice of each such prepayment. Each Lender may elect, by written notice to the Administrative Agent not later than 12:00 noon, New York city time, two (2) Business Days prior to the applicable prepayment date of any Loans required to be made by the Borrower pursuant to this Section 2.13, to decline all (but not a portion) of its Pro Rata Share of or other applicable share of such prepayment (such declined amounts, the “Declined Proceeds”) (any Lender that fails to provide such written notice as set forth above shall be deemed to have accepted such mandatory prepayment); provided that, no Lender may reject any prepayment made with proceeds of Credit Agreement Refinancing Indebtedness and each such prepayment shall first, be applied to pay any costs pursuant to Section 2.18 that may result from the reallocation of ABR Term Loans and Term Benchmark Loans of such Class among Lenders in connection with such rejection and second, shall be paid to the other Lenders of such Class in accordance with their respective Pro Rata Share, subject to this Section 2.13(f) and with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Loans of such Class being prepaid irrespective of whether such outstanding Loans are ABR Term Loans or Term Benchmark Loans; provided that if no Lenders of a given Class exercise their right to waive a given mandatory prepayment, the amount thereof shall be applied first to ABR Term Loans of such Class to the full extent thereof before application to Term Benchmark Loans of such Class in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18. Thereafter, the remaining Declined Proceeds shall be (i) first, so long as any Initial Term Loans remain outstanding, offered by the Administrative Agent to Term Lenders who had not declined such proceeds to prepay any outstanding Initial Term Loans of such Term Lenders and such Term Lenders may by written notice to the Administrative Agent not later than 3:00 p.m., New York city time, one (1) Business Day prior to such prepayment date, decline such proceeds (provided, that any such Term Lender that fails to so notify the Administrative Agent as set forth above shall be deemed to have accepted such proceeds) and (ii) second, to the extent any Declined Proceeds remain, retained by the Borrower.

(g)            The Borrower shall deliver to the Administrative Agent, at the time of the notice required pursuant to Section 2.13(f) for each such prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type and Class of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.15. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.18, but shall otherwise be without premium or penalty.

(h)            Notwithstanding anything to the contrary in this Agreement, all prepayments otherwise required under this Section 2.13 attributable to Foreign Subsidiaries of Holdings are subject to permissibility under local law (e.g., financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and shall not be required to be paid until such time as such Subsidiary may upstream or transfer such amount to a Loan Party. Further, if the Borrower, Holdings and its Subsidiaries would incur a material Tax liability, if all or a portion of the funds required to make a mandatory prepayment were up-streamed or transferred as a distribution or dividend by a Foreign Subsidiary to a Loan Party (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such Tax liability. Holdings shall use, and shall cause its Subsidiaries to use, from time to time, commercially reasonable efforts to minimize or eliminate the amount of mandatory prepayments that are or would be restricted by this Section 2.13(h).

Section 2.14          Fees.

(a)            The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for its own account, the agency fees required to be paid to the Administrative Agent, payable in the amounts and at the times specified in the Administrative Agent Fee Letter.

(b)            The Borrower agrees to pay, or cause to be paid, to the Administrative Agent for the account of each applicable Lender, in arrears:

(i)            commitment fees in Dollars equal to (A) the daily difference between (1) the Revolving Commitments (other than the Revolving Commitments of a Defaulting Lender for so long as such Lender is a Defaulting Lender) and (2) the aggregate principal amount of all outstanding Revolving Loans (excluding Swing Line Loans), times (B) the applicable Revolving Facility Commitment Fee; and

(ii)            letter of credit fees in Dollars equal to (A) the Applicable Margin for Revolving Loans that are Term Benchmark Loans, times (B) the aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.14(b) shall be paid to the Administrative Agent by wire transfer in immediately available funds to the account set forth by the Administrative Agent in writing to the Borrower from time to time, and the Administrative Agent shall promptly distribute to each Class of Lenders the fees due in respect of the Commitments of such Class by distributing to each Lender its Pro Rata Share of the distribution due to such Lender’s Class.

(c)            The Borrower agrees to pay, or cause to be paid, directly to the Issuing Bank, for its own account, the following fees in Dollars:

(i)            a fronting fee, payable in advance, equal to 0.125% per annum, or such lesser amount as the Issuing Bank shall agree, times the daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)            such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d)            All fees referred to in Section 2.14(a) and Section 2.14(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears. The fees referred to in Section 2.14(b)(i) shall be due and payable on the date that is 15 days after each Fiscal Quarter of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date. Letter of Credit fees payable pursuant to Section 2.14(c) shall be paid on the fifth Business Day after the end of each Fiscal Quarter and on the Revolving Commitment Termination Date.

Section 2.15          Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)            (i) The Term Loans comprising each Term Benchmark Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin and

(ii)            the Revolving Loans comprising each Term Benchmark Borrowing shall bear interest at Term SOFR or EURIBOR Rate, as applicable for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Each RFR Loan shall bear interest at a rate per annum equal to SONIA plus the Applicable Margin.

(d)            All overdue amounts shall bear interest, from and after the date of such event (after giving effect to any applicable grace periods), at a rate per annum equal to (i) in the case of overdue principal or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.15 or (ii) in the case of any other outstanding amounts, 2.00% plus the non-defaulting rate applicable to ABR Loans with respect to Revolving Loans as provided in paragraph (a) of this Section, in each case, to the fullest extent permitted by law.

(e)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, or Term SOFR, EURIBOR Rate or SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.16          Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a)(i) will occur prior to the applicable Benchmark Transition Start Date. No Hedge Agreement or Banking Services Agreement shall constitute a “Loan Document” for purposes of this Section 2.16.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section  2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) for Loans denominated in Dollars, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (B) for Loans denominated in another Approved Currency, any such request shall be ineffective, (ii)(A) any outstanding affected Term Benchmark Loans denominated in Dollars will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Term Benchmark Loans denominated in another Approved Currency shall, at the end of the applicable Interest Period, bear interest at the Central Bank Rate for the applicable Approved Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Approved Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any such Approved Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any such Approved Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (iii) any RFR Loan shall bear interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of Sterling) immediately or (B) be prepaid in full immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.17          Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR or EURIBOR Rate);

(ii)            subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any applicable interbank market for the applicable Approved Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, continuing, or converting to any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section 2.17, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction, to the extent such compensation is sought from similarly situated borrowers; provided, however, that the Borrower shall not be liable for such compensation if (i) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, or (ii) the Lender invokes Section 2.22.

(b)            If any Lender reasonably determines in good faith that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section 2.17 the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, to the extent such compensation is sought from similarly situated borrowers.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18          Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including with respect to the replacement of any Lender as provided in Section 2.21(b) (other than a Defaulting Lender) or as a result of an Event of Default but except as provided in Section 2.22), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

Section 2.19          Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, unless required under applicable law. If any applicable law (as determined in the good faith discretion of an applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after any such deductions or withholding (including any deductions or withholding applicable to additional sums payable under this Section 2.19(a)) the Administrative Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)            In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Each Loan Party shall indemnify each Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Each Lender and Agent shall deliver to the Borrower and to the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrower), at the time or times prescribed by applicable law, and otherwise whenever reasonably requested by the Borrower or the Administrative Agent, (A) copies of such properly completed and duly executed documentation prescribed by applicable laws as will permit the Borrower or the Administrative Agent, as the case may be, to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes, and (B) copies of such other documentation and reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine, if applicable, the required rate of withholding or deduction for any applicable Taxes and any required information reporting requirements, in each case, in respect of any payments to be made to such Lender pursuant to any Loan Document.

Without limiting the generality of the foregoing, each Lender and Agent shall, to the extent it is legally entitled to do so, deliver to Borrower and to the Administrative Agent (in such number of copies as shall be requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request by the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-9,

(ii)            duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(iii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iv)           in the case of a Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(v)            to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner, or

(vi)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the relevant Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by a Loan Party or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Loan Party or the Administrative Agent as may be necessary for a Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)             If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.19 or Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19, with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to such Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Agent or Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(g)            Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Loan Party to do so) and for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.19(g) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

Section 2.20          Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.17, Section 2.18 or Section 2.19, or otherwise) prior to 3:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the case of any payment accruing interest, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made by wire transfer in immediately available funds to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent in writing from time to time, except that payments pursuant to Section 2.17, Section 2.18 and Section 2.19 may at the Borrower’s election be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            All proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Article 7, shall upon election by the Agents or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents, second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest due and payable in respect of the Loans and any other Secured Obligations, ratably, fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and (ii) payment of breakage, termination and other amounts then due and owing in respect of any Secured Hedging Obligations and Secured Banking Services Obligations, ratably, fifth, to the payment of any other Secured Obligation due to the Agents or any other Secured Party, sixth, to Cash Collateralize outstanding Letters of Credit and seventh, after payment in full in cash of the amounts specified in clauses first through sixth, to the Borrower or as the Borrower shall direct. Excluded Swap Obligations with respect to any Loan Guarantor shall not be paid with amounts received from such Loan Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall have no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(a), Section 2.06(d), Section 2.07(b), Section 2.08(d), Section 2.08(e), Section 2.20(a) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.21          Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.17 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.22, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.19, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.17 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.22, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the relevant Commitment of such Lender or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than its existing rights to payments pursuant to Section 2.17 or Section 2.19) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) in the case of a replacement, the Borrower shall have received the prior written consent of the Administrative Agent to the extent required under Section  9.04, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from (x) in the case of a replacement, the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (y) in the case of a termination, the Borrower and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Borrower any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender may have against the Defaulting Lender.

Section 2.22          Illegality. If any Lender reasonably determines in good faith that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any Term Benchmark Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Borrowings to Term Benchmark Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all (x) Borrowings of such Lender to ABR Borrowings and (y) convert each Borrowings of such Lender denominated in a Designated Foreign Currency to an ABR Borrowing denominated in Dollars (with the conversion thereof from such Designated Foreign Currency to Dollars to be determined at the Spot Rate), in each case, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.18 in connection with such payment). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

Section 2.23          Incremental Commitments.

(a)            The Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Borrower) from time to time, request (i) prior to the Latest Maturity Date of any Revolving Facility, one or more increases to any existing Revolving Commitments (any such increase, the “Incremental Revolving Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “Incremental Term Commitments”), in each case, in an aggregate amount not to exceed the Maximum Incremental Amount from one or more Incremental Term Lenders or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Loans in their own discretion; provided that if any Incremental Revolving Lender party to an Incremental Revolving Commitment which increases the existing Revolving Commitment is not an existing Lender, such Incremental Revolving Commitment shall be subject to the written consent of the Swing Line Lender and each of the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed). Such notice shall set forth (1) the amount of the Incremental Term Commitments and Incremental Revolving Commitments being requested (which shall be in an aggregate amount of not less than the Borrowing Minimum (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount if such amount represents all remaining availability under the limit set forth above) and in integral multiples of the Borrowing Multiple in excess thereof) and (2) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”).

(b)            The Borrower and each Incremental Term Lender or Incremental Revolving Lender, as applicable, shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Loans; provided that (i) the Other Term Loans shall rank pari passu or junior in right of payment and pari passu or junior in right of security with the Initial Term Loans and the Other Term Loans shall have, except as to margin, pricing, amortization, maturity date and fees, the same terms as the Initial Term Loans, or such other terms as shall be reasonably satisfactory to the Administrative Agent (it being agreed that any changes in the terms applicable only after the Latest Maturity Date are satisfactory and to the extent that any financial maintenance covenant is added for the benefit of any Other Term Loans, no consent shall be required from the Administrative Agent or any of the Lenders for such covenant to the extent that such financial maintenance covenant is also added for the benefit of each then-existing Class of Term Loans), (ii) the Incremental Revolving Loans shall be on terms identical to the Initial Revolving Loans (provided that the Applicable Margin for the Initial Revolving Loans may be increased to be the same as the Applicable Margin for the Incremental Revolving Loans) and shall rank pari passu or junior in right of payment and pari passu or junior in right of security with the Initial Revolving Loans, (iii) the final maturity date of any Other Term Loans shall be no earlier than the Latest Maturity Date with respect to the Term Loans, (iv) the terms applicable to each Class of Other Term Loans shall not require any prepayment thereof in excess of the Pro Rata Share of such Class relative to all other Classes of Term Loans (including the Initial Term Loans and all Other Term Loans prior to the Latest Maturity Date) (but may specify that such Other Term Loans shall participate in prepayments at less than the Pro Rata Share of such Class relative to the other Classes of Term Loans), (v) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (vi) all Incremental Term Commitments shall be denominated in Dollars and all Incremental Revolving Commitments shall be denominated in an Approved Currency, (vii) subject to Section 1.07(g), both before and after giving effect to such Incremental Commitments and the Loans to be made thereunder, no Event of Default shall be existing and be continuing or result therefrom and, except as otherwise provided in the applicable Incremental Assumption Agreement, the representations and warranties contained in the Loan Documents shall be accurate in all material respects; provided that (x) any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) and (y) in the case of any Incremental Commitments established to finance a Limited Condition Acquisition, the only representations and warranties the accuracy of which shall be a condition to the effectiveness of such Incremental Commitments are such “specified representations” and “specified acquired company representations” as specified in the applicable Incremental Assumption Agreement, (viii) if secured on a pari passu or junior basis, such Other Term Loans shall not be secured by any assets other than the Collateral or assets that become Collateral in connection therewith and shall be subject to a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, and (ix) the Other Term Loans may not be guaranteed by any Person other than the Loan Parties or entities that become Loan Parties in connection therewith.

(c)            If, for any Incremental Term Loan that is secured on a pari passu basis with the Initial Term Loans, the Applicable Margin (which shall be deemed to (i) include for purposes of this sentence only, all upfront or similar fees or original issue discount based on a four year average life or, if less, the remaining life to maturity payable to all Lenders providing such Loans, as applicable but (ii) exclude any arrangement, commitment, structuring and underwriting fees and any amendment fees payable to the Lenders or their Affiliates or any Incremental Lenders or their Affiliates) relating to such Incremental Term Commitment exceeds the Applicable Margin relating to the Initial Term Loans immediately prior to the effectiveness of the applicable Incremental Assumption Agreement by more than 0.50%, the Applicable Margin relating to the Initial Term Loans shall be adjusted to be equal to the Applicable Margin relating to such Incremental Term Commitment minus 0.50.

(d)            Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby as provided for in Section 9.02(g). Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(e)            Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.23 unless the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent reasonably required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and such additional customary documents and filings (including amendments to the Mortgages and other Collateral Documents, if necessary) as the Administrative Agent may reasonably require to assure that the Incremental Loans are secured by the Collateral ratably with the existing Loans; provided that any such documentation, including amendments to any Mortgages and other Collateral Documents may, if agreed to by the Administrative Agent and the Incremental Term Lender or Incremental Revolving Lender providing such Incremental Commitment, be delivered on a “post-closing” basis.

(f)             Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Loans (other than Other Term Loans) in the form of additional Loans, when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. The Borrower agrees that Section 2.18 shall apply to any conversion of Term Benchmark Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing. If any Incremental Loan is to be allocated to an existing Interest Period for a Term Benchmark Loan, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(g)            Any Incremental Term Loans effected through the establishment of one or more new Term Loans made on an Increased Amount Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any Incremental Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Other Term Loan”) in an amount equal to its Incremental Term Commitment of such Class (it being understood that any Incremental Term Commitment may provide for delayed draw loans to be made at a later date) and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may, subject to clause (h) below, have identical terms to the Initial Term Loans and be treated as the same Class as the Initial Term Loans and Incremental Revolving Loans and Incremental Revolving Commitments shall have identical terms to the Initial Revolving Loans and Initial Revolving Commitments and be treated as the same Class as the Initial Revolving Loans and Initial Revolving Commitments.

(h)            Each Incremental Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.23. This Section 2.23 shall supersede any provisions of Section 2.12, Section 2.13, Section 2.20 or Section 9.02 to the contrary.

(i)             Incremental Loans may be provided by any existing Lender (it being understood each existing Lender shall have no obligation to participate in any Incremental Facility and no such Lender shall have a right of first offer to participate thereunder), or by any other lender (any such other lender being called an “Additional Incremental Lender”); provided that the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Additional Lender’s providing such Incremental Facilities if such consent would be required under Section 9.04(b) for an assignment of Loans to such Additional Incremental Lender.

Section 2.24          Refinancing Amendments.

(a)            At any time after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or investor (any such other bank, financial institution or investor being called an “Additional Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans (or unused Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans, Incremental Revolving Loans and/or Incremental Commitments, as applicable), in the form of Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments or Refinancing Revolving Commitments pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness will rank pari passu or junior in right of payment and pari passu or junior in right of security with the Refinanced Debt and will be subject to a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, and (ii) the terms applicable to each Class of Credit Agreement Refinancing Indebtedness shall not require any prepayment thereof (or commitment reduction in respect thereof) in excess of the Pro Rata Share of such Class relative to all other applicable Classes of Loans and Commitments (including the Initial Term Loans and all Other Term Loans prior to the Latest Maturity Date) (but may specify that such Credit Agreement Refinancing Indebtedness shall participate in prepayments or commitment reductions at less than the Pro Rata Share of such Class relative to the other applicable Classes of Loans and Commitments).

The effectiveness of any Refinancing Amendment shall be subject to the following: the satisfaction on the date thereof of each of the conditions set forth in the Refinancing Amendment and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and other customary closing certificates, and, to the extent reasonably required by the Administrative Agent, in each case consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.24(a) shall be in an aggregate principal amount that is (x) not less than the Borrowing Minimum and (y) an integral multiple of the Borrowing Multiple in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments and/or Refinancing Revolving Commitments).

(b)            Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24.

(c)            This Section 2.24 shall supersede any provisions in Section 2.12, Section 2.13, Section 2.20 or Section 9.02 to the contrary.

Section 2.25          Extensions of Loans.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans or Revolving Commitments of any Class with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Revolving Commitments of each Class with the same Maturity Date) and on the same terms to each such Lender of the same Class, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer, extend the Maturity Date of any Loans or Revolving Commitments and otherwise modify the terms of such Loans or Revolving Commitments of such Lender pursuant to the terms of the relevant Extension Offer (including without limitation, by increasing the interest rate or fees payable in respect of such Loans or Revolving Commitments and/or modifying the amortization schedule in respect of any such Term Loans) (each, an “Extension”, and each group of Loans or Revolving Commitments as so extended, as well as the original Loans or Revolving Commitments not so extended, being a “tranche”; any Extended Loans or Extended Revolving Commitments shall constitute a separate tranche of Loans or Revolving Commitments from the tranche of Loans or Revolving Commitment from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final Maturity Date (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”) and the related outstandings shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Commitments (and related outstandings); provided that (A) the borrowing and payments (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the non-extending tranche of Revolving Commitments and (3) repayment made in connection with a permanent repayment and reduction or termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments (the “Extended Revolving Loans”) after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (B) subject to the provisions of Section 2.07(d) and Section 2.08(k) to the extent addressing Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Commitments with a longer Maturity Date, all Swing Line Loans shall be participated on a pro rata basis by all Lenders with Extended Revolving Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Section 2.07(d) and Section 2.08(k), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (C) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such tranche on a greater than pro rata basis as compared to any other tranche with a later Maturity Date than such tranche, (D) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Revolving Commitments and Revolving Loans and (E) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any existing Revolving Commitments) which have more than four different maturity dates, (iii) except as to interest rates, fees, amortization, final Maturity Date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses  (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender extended pursuant to any Extension (“Extended Term Loans”), shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final Maturity Date of any Extended Loans shall be no earlier than the then Latest Maturity Date with respect to the tranche of Term Loans subject to such Extension Offer, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vii) for each Class of Loans or Revolving Commitments, if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which the relevant Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments of the relevant Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which the relevant Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans and/or Revolving Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including payment of any interest, fees or premium in respect of any Extended Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.12, Section 2.13, Section 2.20 and Section 9.02) or any other Loan Document that may otherwise prohibit (or conflict with) any such Extension or any other transaction contemplated by this Section 2.25.

(c)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (ii) with respect to any Extension of the Revolving Commitments, the consent of the Swing Line Lender and the Issuing Bank, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Commitments, Extended Revolving Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans and Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.25. In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Commitments shall be re-allocated from Lenders holding non-extended Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e)            This Section 2.25 shall supersede any provisions in Section 2.12, Section 2.13, Section 2.20 or Section 9.02 to the contrary.

Section 2.26          Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section  9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment, on a pro rata basis, of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.26(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement (y) Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.26(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.26(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.14(b)(i) or Section 2.14(b)(ii) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.14(b)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.26(d).

(B)            With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender (unless otherwise reallocated pursuant to clause (iii) below or Cash Collateralized in accordance with Section 2.26(d) below) and (z) not be required to pay the remaining amount of any such fee.

(iii)           Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of Revolving Loans (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender as a result of such breach or a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)            Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the unreallocated portion of such Defaulting Lender’s participation in Letters of Credit in accordance with the procedures set forth in Section 2.26(d).

(v)            Prepayment. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following the written request of the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, either (x) prepay Swing Line Loans in an amount equal to such unreallocated portion of such Defaulting Lender’s participation in Swing Line Loans or (y) to the extent otherwise permitted hereunder, request a Revolving Loan (which the Lenders agree shall be made by the Revolving Lenders that are not Defaulting Lenders in an amount equal to each such Revolving Lender’s Pro Rata Share (determined without giving effect to the Revolving Commitments of any Defaulting Lender)) in an aggregate principal amount sufficient to repay such amount.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)            New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, amended, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.26(d).

(d)            Cash Collateral. At any time that there shall exist a Defaulting Lender, within five (5) Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agents and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)           Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.26, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents (if any).

(e)            Hedge Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

(f)            Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(a)(i) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(g)            Amendments and Waivers. The Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender disproportionately when compared to other affected Lenders shall require the consent of such Defaulting Lender, and, provided, further, that any waiver, amendment or modification that would otherwise require the consent of such Defaulting Lender as an affected Lender pursuant to clauses (A), (B), or (C) of Section 9.02(b), shall require the consent of such Defaulting Lender.

Article 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01          Organization; Powers. Each of the Loan Parties and each of its Subsidiaries, other than Unrestricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, and to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is qualified to do business in, and is in good standing (where relevant), in its jurisdiction of organization and each other jurisdiction where such qualification is required, except in each case (other than as to the Borrower, clause (a), and other than as to the Loan Parties, clause (b)) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.02          Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity, good faith and fair dealing.

Section 3.03          Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to record or perfect Liens created pursuant to the Loan Documents, (iii) recording of the transfer of registrations and applications for Intellectual Property rights upon foreclosure and (iv) those consents, approvals, registrations, filings or actions the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate any Requirements of Law applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Permitted Liens and (e) will not conflict with, or result in the breach of, any of the Loan Parties’ Organizational Documents.

Section 3.04          Financial Condition; No Material Adverse Change.

(a)            The Borrower has heretofore furnished to the Lenders (i) audited consolidated balance sheets and related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the fiscal year ended December 31, 202 and (ii) the unaudited consolidated balance sheet as for September 30, 2023 and related unaudited statement of income for the nine (9) month period ending September 30, 2023. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods covered thereby in accordance with GAAP subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.

(b)            Holdings has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of March 31, 2024 and related income statement as of and for the twelve-month period then ended, prepared giving effect to the Transactions as if they had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement). Such pro forma consolidated balance sheet and income statement have been prepared in good faith by Holdings, it being understood that no such pro forma balance sheet shall be required to include adjustments for purchase accounting.

(c)            Since the December 31, 2023, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since the date hereof.

Section 3.05          Properties.

(a)            Each of the Loan Parties has good fee simple title to, or valid leasehold interests in, or easements or other limited property interest in, or good and marketable title to, all its Real Estate Assets (including any Mortgaged Properties) that are material to the present conduct of its business and has good title to its tangible personal property and assets that are material to the present conduct of its business, in each case, except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such properties and assets for their intended purposes and where the failure to have such title could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of the Loan Parties to conduct their businesses.

(b)            As of the Closing Date, no Responsible Officer of any Loan Party has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation or expropriation proceeding affecting any of the Real Estate Assets that are material to the present conduct of such Loan Party’s business or any sale or disposition thereof in lieu of condemnation or expropriation except where such condemnation or expropriation proceedings or sale or disposition could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            To the knowledge of each Responsible Officer of the Borrower, each Loan Party has complied with all obligations under all leases that are material to the present conduct of such Loan Party’s business to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            Except as could not reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary owns or otherwise has a right to use in the manner used in the present conduct of their business, all patents, trademarks, service marks, trade names, domain names, copyrights and copyrighted works, trade secrets, know-how, proprietary or confidential information and all other intellectual or industrial property rights (“Intellectual Property”) that are used or held for use in, or otherwise necessary for, the present conduct of their businesses. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Holdings’, the Borrower’s and each Restricted Subsidiary’s conduct of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person; (ii) as of the Closing Date, none of Holdings, the Borrower or any Restricted Subsidiary has received any written notice of any claim relating to infringement, misappropriation or other violation of Intellectual Property by Holdings, the Borrower or any Restricted Subsidiary and (iii) to the knowledge of the Loan Parties, the of the Intellectual Property of Holdings, the Borrower and each Restricted Subsidiary is not being infringed, misappropriated or otherwise violated by any Person.

Section 3.06          Litigation and Environmental Matters.

(a)            Other than as listed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing, against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

(b)            Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party or any of its Subsidiaries has received written notice of any Environmental Claim or knows of any reasonable basis for any Environmental Claim, Environmental Liability or a Lien arising under any Environmental Liability or Environmental Laws, (ii) no Loan Party or any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization required under any Environmental Law or (B) has become subject to any Environmental Liability and (iii) to the knowledge of any Responsible Officer of any Loan Party, no Loan Party’s or any of its Subsidiaries’ Real Estate Assets have ever been used in a manner that has resulted in soil or groundwater contamination from Hazardous Materials.

Section 3.07          Compliance with Laws and Agreements; Licenses and Permits.

(a)            Each Loan Party is in compliance with all Requirements of Law applicable to it, its business or its property and all indentures, agreements and other instruments binding upon it, its business or its property, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)            Each Loan Party and its Restricted Subsidiaries has obtained and holds in full force and effect, all Governmental Authorizations, franchises, licenses, leases, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted, except where the failure to have so obtained or hold or to be in force and effect could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries, to its knowledge, is in violation of the terms of any Governmental Authorizations, franchises, licenses, leases, authorizations, qualifications, easements, rights of way and other rights and approvals that is necessary for the operation of its business, except where any such violation could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.08          No Defaults. No Default or Event of Default has occurred and is continuing.

Section 3.09          Investment Company Status. No Loan Party is an investment company as defined in the Investment Company Act of 1940.

Section 3.10          Taxes. Each Loan Party and its Subsidiaries, has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all material Taxes imposed on it or any of its property by any Governmental Authority, except (i) those that are currently, or are intended to be, contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11          ERISA. Each Loan Party and its respective ERISA Affiliates is in compliance, in all material respects, with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder, except for such non-compliance that would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to be assessed or imposed, would reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plans, in the aggregate.

Section 3.12          Disclosure; No Undisclosed Liabilities.

(a)            On the Closing Date only, no written information (other than projections and the pro forma financial statements and estimates and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time); provided that, with respect to Information relating to the Borrower or its Subsidiaries, the foregoing representation is made to the knowledge of the Borrower.

(b)            The projections contained in the materials referenced in Section 3.12(a) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that projections are not to be viewed as fact and are subject to uncertainties and contingencies and actual results may differ materially from the projections and no assurance can be given that any projections will be realized).

(c)            Holdings, the Borrower and the Restricted Subsidiaries have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet and consistent with past practice, (iv) those incurred in connection with the execution of this Agreement and (v) those that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            As of the Closing Date, the information included in the Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.13          Solvency. On the Closing Date, Holdings, the Borrower and their respective Subsidiaries, taken as a whole, after giving effect to the Transactions and immediately upon the making of each Loan and after giving effect to the other Obligations, in each case, incurred on the Closing Date are, Solvent.

Section 3.14          Subsidiaries. Schedule 3.14 sets forth, as of the Closing Date and after giving effect to the Transactions, the name and jurisdiction and type of organization of the Borrower and each of Holdings’ Subsidiaries and as to each Restricted Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

Section 3.15          Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create, or upon execution will create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC or other applicable law in favor of the Collateral Agent, for the benefit of the Collateral Agent, the Lenders and each other Secured Party, and upon the proper filing of UCC financing statements and other registrations and recordations required pursuant to Section 4.01(j) and Section 5.11 and any Mortgages with respect to any Mortgaged Properties, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property, such Liens constitute perfected Liens on the Collateral (with respect to personal property including Intellectual Property, to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or any contract and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

Section 3.16          Labor Disputes. As of the Closing Date, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party, to the knowledge of any Responsible Officer of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties are not, to the knowledge of any Responsible Officer of the Borrower and Holdings, in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of employee health and welfare insurance and other material benefits, have been paid or accrued as a liability on the books of the Loan Party to the extent required by GAAP and each Loan Party has withheld and remitted all employee withholdings required to be withheld or remitted by it and has made all employer contributions to be made by it, in each case pursuant to applicable law on account of employment insurance and employee income taxes and any other required payroll deduction. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.17          Federal Reserve Regulations.

(a)            On the Closing Date, none of the Collateral is Margin Stock.

(b)            None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)            No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

Section 3.18          Sanctioned Persons. (a) None of Holdings, the Borrower or any Subsidiary or any of their respective directors or officers is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State or located, organized, or resident in a country or territory that is the subject of comprehensive U.S. sanctions. (b) The Borrower has not and will not use the proceeds of the Loans in any manner that will result in a violation by any Lender of any U.S. sanctions administered by OFAC or the U.S. Department of State.

Section 3.19          PATRIOT Act; Anti-Money Laundering; FCPA. (a) To the extent applicable, each Loan Party and Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) the rules and regulations promulgated under any of the foregoing. (b) No part of the proceeds of the Loans has been or will knowingly be used in any manner which represents a violation or breach of the preceding sentence or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws the rules and regulations promulgated under any of the foregoing).

Article 4

CONDITIONS

Section 4.01          Closing Date Conditions. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder on the Closing Date shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)            Credit Agreement, Loan Documents and Borrowing Request. The Administrative Agent (or counsel) shall have received from each Loan Party (i) either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the Loan Documents, in each case, to which each Agent, such Lender or Loan Party is a party and (iii) a Borrowing Request as described in Section 4.02(a)(iii).

(b)            Legal Opinions. The Administrative Agent and each Lender shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York and California counsel for the Loan Parties.

(c)            Financial Statements and Pro Forma Financial Statements. The Lenders shall have received the financial statements and pro forma financial statements referred to in Section 3.04(a) and Section 3.04(b).

(d)            Closing Certificates; Certified Organizational Documents; Good Standing Certificates; Solvency Certificate. The Administrative Agent and each Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the Organizational Documents of each Loan Party certified, if applicable, by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate (if relevant) as of a recent date for each Loan Party from its jurisdiction of organization and (iii) a Solvency Certificate.

(e)            Officer’s Certificate as to Certain Representations and Warranties. The representations set forth in Article 3 shall be true and correct in all material respects, in each case as of the Closing Date, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects. The Administrative Agent and each Lender shall have received a certificate, signed by a Responsible Officer of the Borrower, dated the Closing Date, certifying as to the matters set forth in this Section 4.01(e), and in Section 4.01(g) and (h).

(f)             Fees. The Agents shall have received all fees required to be paid on or before the Closing Date by the Borrower to the Lead Arrangers and the Agents (including the fees pursuant to the Administrative Agent Fee Letter and the Fee Letters) and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), at least two (2) Business Days before the Closing Date, or provisions for the payment of such fees and expenses shall have been made (it being expressly understood and agreed that such fees and expenses may be paid with the proceeds of the Loans funded on the Closing Date).

(g)            Material Adverse Effect. No change, event, condition, circumstance, occurrence or effect shall have occurred since December 31, 2023 which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)            Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness for borrowed money other than (i) the Obligations and (ii) other Indebtedness permitted under Section 6.02.

(i)             Pledged Stock; Stock Powers; Share Registers. Except to the extent provided for in Section 5.11 or Section 5.13, the Collateral Agent (or its bailee) shall have received scans of the certificates representing the Capital Stock pledged pursuant to the U.S. Pledge and Security Agreement with originals of said certificates together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof to be delivered post-closing within the timeframe set forth on Schedule 5.13.

(j)             Filings, Registrations and Recordings. Except to the extent provided for in Section 5.11 or Section 5.13, each document (including any UCC financing statement) required by the Collateral Documents (except for the Mortgages and any filings with respect to Intellectual Property) or under law or reasonably requested by the Lenders to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. Upon the filing of such documents, except to the extent provided for in Section 5.11 or Section 5.13, the Collateral Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (except for the Mortgages and any filings with respect to Intellectual Property) (subject to Liens permitted by Section 6.03) to the extent a security interest therein may be perfected by such filing, registration or recordation.

(k)            USA PATRIOT Act. The Administrative Agent and each requesting Lender shall have received at least three Business Days prior to the Closing Date (i) all documentation to include, without limitation, a duly executed IRS Form W-9, or such other applicable IRS Form and other information regarding the Borrower and the Loan Guarantors that have been reasonably requested in writing prior to the Closing Date and reasonably determined by the Administrative Agent or such requesting Lender to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) a Beneficial Ownership Certification.

Notwithstanding the foregoing but subject to Section 5.13, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Loan Party that may be perfected solely by the filing of a financing statement under the UCC and (ii) a pledge of the Capital Stock of the Borrower and the Subsidiary Guarantors to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but shall instead be delivered and/or perfected within the time frames set forth on Schedule 5.13.

Section 4.02          Conditions to Each Extension of Credit after the Closing Date.

(a)            Subject to Section 1.07(g), the obligations of the Lenders to make Loans and of the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder (other than any amendment, renewal or extension which does not increase the face amount of such Letter of Credit) on any date after the Closing Date are subject only to the satisfaction of the following conditions precedent (unless waived in accordance with Section 9.02 and subject to Section 2.23(b) in the case of extensions of credit made under Incremental Facilities in connection with Permitted Acquisitions and Investments):

(i)              Representations and Warranties. Subject to Section 1.07(g), each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except, (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(ii)             No Default. Subject to Section 1.07(g), no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(iii)            Borrowing Request. The Administrative Agent and, if applicable, the Issuing Bank or Swing Line Lender, shall have received a Borrowing Request or Issuance Notice and/or letter of credit application, as applicable, in accordance with the requirements of Section 2.03(a), 2.06(a) or 2.07(b)(ii), as applicable.

Each Borrowing (other than any conversion or continuance of any Loans) by and issuance, amendment, renewal or extension of a Letter of Credit (other than any amendment, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) on behalf of the Borrower hereunder on or after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.02 have been satisfied.

Article 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in Cash or Cash Collateralized in a manner reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders) and, in the case of Letters of Credit, each applicable Issuing Bank, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 5.01          Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender each of the following:

(a)            Quarterly Financial Statements. Commencing with the Fiscal Quarter ending June 30, 2024, as soon as available, but in any event within 45 days (or, in the case of the first three Fiscal Quarters ending after the Closing Date, 60 days) after the end of each Fiscal Quarter of each Fiscal Year, the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, with respect to periods ending on or after June 30, 2024, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and, within five (5) Business Days of each delivery of financial statements of Holdings and its Restricted Subsidiaries pursuant to this Section 5.01(a), a Narrative Report with respect to the Fiscal Quarter covered by such financial statements;

(b)            Annual Financial Statements. Commencing with the Fiscal Year ending December 31, 2023, as soon as available, and in any event (i) with respect to the Fiscal Year ending December 31, 2024, within 150 days after the end of such Fiscal Year and (ii) thereafter, within 120 days after the end of each Fiscal Year, (A) the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case, with respect to periods ending on or after June 30, 2025, in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and (B) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers or any other independent certified public accountants or chartered accountants of recognized national standing selected by Holdings, or other accounting firm reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, other than, in the case of going concern, an explanatory note with respect to an upcoming maturity of any series of indebtedness, any potential inability to satisfy any financial covenant on a future date or for a future period or any matters unrelated to Holdings and is Restricted Subsidiaries, it being understood that the inclusion of an exception or explanatory note will not result in an audit being qualified) and, within five (5) Business Days of each delivery of financial statements of Holdings and its Restricted Subsidiaries pursuant to this Section 5.01(b), a Narrative Report with respect to the Fiscal Year covered by such financial statements;

(c)            Compliance Certificate. Commencing with the delivery of the financial statements for the Fiscal Quarter ending June 30, 2024, concurrently with each delivery of financial statements of Holdings and its Restricted Subsidiaries pursuant to Section 5.01(a) and Section 5.01(b), a duly executed and completed Compliance Certificate providing in reasonable detail calculation of the Fixed Charge Coverage Ratio and whether Holdings was in compliance with the Total Leverage Covenant on the last day of the applicable Fiscal Quarter or Fiscal Year, as applicable, and the other matters specified therein;

(d)            Notice of Default. Promptly upon any Responsible Officer of Holdings or the Borrower obtaining actual knowledge (i) of the occurrence of any Default or Event of Default or that notice has been given to the Borrower with respect thereto or (ii) of the occurrence of any event or change (including an ERISA Event) that has caused or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, event or condition, if any, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(e)            Notice of Litigation. Promptly upon any Responsible Officer of Holdings or the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), could be reasonably expected to have a Material Adverse Effect, written notice thereof;

(f)             ERISA. Upon written request of the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Loan Party or, to the extent provided to Holdings, any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (2) all notices received by any Loan Party, or to the extent provided to Holdings, any of their respective ERISA Affiliates from a Multiemployer Plan sponsor or ERISA Affiliate concerning an ERISA Event and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan, as the Administrative Agent shall reasonably request;

(g)            Financial Plan. As soon as available, and in any event no later than sixty (60) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2024), a detailed consolidated budget for the following Fiscal Year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of Holdings and its Restricted Subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Financial Plan”), which Financial Plan shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and actual results may differ materially from the projections and there is no assurance that any projections will be realized;

(h)            Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change in any Loan Party’s (i) organizational name, (ii) organizational identity, (iii) jurisdiction of organization or jurisdiction in which any Loan Party’s chief executive office is located or (iv) Federal Taxpayer Identification Number, if any;

(i)             Government Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or any other Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(j)             Quarterly Lender Calls. Quarterly, upon the request of the Required Lenders, at a time mutually agreed with the Administrative Agent following the delivery of the information required pursuant to Section 5.01(a) above and reasonably acceptable to the Borrower, participate in a conference call for Lenders to discuss the financial condition and results of operations of Holdings and its Restricted Subsidiaries for the most recently-ended Fiscal Quarter for which such financial information has been delivered;

(k)            Beneficial Ownership. Promptly, notice of any change regarding the list of beneficial owners provided in the Beneficial Ownership Certification; and

(l)             Additional Information. Promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request, including, but not limited to, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or any Loan Party’s website, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and with respect to material non-public information, solely to the extent any Lender chooses to access the same or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to deliver any information or other documentation pursuant to clause (d), (e) or (l) of this Section 5.01 or in any Lender call pursuant to clause (j) of this Section 5.01 that (x) constitutes trade secrets or proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any Contractual Obligation or (z) is subject to attorney-client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (i) of this Section  5.01 may be satisfied with respect to any financial statements of Holdings and its Subsidiaries by furnishing the applicable financial statements of the Borrower (or any Parent Company of the Borrower), annual reports or interim reports, as applicable, on Forms 10-K, 10-Q or 8-K or its equivalent in any relevant jurisdiction, as applicable, filed with the SEC within the time periods specified in such paragraphs; provided that, with respect to each of clauses (a) and (b), (i) to the extent such financial statements relate to any Parent Company of Holdings, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements are accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm of nationally recognized standing selected by Holdings or the Borrower, or other accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than, in the case of going concern, an explanatory note with respect to an upcoming maturity of any Loans or Commitments occurring within 12 months of the relevant audit or any breach or anticipated breach of any financial covenant).

Each Lender acknowledges that Information (as defined in Section 9.12) furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Requirements of Law, including federal, state, provincial and territorial securities laws. All Information, including requests for waivers and amendments, furnished by the Borrower, any other Loan Party or any Agent or the Lead Arrangers pursuant to, or in the course of administering, this Agreement may contain material non-public information about the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Agents and the Lead Arrangers that it has identified a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Requirements of Law.

Section 5.02          Existence. Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Restricted Subsidiaries, to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, license or permit if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to Holdings and its Restricted Subsidiaries, taken as a whole, or to the Lenders.

Section 5.03          Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if (i) it is not more than thirty days overdue, (ii) it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (iii) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04          Maintenance of Properties. Except where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries, to, maintain or cause to be maintained in good working order and condition, ordinary wear and tear, casualty or condemnation excepted, all material tangible properties necessary in the business of Holdings, the Borrower and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, excluding any repairs, renewals or replacements that are the responsibility of a landlord under a lease.

Section 5.05          Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings, the Borrower and the Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in a Similar Business, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, it being agreed and understood that compliance with the insurance provisions under a lease that constitutes a Real Estate Asset shall satisfy the requirements of this sentence. Without limiting the generality of the foregoing, to the extent required by any applicable Requirements of Law, the Borrower will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is subject to a Mortgage that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with the Flood Insurance Laws. Unless otherwise waived by the Administrative Agent, in its reasonable discretion, or not available on customary terms, each (i) liability policy identified by the Administrative Agent shall name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) casualty insurance policy covering Collateral shall contain a Lender’s loss payable clause or endorsement reasonably satisfactory to the Collateral Agent, that names the Collateral Agent, on behalf of the Lenders, as the Lenders’ loss payee thereunder and provides for prior written notice to the Collateral Agent of any cancellation of such policy.

Section 5.06           Inspections. Each Loan Party will, and will cause each of its Restricted Subsidiaries, to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects, with GAAP, shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries, to, permit any authorized representatives designated by any Agent to visit and inspect any of the properties of any Loan Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours; provided that, excluding such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year, absent the existence of an Event of Default at the Borrower’s expense; provided, further that no Loan Party will be required to disclose, permit the inspection, examination or making copies of or abstracts from, or discussion of, any document, information or other matter that (a) constitutes trade secrets or proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any Contractual Obligation or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07          Compliance with Laws. Each Loan Party will comply, and shall take reasonable steps to cause each of its Restricted Subsidiaries to comply with the requirements of all applicable Requirements of Law, where noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08          Environmental.

(a)            Environmental Disclosure. The Borrower will reasonably and promptly deliver to the Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in Environmental Liability that could reasonably be expected to have a Material Adverse Effect, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by the Administrative Agent in relation to any such events or conditions; provided that no Loan Party or Restricted Subsidiary thereof shall be required to deliver any notice, information or other documentation pursuant to this Section 5.08(a) (x) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or (y) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)            Environmental. Each Loan Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (ii) make an appropriate response to any Environmental Claim against or in connection with any Environmental Liability of such Loan Party or any of its Restricted Subsidiaries, and discharge any obligations it may have to any Person thereunder or under any Environmental Laws where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09          Reserved.

Section 5.10          Use of Proceeds. (a) The proceeds of the Initial Term Loans will be used only for the purposes specified in the introductory statement to this Agreement, (b) the proceeds of the Term Loans (other than the Initial Term Loans) shall be used for general corporate purposes, including to refinance existing Indebtedness or make Permitted Acquisitions, Investments or Restricted Payments permitted hereunder and (c) the proceeds of the Revolving Loans will be used in accordance with Section 2.05(c). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

Section 5.11          Additional Collateral; Further Assurances.

(a)            Subject to applicable law, in the event that any Person becomes a direct or indirect wholly-owned Domestic Subsidiary that is not an Excluded Subsidiary of the Borrower after the Closing Date, or a wholly-owned Domestic Subsidiary of the Borrower ceases to be an Excluded Subsidiary, the Borrower shall promptly notify the Administrative Agent of that fact and cause such Subsidiary to become a Loan Party within thirty days thereafter (or such later date as is reasonably acceptable to the Administrative Agent) by executing a Joinder Agreement in substantially the form set forth as Exhibit C hereto or other form in accordance with applicable law and acceptable to the Collateral Agent and the Borrower (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Collateral Agent, for the benefit of the Secured Parties, in each case, in any property of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of this Section 5.11, the limitations with respect to Real Estate Assets set forth in paragraph (d) of this Section 5.11, and any other limitations set forth herein or in the Collateral Documents).

(b)            Subject to paragraph (e) below, the Borrower and each Subsidiary Guarantor will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries held by it and (ii) 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock (or such lesser percentages as may be held by the Loan Parties), in each case, of each of its first-tier CFCs or CFC Holding Companies, in each case, to be subject at all times to a first priority (subject to Permitted Liens) perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agents shall reasonably request.

(c)            Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents, delivery of opinions and title insurance and such other actions or deliveries of the type required by Section 4.01, as applicable, which the Agents may, from time to time, reasonably request) to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required therein), all at the expense of the Loan Parties. Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, neither the Borrowers nor any Subsidiary of any Borrower shall have any obligation to perfect Liens in any Intellectual Property created, registered or applied-for in any jurisdiction other than the United States.

(d)            Subject to the limitations set forth or referred to in this Section 5.11, if any Material Real Estate Assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), or a Real Estate Asset becomes a Material Real Estate Asset, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a first priority (subject to Permitted Liens) perfected Lien securing the Secured Obligations within 120 days of delivery of such notice and will take, and cause the Subsidiary Guarantors to deliver (i) a Mortgage with respect to such Material Real Estate Asset, (ii) a policy of title insurance (or a marked-up title insurance commitment having the effect of a policy of title insurance) on such Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties in form and substance and in an amount reasonably acceptable to the Collateral Agent insuring such Mortgage to be a valid subsisting first priority Lien on the property described therein, free and clear of all Liens other than Permitted Liens and contain such endorsements as are reasonably requested by the Collateral Agent, (iii) an opinion from local counsel in each jurisdiction where such Mortgaged Property is located regarding the enforceability and perfection of such Mortgage and otherwise in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Material Real Estate Asset (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the applicable Loan Party if required by the Flood Insurance Laws, together with evidence of flood insurance, to the extent required in Section 5.05 hereof and (v) a new ALTA or existing survey together with a no change affidavit sufficient for the title company to remove all standard survey exceptions from such Mortgage Policy and issue the endorsements required in clause (ii) above.

(e)            Notwithstanding anything to the contrary in this Section 5.11, Real Estate Assets required to be mortgaged under this Section 5.11 shall be limited to Material Real Estate Assets and notwithstanding anything to the contrary contained herein, (i) the Loan Parties shall not be required to grant or perfect a Lien (A) in any assets to the extent the burden or cost (including any material adverse Tax consequences or mortgage recording Tax consequences) of obtaining or perfecting a Lien therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent or if the granting of a Lien in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or with respect to any assets to the extent such a security interest would violate the terms of any contract with respect to such assets or would require governmental consent, approval, license or authorization, or the consent of one or more third parties (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or would trigger termination pursuant to any “change of control” or similar provision, (B) Capital Stock issued by and assets of partnerships, Joint Ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties or the pledge of which is prohibited by the terms of any applicable charter, Joint Venture agreement, shareholder agreement or similar agreement that, in the case of the Borrower and its Subsidiaries, is in effect on the Closing Date, and, in the case of any other acquired assets or Person, that is in effect at the time of the relevant acquisition (and was not entered into in contemplation thereof); provided that, for the avoidance of doubt, neither Holdings nor any Restricted Subsidiary shall have any obligation to obtain such consent, (C) in assets of any Foreign Subsidiaries or Excluded Subsidiaries (it being understood and agreed that in no event shall any pledge agreement, security agreement or hypothec governed by the laws of any jurisdiction other than the United States be required with respect to the pledge of any Capital Stock of any Foreign Subsidiary), (D) in margin stock, (E) in any applications for trademarks or service marks filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such mark unless and until evidence of use of the mark in interstate commerce is filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), (F) any assets subject to liens securing permitted receivables financings (including Factoring Assets to the extent sold, pledged or otherwise transferred in connection with a Factoring Transaction), (G) any lease, license, contract, third party arrangement or other agreement or any property subject to a purchase money security interest, finance lease obligation or similar arrangement permitted by this Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, finance lease or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of the Restricted Subsidiaries) or otherwise amend any rights, benefits and/or obligations or require the taking of any action that would be materially adverse to the Borrower or any Loan Guarantor, after giving effect to the applicable anti assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or (H) (u) payroll, healthcare, zero balance and other employee wage and benefit accounts, (v) tax accounts, including, without limitation, sales tax accounts, (w) escrow, defeasance and redemption accounts, (x) fiduciary or trust accounts, (y) accounts utilized solely to hold amounts on deposit of any party other than the Borrower, a Loan Guarantor or any Restricted Subsidiary thereof, and (z) cash collateral accounts securing credit card facilities, merchant accounts and letter of credit facilities, and, in the case of clauses (u) through (z), the funds or other property held in or maintained in any such accounts (collectively, any property of the type described in clauses (A) through (H) above, “Excluded Personal Property”); (ii) Liens granted on the following Collateral shall not be required to be perfected: (A) Cash and Cash Equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets), in each case, to the extent a Lien therein cannot be perfected by the filing of a financing statement under the UCC or other applicable law; (B) other assets requiring perfection through control agreements (other than Capital Stock of Subsidiaries required to be pledged under the Collateral Documents); (C) vehicles and any other assets subject to certificates of title; (D) commercial tort claims not anticipated to exceed $2,000,000; (E) letter of credit rights to the extent not perfected by the filing of a financing statement under the UCC and (F) to the extent the burden or cost of perfecting such Lien is unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrower; (iii) no actions in any non-U.S. jurisdiction or required by the law of any non-U.S. jurisdiction shall be required in order to create a security interest in any assets or to perfect or make enforceable such security interest (including property registered or applied-for in any non-U.S. jurisdiction) it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to Intellectual Property, (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter of agreement, (v) the Loan Parties will not be required, nor will any Agent be authorized, to pledge or perfect security interests in the assets constituting Collateral other than by (a) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (b) filings in (x) the United States Patent and Trademark Office with respect to any U.S. registered patents and trademarks and (y) the United States Copyright Office of the Library of Congress with respect to copyright registrations (and any exclusive licenses of registered copyrights granted to a Loan Party), in the case of each of (x) and (y), constituting Collateral, (c) Mortgage filings in the applicable jurisdiction with respect to any Material Real Estate Asset constituting Collateral and (d) delivery to the Collateral Agent (or a bailee or other agent of the Administrative Agent) to be held in its possession of all Collateral consisting of (x) certificates representing pledged Capital Stock and (y) promissory notes and other instruments constituting Collateral; provided that promissory notes and instruments having an aggregate principal amount less than $10.0 million need not be delivered to the Collateral Agent and (vi) in no event shall any leasehold interest in real property constitute Collateral. Notwithstanding the foregoing, if any Lender is prohibited from holding or benefiting from a Lien over real or immovable property pursuant to any law of the United States of America, such Lender shall notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

Section 5.12          Designation Of Unrestricted Subsidiaries. The Borrower may at any time designate any subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing and subject to 1.07(g), Borrower shall be in compliance with Section 6.01 on a Pro Forma Basis as of the last day of the most recently ended Test Period; (ii) the Borrower may not be designated as an Unrestricted Subsidiary, (iii) no Unrestricted Subsidiary shall own any Capital Stock in Holdings or its Restricted Subsidiaries, (iv) all Indebtedness owing by Holdings or any Restricted Subsidiary to any Unrestricted Subsidiary shall be subordinated in right of payment to the Obligations pursuant subordination provisions no less favorable, taken as a whole, than those contained in Exhibit J or as otherwise reasonably acceptable to the Administrative Agent, (v) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, Holdings or its Restricted Subsidiaries, (vi) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to Holdings or its Restricted Subsidiaries with respect to such Indebtedness except as permitted pursuant to this Agreement, (vii) none of Holdings or any of its Restricted Subsidiaries shall have any obligation to subscribe for additional Capital Stock of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary if such obligation would result in a Default and (viii) none of Holdings or any of its Restricted Subsidiaries shall transfer (including without limitation, by way of exclusive license) any material Intellectual Property or strategic assets to any Unrestricted Subsidiary (and, at the time of designation as an Unrestricted Subsidiary, no Unrestricted Subsidiary shall own or exclusively license any material Intellectual Property); provided that (x) if at any time the aggregate amount of Consolidated Total Assets attributable to all Subsidiaries that are Unrestricted Subsidiaries exceeds 15.0% of Consolidated Total Assets as of the end of any such Fiscal Quarter or (y) if at any time the aggregate amount of Consolidated Adjusted EBITDA attributable to all Subsidiaries that are Unrestricted Subsidiaries exceeds 15.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available), in each case, the Borrower shall designate sufficient Subsidiaries as Restricted Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Unrestricted Subsidiaries under this Agreement. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.08(ff)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. For the avoidance of doubt, Unrestricted Subsidiaries shall not be subject to Section 2.13 or Article 3, Article 5, Article 6 and Article 7 for so long as they are designated as such. Notwithstanding the foregoing, no Subsidiary designated an Unrestricted Subsidiary that is subsequently designated a Restricted Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter.

Section 5.13          Post-Closing Items. The Borrower shall, and shall cause its Subsidiaries to, take the actions set forth in Schedule 5.13, within the timeframes set forth therein.

Article 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in Cash or Cash Collateralized in a manner reasonably satisfactory to the Administrative Agent and, in the case of Letters of Credit, each applicable Issuing Bank, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01          Financial Covenants.

(a)            Commencing with the Fiscal Quarter ending June 30, 2024, Holdings shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.50:1.00.

(b)            Commencing with the Fiscal Quarter ending June 30, 2024 through the Fiscal Quarter ending March 31, 2025, Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.15:1.00, and, commencing with the Fiscal Quarter ending June 30, 2025 and for each Fiscal Quarter thereafter, Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.25:1.00.

(c)            For purposes of determining compliance with the financial covenants set forth herein, any Cash sale or issuance of, or contributions in respect of, Capital Stock (which shall be in the form of or in respect of common equity, or preferred equity that is not Disqualified Capital Stock or other Capital Stock, in each case, on terms reasonably acceptable to the Required Lenders) of the Borrower during the applicable Fiscal Quarter and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable with respect to such Fiscal Quarter (the “Cure Expiration Date”), shall, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for the purposes of determining compliance with the financial covenants set forth herein for periods including such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four Fiscal Quarter-period, the Specified Equity Contribution shall not be exercised more than twice and there shall not be more than five Specified Equity Contributions during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required, as reasonably determined by the Borrower, to cause Holdings to be in compliance with the financial covenants set forth herein, (c) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement, including for all other purposes of this Article 6, during the period included in the calculation of Consolidated Adjusted EBITDA and (d) no pro forma effect shall be given during such Fiscal Quarter for any reduction in Indebtedness made with the proceeds of such Specified Equity Contribution. Notwithstanding the provisions of Article 7, neither the Agents nor any Lender may exercise any remedies specified in this Agreement (or any other Loan Document) arising from an Event of Default resulting from a breach of this Section 6.01 for a period commencing upon receipt of notice from the Borrower that it intends to cure non-compliance with the financial covenants included herein by a Specified Equity Contribution through the Cure Expiration Date. No Lender will be required to extend new Revolving Loans or Swing Line Loans, or issue or extend new Letters of Credit from the date of receipt of such notice until the date the Specified Equity Contribution is received.

Section 6.02          Indebtedness. Neither Holdings, nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Indebtedness, except:

(a)            the Obligations;

(b)            [reserved];

(c)            Indebtedness of (i) the Borrower or Holdings to any Restricted Subsidiary, (ii) any Restricted Subsidiary to the Borrower or Holdings or any other Restricted Subsidiary; provided that (x) the aggregate principal amount of Indebtedness owed by any Non-Guarantor Subsidiary to the Borrower or any other Loan Party shall not exceed at any time outstanding the amount permitted to be invested in Non-Guarantor Subsidiaries (including Foreign Subsidiaries) pursuant to Section 6.08 (and shall constitute a use of such Investment capacity) and (y) all Indebtedness owing by any Loan Party to any Non-Guarantor Subsidiary shall be subordinated in right of payment to the Obligations pursuant to (1) the terms of the applicable promissory note (if any); provided that any such promissory note entered into after the Closing Date shall contain subordination provisions no less favorable, taken as a whole, than those contained in Exhibit J or as otherwise reasonably acceptable to the Administrative Agent or (2) an intercompany subordination agreement in the form of Exhibit J or as otherwise reasonably acceptable to the Administrative Agent and (iii) any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(d)            Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary arising from agreements providing for indemnification, reimbursement, adjustment of purchase price, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations, incurred in connection with Dispositions, Permitted Acquisitions or other sales or purchases of assets in each case permitted hereunder, and in connection with guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings, the Borrower or any such Restricted Subsidiary pursuant to such agreements;

(e)            Indebtedness (including deposits) in respect of (i) the performance of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees, import and export custom and duty guarantees and other similar obligations and (ii) any letter of credit, bank guarantee or similar obligation issued in respect thereto;

(f)             Indebtedness in respect of (i) Banking Services Obligations, (ii) other netting services, overdraft protections, automated clearinghouse arrangements and similar transactions and otherwise in connection with Deposit Accounts and (iii) repurchase agreements permitted under Section 6.08, in each case incurred in the ordinary course of business;

(g)            Guarantees of the obligations of suppliers, customers, franchisees, lessors and licensees by the Borrower, Holdings and the Restricted Subsidiaries in the ordinary course of business;

(h)            Guarantees by Holdings or the Borrower of Indebtedness or other obligations of a Restricted Subsidiary or guaranties by a Restricted Subsidiary or the Borrower of Indebtedness or other obligations of Holdings or the Borrower or a Restricted Subsidiary, in each case, of Indebtedness otherwise permitted to be incurred by such Person pursuant to this Section 6.02 or obligations not prohibited by this Agreement; provided that (i) no Guarantee by Holdings or any Restricted Subsidiary of any Junior Financing, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing, in each case, shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (ii) if the Indebtedness being Guaranteed is Junior Financing, such Guarantee shall be subordinated in payment and/or lien priority to the Guarantee of the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the subordination of such Junior Financing and (iii) in the case of guaranties by a Loan Party of the obligations of a Non-Guarantor Subsidiary, such guaranties shall be an Investment permitted by Section 6.08;

(i)             Indebtedness outstanding as of the Closing Date which, if in excess of $2,000,000, is set forth, in all material respects, in Schedule 6.02;

(j)             the Non-Guarantor Subsidiaries may become and remain liable with respect to Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $6,000,000 and 10.0% Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to the incurrence of such Indebtedness for which financial statements have been made available (or were required to be made available);

(k)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l)             Indebtedness of Holdings and the Restricted Subsidiaries with respect to Capital Leases and purchase money Indebtedness and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $6,000,000 and (ii) 10.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section  5.01(a) or (b), in each case incurred within 270 days after the applicable acquisition, completion of construction, installation, improvement, repair or replacement of the relevant assets; provided that any such Indebtedness shall be secured only by the assets so acquired, constructed, installed, improved, repaired or replaced, and the proceeds and products thereof (and accessions or additions that are affixed or incorporated into such property) and other assets also financed by the same counterparty or its affiliate;

(m)            Indebtedness of Holdings and the Restricted Subsidiaries assumed or incurred in connection with Permitted Acquisitions so long as (i) if the aggregate principal amount of Indebtedness assumed or incurred under this paragraph m exceeds $15,000,000, after giving effect to the assumption or incurrence of such Indebtedness and such Permitted Acquisition on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter of Holdings for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), the Total Leverage Ratio does not exceed 2.50:1.00, (ii) the aggregate principal amount of such Indebtedness of which Non-Guarantor Subsidiaries may become and remain liable pursuant to this clause (m) shall not exceed, together with the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries under clauses (ee) and (gg) of this Section 6.02, the greater of $10,000,000 and 15.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to the incurrence of such Indebtedness for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at any time outstanding in the aggregate, (iii) before and after giving effect thereto, no Event of Default shall have occurred and be continuing, (iv) with respect to any secured Indebtedness incurred pursuant to this clause (m), such Indebtedness shall comply with the conditions set forth in subclauses (A), (C), (E) and (F) of the proviso to clause (ee) of this Section 6.02 and (v) with respect to any unsecured Indebtedness incurred pursuant to this clause (m), such Indebtedness shall comply with the conditions set forth in subclauses (A) and (B) of the proviso to clause (gg) of this Section 6.02; provided, further that if such Indebtedness is secured on a pari passu basis with respect to the Liens securing the Obligations, then such Indebtedness shall be subject to the MFN Adjustment;

(n)            Indebtedness owed to equity holders of any Parent Company, or to current or former employees, officers, directors, managers or consultants of any Parent Company, Holdings, the Borrower or any Restricted Subsidiary or such employees’, officers’, directors’, managers’, or consultants’ respective Immediate Family Members, in each case to redeem or repurchase Capital Stock from such Persons; provided that (x) such Indebtedness, together with any Restricted Payments made pursuant to Section 6.05(c)(iii), is in an aggregate principal amount that does not exceed $5,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to the succeeding Fiscal Years) and $20,000,000 in the aggregate from the Closing Date;

(o)            Indebtedness in respect of commercial letters of credit or standby letters of credit, in each case obtained in the ordinary course of business in an aggregate principal amount for all such letters of credit not to exceed $1,000,000 at any time outstanding;

(p)            Guarantees by Holdings or the Borrower of Indebtedness of a Non-Guarantor Subsidiary that is permitted to be incurred pursuant to Section 6.02(j);

(q)            the Borrower, Holdings and any Restricted Subsidiaries may become and remain liable for any Indebtedness which represents a Permitted Refinancing of any Indebtedness permitted under Section 6.02(i), (m), (v), (ee)(y) or (gg)(y);

(r)            Indebtedness under any Hedge Agreements for the purpose of hedging risks associated with Holdings’, the Borrower’s and/or the Restricted Subsidiaries’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks) in the ordinary course of business and not for speculative purposes;

(s)            Indebtedness in an aggregate principal amount not to exceed, when taken together with effective Liens incurred under Section 6.03(r), the greater of $12,000,000 and 20.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to the incurrence of such Indebtedness for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at any time outstanding; provided, that, the amount of Indebtedness permitted to be incurred under this Section 6.02(s) shall be reduced by the aggregate principal amount of Indebtedness incurred pursuant to Section 6.02(ff).

(t)            Attributable Indebtedness incurred in connection with Sale and Lease-Back Transactions, together with the aggregate principal amount of Sale and Lease-Back Transactions permitted under Section 6.12, in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(u)            all premiums (if any), interest (including any post-petition interest), fees, expenses, charges and contingent payments, in each case with respect to Indebtedness otherwise permitted hereunder;

(v)            Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(w)            Indebtedness of Joint Ventures and/or any Indebtedness incurred on behalf thereof or representing guarantees of Indebtedness of Joint Ventures at any time outstanding not to exceed the greater of $7,500,000 and 12.5% Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to the incurrence of such Indebtedness for which financial statements have been made available (or were required to be made available);

(x)             to the extent constituting Indebtedness, deferred compensation to current or former employees, officers, directors, managers or consultants of any Parent Company, Holdings, the Borrower and the Subsidiaries incurred in the ordinary course of business or in connection with the Transactions, any Permitted Acquisition or any other transaction permitted under this Agreement;

(y)            letters of credit, bank guarantees or similar items issued (i) in connection with workers’ compensation, unemployment insurance or premiums related thereto and other social security obligations, pension obligations, vacation pay, health, disability or other employee benefits, or (ii) to secure liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance and reimbursement claims or self-insurance of any Parent Company, Holdings, the Borrower or any Restricted Subsidiary;

(z)            to the extent constituting Indebtedness, (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to any Real Estate Asset of the Borrower or any Restricted Subsidiary, (ii) unfunded pension fund and other Employee Benefit Plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law and (iii) obligations in connection with repurchase agreements constituting Cash Equivalents at the time such Investment was made;

(aa)          Indebtedness in respect of any letter of credit issued in favor of any Issuing Bank or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.26(e);

(bb)          Indebtedness in respect of any bankers’ acceptance, bank guarantees, warehouse receipt or similar facilities entered into in the ordinary course of business;

(cc)          Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(dd)         [reserved];

(ee)          Indebtedness of the Borrower, Holdings, or any Restricted Subsidiary secured on a pari passu or junior basis with respect to the Liens securing the Obligations in an aggregate principal amount not to exceed (x) the amount permitted pursuant to clause (a) of the definition of “Maximum Incremental Amount” plus (y) such amount that shall not cause, the Total Leverage Ratio, on a Pro Forma Basis and after giving effect to the application of proceeds thereof, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), to exceed 2.50:1.00; provided that (A) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for the Initial Term Loans (determined without giving effect to prepayments that reduce amortization); provided, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness otherwise satisfying this clause (A) on terms pursuant to which such refinancing or replacement shall be made automatically and without any conditions precedent to such refinancing or replacement (other than a default of the type described in Section 7.01(f) and (g) of this Agreement), in which case, on or prior to the first anniversary of the incurrence of such bridge or other credit facility, this clause (A) shall not prohibit the inclusion of customary terms for bridge facilities providing for customary mandatory prepayment, repurchase or redemption of such bridge or interim credit facility with such long-term Indebtedness, (B) subject to Section 1.07(g), no Event of Default shall have occurred and be continuing or would result therefrom, (C) the stated final maturity of such Indebtedness is at least 91 days outside the Latest Maturity Date at the time of such incurrence; provided, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness otherwise satisfying this clause (C) on terms pursuant to which such refinancing or replacement shall be made automatically and without any conditions precedent to such refinancing or replacement (other than a default of the type described in Section 7.01(f) and (g) of this Agreement), in which case, on or prior to the first anniversary of the incurrence of such bridge or other credit facility, this clause (C) shall not prohibit the inclusion of customary terms for bridge facilities providing for customary mandatory prepayment, repurchase or redemption of such bridge or interim credit facility with such long-term Indebtedness, (D) such Indebtedness is not guaranteed by any Person other than the Loan Parties (or Persons that become Loan Parties in connection therewith) and is not secured by any assets of Holdings and its Subsidiaries other than the Collateral (or assets that become Collateral in connection therewith), (E) either such Indebtedness (x) does not contain terms (other than pricing, rate floors, discounts, fees and optional redemption provisions) materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes market terms and conditions as of the time of incurrence for first lien or junior lien secured loans or debt securities, as applicable; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto certifying that the Borrower has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (E)  shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (F) such Indebtedness will be subject to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable; provided, further that (x) if such Indebtedness is secured on a pari passu basis with respect to the Liens securing the Obligations, then such Indebtedness shall be subject to the MFN Adjustment and (y) the aggregate principal amount of such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this clause (ee) shall not exceed, together with the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries under clauses (m) and (gg) of this Section 6.02, $10,000,000 in the aggregate;

(ff)           Indebtedness arising from or incurred in connection with any Factoring Transaction; and

(gg)         unsecured Indebtedness of the Borrower, Holdings or any Restricted Subsidiary in an aggregate principal amount not to exceed (x) the amount permitted pursuant to clause (a) of the definition of “Maximum Incremental Amount” plus (y) such amount as shall not cause the Total Leverage Ratio, on a Pro Forma Basis after giving effect to the application of proceeds thereof, as of the last day of the most recently ended Test Period, to exceed 2.50:1.00; provided that (A) the stated final maturity of such Indebtedness is at least 91 days outside the Latest Maturity Date at the time of such incurrence; provided, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness otherwise satisfying this clause (A) on terms pursuant to which such refinancing or replacement shall be made automatically and without any conditions precedent to such refinancing or replacement (other than a default of the type described in Section 7.01(f) and (g) of this Agreement), in which case, on or prior to the first anniversary of the incurrence of such bridge or other credit facility, this clause (A) shall not prohibit the inclusion of customary terms for bridge facilities providing for customary mandatory prepayment, repurchase or redemption of such bridge or interim credit facility with such long-term Indebtedness; (B) such Indebtedness has a Weighted Average Life to Maturity not shorter than the Initial Term Loans (determined without giving effect to prepayments that reduce amortization); provided, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness otherwise satisfying this clause (B) on terms pursuant to which such refinancing or replacement shall be made automatically and without any conditions precedent to such refinancing or replacement (other than a default of the type described in Section 7.01(f) and (g) of this Agreement), in which case, on or prior to the first anniversary of the incurrence of such bridge or other credit facility, this clause (B) shall not prohibit the inclusion of customary terms for bridge facilities providing for customary mandatory prepayment, repurchase or redemption of such bridge or interim credit facility with such long-term Indebtedness; (C) subject to Section 1.07(g), no Event of Default shall have occurred and be continuing or would result therefrom; (D) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall be subordinated to the Obligations in a manner that is either consistent with market subordination terms as of the time of incurrence for high-yield subordinated loans or debt securities or otherwise reasonably acceptable to the Administrative Agent; and (E) such Indebtedness (x) does not contain terms (other than pricing, rate floors, discounts, fees and optional redemption provisions) materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes then-market terms and conditions for such type of Indebtedness being incurred, as determined by the Borrower in good faith and certified by a responsible officer of the Borrower; provided that the aggregate principal amount of such Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this clause (gg) shall not exceed, together with the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries under clauses  (m) and (ee) of this Section 6.02, $10,000,000 in the aggregate.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.02, (x) the principal amount of Indebtedness outstanding under any clause of this Section 6.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness and (y) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 6.02.

The accrual of interest, the accrual of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.02. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Holdings dated such date prepared in accordance with GAAP.

Section 6.03          Liens. Neither Holdings, nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings, the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)            (i) Liens granted pursuant to the Loan Documents to secure the Secured Obligations and (ii) Liens on Cash or deposits granted in favor of the Swing Line Lender or the Issuing Bank to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively;

(b)            Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c)            statutory Liens and Liens arising by operation of law of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law, in each case incurred in the ordinary course of business and which secure amounts not overdue for a period of more than sixty days or if more than sixty days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings;

(d)            Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance or premiums related thereto and other types of social security obligations, pension obligations, vacation pay, health, disability or other employee benefits, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) in respect of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, and liability or other insurance and reimbursement claims or self-insurance to any Parent Company, Holdings, the Borrower and the Restricted Subsidiaries and (iv) in respect of deposits or pledges to secure letters of credit, bank guarantees, or similar items posted to support the payment of items in the foregoing clauses (i) through (iii);

(e)            exceptions that would be listed in a title policy with respect to any Real Estate Asset, and any other easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, individually or in the aggregate, which do not and could not reasonably be expected to have a Material Adverse Effect on Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, and the value, use and occupancy of the Real Estate Asset thereof, including licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas and oil pipelines, steam and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables;

(f)            any (i) interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license permitted hereunder, (ii) landlord liens permitted by the terms of any lease, (iii) restriction or encumbrance that the interest or title of such lessor, sublessor, licensor or sublicensor may be subject to (including ground leases) or (iv) subordination of the interest of the lessee or sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause  (iii);

(g)            Liens solely on any Cash or Cash Equivalent earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guaranty or similar obligation issued in respect thereof;

(h)            purported Liens evidenced by the filing of precautionary UCC or similar filings or notices relating solely to operating leases, consignment arrangements or bailee arrangements entered into in the ordinary course of business;

(i)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of property in the ordinary course of business;

(j)             any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use or dimensions of any Real Estate Asset or structure thereon, in each case which does not and could not reasonably be expected to have a Material Adverse Effect on Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, including official plans, zoning and building by-laws, restrictive covenants and other land use limitations, public or private, and other restrictions as to the use of any Real Estate Asset;

(k)            to the extent that such Liens do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or preclude any use of the applicable property for its intended purpose (i) licenses or sublicenses of Intellectual Property rights granted by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business or to Holdings, the Borrower or any Restricted Subsidiary and (ii) leases or subleases granted by Holdings, the Borrower or any Restricted Subsidiary to third parties in respect of property that Holdings reasonably determines is not necessary to the operation of the business in the ordinary course of business;

(l)             Liens described in Schedule 6.03(l) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.02 and (B) proceeds and products thereof and (ii) to the extent securing Indebtedness, the modification, renewal, extension or refinancing of the Indebtedness or other obligations secured or benefited by such Liens is permitted by Section 6.02;

(m)            (i) Liens securing Indebtedness permitted pursuant to Section 6.02(l); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (and after acquired property, the proceeds and products thereof and accessions or additions thereto and other assets also financed by the same counterparty or its affiliate) and (ii) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.02(l); provided that any such Lien does not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced (except for after acquired property, the proceeds or products thereof, and accessions or additions thereto and other assets also financed by the same counterparty or its affiliate);

(n)            (i) Indebtedness incurred pursuant to Section 6.02(m) may be secured by Liens on the assets of the newly acquired Subsidiary; provided that such Indebtedness was not created in contemplation of the acquisition of such assets or Subsidiary by Holdings, the Borrower or any Restricted Subsidiary and (ii) Liens securing Indebtedness incurred pursuant to Section 6.02(q) (solely with respect to the Permitted Refinancing of Indebtedness permitted pursuant to Section 6.02(m)); provided that such Lien shall not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced and the proceeds or products thereof, and accessions or additions thereto and other assets also financed by the same counterparty or its affiliate;

(o)            Liens (i) that are contractual rights of setoff relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft, cash management or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p)            Liens securing Indebtedness permitted pursuant to Section 6.02(i) or other obligations, in each case outstanding immediately prior to the Closing Date and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after acquired property covered by such Lien, (B) the proceeds or products thereof and (C) accessions or additions thereto and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens, which to the extent constituting Indebtedness, is permitted by Section 6.02;

(q)            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Restricted Subsidiaries;

(r)             other Liens on assets securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed, when taken together with any outstanding Indebtedness incurred under Section 6.02(s), the greater of $12,000,000 and 20.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to the granting of such Lien for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)); provided, that, the amount of Liens permitted to be incurred under this Section 6.03(r) shall be reduced by the aggregate principal amount of Liens incurred pursuant to Section 6.03(aa);

(s)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(t)             leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness for borrowed money;

(u)            Liens on property of any Non-Guarantor Subsidiary, which Liens secure Indebtedness of Non-Guarantor Subsidiaries permitted under Section  6.02;

(v)            Liens (i) (x) securing Indebtedness permitted to be incurred pursuant to Section  6.02(m) or (y) otherwise existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary in each case after the date hereof; provided that, in the case of clause (i)(y), (1) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (2) such Lien does not extend to or cover any other assets or property (other than (A) after acquired property, (B) the proceeds or products thereof, (C) accessions or additions thereto and (D) other assets also financed by the same counterparty or its affiliates) and (ii) any modification, refinancing, replacement, extension or renewal thereof in connection with the refinancing, modification, refinancing, replacement, extension or renewal of the obligations or Indebtedness secured thereby which is permitted or not restricted hereunder;

(w)           (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of property and bailment arrangements entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement and (ii) Liens arising by operation of law under Article 2 of the UCC (and any similar provision or any other Requirements of Law) in favor of a seller or buyer of goods;

(x)            Liens placed on the Capital Stock of any non-wholly-owned Subsidiary or Joint Venture in the form of a transfer restriction, purchase option, call or similar right of a third-party Joint Venture partner;

(y)            Liens on the Collateral securing Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of the foregoing; provided that (x) any such Liens securing any Permitted First Priority Refinancing Debt or any Permitted Refinancing thereof are subject to the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof are subject to the Junior Lien Intercreditor Agreement;

(z)            (i) Liens securing Indebtedness incurred pursuant to Section 6.02(ee) and (ii) Liens securing Indebtedness incurred pursuant to Section 6.02(q) (solely with respect to the Permitted Refinancing of Indebtedness permitted pursuant to Section 6.02(ee)); provided that such Lien shall not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced and the proceeds or products thereof, and accessions or additions thereto and other assets also financed by the same counterparty or its affiliate; provided that (x) any such Liens are subject to a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, (y) the Total Leverage Ratio shall not exceed 2.50:1.00;

(aa)          Liens created or deemed to be created in respect of Factoring Assets sold, pledged or otherwise transferred in connection with a Factoring Transaction permitted by this Agreement;

(bb)          any conditions that may be shown by a current, accurate survey which do not materially interfere with the conduct of the business of Holdings and the Subsidiaries with respect to any Real Estate Asset;

(cc)          Liens securing letters of credit permitted pursuant to Section 6.02(o);

(dd)         Liens (i) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.08 to be applied against the purchase price for such Investment (or to secure letters of credit, a bank guaranty or similar obligation issued in respect thereof), and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.09;

(ee)          Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts, securities accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ff)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect to such insurance policies not prohibited hereunder;

(gg)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.08; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(hh)         to the extent constituting a Lien, the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings, the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(ii)            undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings;

(jj)            reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(kk)          Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit, bank guarantee or bankers’ acceptance to the extent permitted under this Agreement;

(ll)            Liens consisting of royalties payable with respect to any asset or property of the Borrower or any Restricted Subsidiary;

(mm)        statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of Holdings or any of the Restricted Subsidiaries in the ordinary course of business under Environmental Laws to which Holdings or any of its Restricted Subsidiaries or any assets of Holdings or any of the Restricted Subsidiaries is subject;

(nn)         security given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary in the ordinary course of its business;

(oo)          [reserved];

(pp)         Liens arising out of Sale and Lease-Back Transactions permitted by Section 6.02(t); and

(qq)         Liens securing Indebtedness among Holdings and its Restricted Subsidiaries (other than Liens granted by a Loan Party in favor of a Non-Guarantor Subsidiary).

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.03.

Section 6.04          No Further Negative Pledges. None of Holdings, the Borrower or any Restricted Subsidiary shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired, except with respect to:

(a)            specific property (including the Capital Stock of any Restricted Subsidiary) (i) encumbered to secure payment of particular Indebtedness or (ii) to be sold pursuant to an executed agreement with respect to a permitted disposition pursuant to Section 6.09;

(b)            restrictions contained in agreements with respect to Indebtedness incurred by Non-Guarantor Subsidiaries in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Non-Guarantor Subsidiary and its Subsidiaries that are Restricted Subsidiaries);

(c)            restrictions contained in this Agreement and the other Loan Documents;

(d)            restrictions by reason of customary provisions restricting assignments, subletting, sublicensing or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens, the property or assets subject to such leases, licenses or similar agreements, or restrict the assignment, subletting, sublicensing or other transfer of rights under the lease, license or similar agreement itself, as the case may be);

(e)            Liens permitted to be incurred under Section 6.03 and restrictions in the agreements relating thereto that limit the right of Holdings, the Borrower or any Restricted Subsidiary to dispose of or transfer the assets subject to such Liens;

(f)             provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(g)            any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(h)            restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, Joint Venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, Joint Venture or similar Person;

(i)             restrictions on Cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j)             restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (i) no more restrictive in any material respect, when taken as a whole, with respect to Holdings, the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date (including this Agreement ) and (ii) in the case of Credit Agreement Refinancing Indebtedness, consistent with the definition thereof;

(k)            restrictions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into in contemplation of such Person becoming a Subsidiary;

(l)             negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.02 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness;

(m)           restrictions and conditions existing on the Closing Date identified on Schedule 6.04 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect;

(n)            restrictions imposed by Requirements of Law; and

(o)            customary restrictions and conditions contained in agreements relating to Factoring Transactions permitted hereunder; provided that such restrictions and conditions apply only to the Factoring Assets that are subject to such Factoring Transaction.

Section 6.05      Restricted Payments. Neither Holdings, the Borrower nor any Restricted Subsidiary shall declare or pay any dividend or distribution (other than Restricted Payments payable solely in Qualified Capital Stock of the Person making such Restricted Payment) on any Capital Stock of Holdings, the Borrower or the Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or the Restricted Subsidiaries, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings, the Borrower or the Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or the Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a)            each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of such Capital Stock);

(b)            each of Holdings and the Borrower may make Restricted Payments:

(i)             to the extent necessary to permit Holdings (or any Parent Company) to pay operating costs in the ordinary course, general administrative costs and expenses (including other corporate overhead, administrative, legal, accounting or similar expenses), franchise and similar taxes to maintain its corporate existence, fees and expenses related to debt and equity offerings (whether or not successful) and indemnification claims of employees, directors, officers, managers or consultants of Holdings (or any Parent Company), in each case attributable to the ownership and operations of the Borrower and the Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.05(b)(i) shall not exceed $5,000,000 in any Fiscal Year,

(ii)            (A) for so long as the Borrower is classified as a corporation for U.S. federal income tax purposes and it is a member of a consolidated, combined or similar tax group for U.S. federal, state and local income tax purposes of which Holdings or any Parent Company is the common parent, Holdings and the Borrower may make distributions so that the common parent of the consolidated group can pay the U.S. federal, state, and local income taxes of such group solely to the extent that such income taxes are attributable to the income of the Borrower and its Subsidiaries, and (B) for so long as the Borrower is classified as a disregarded entity or a partnership for U.S. federal income tax purposes, to the extent necessary to permit Holdings (or any Parent Company) to pay its U.S. federal, state and local income tax liabilities attributable to the income of the Borrower; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of such U.S. federal, state and local income taxes for such fiscal year had the Borrower and its Subsidiaries been a stand-alone corporate taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Borrower); provided further that Restricted Payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary for such purpose,

(iii)            the proceeds of which shall be used by Holdings to finance (or to make a Restricted Payment to any Parent Company to finance) any Investment permitted to be made pursuant to Section 6.08 (other than Section 6.08(q)); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment, (B) in the case of a Permitted Acquisition, Holdings, the Borrower or the applicable Parent Company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Restricted Subsidiary upon receipt of such contribution or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 6.09) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 5.11 and (C) no proceeds received by the Borrower or any of the Restricted Subsidiaries shall increase the Available Amount or amounts permitted to be paid pursuant to Section 6.05(c)(ii) or (d), Section 6.06(d) or Section 6.08(h) or (q);

(iv)           the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any Parent Company to enable it to make) Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or such Parent Company; and

(v)            the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any Parent Company to enable it to pay) salary, bonus and other benefits payable to current or former employees, directors, officers, managers or consultants of Holdings (or any Parent Company) to the extent such salaries, bonuses and other benefits (or the portion thereof payable with Restricted Payments from the Borrower) are directly attributable to the ownership and operations of the Borrower and the Restricted Subsidiaries,

(c)            the Borrower may make Restricted Payments to Holdings (or any Parent Company) to allow such Person to repurchase or retire for value Capital Stock of Holdings (or any Parent Company) held by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member of any of the foregoing) of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary (i) in exchange for notes issued pursuant to Section 6.02(n), (ii) with the amount of any Net Proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Capital Stock of Holdings (or any Parent Company) to officers, directors or employees of Holdings or its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause  (c) or Section 6.06(d) or Investments pursuant to Section 6.08(h) or (q), and to the extent not included in the Available Amount, or (iii) in exchange for Cash and Cash Equivalents, in the case of this clause (c)(iii), in an amount not to exceed, together with all Indebtedness incurred pursuant to Section 6.02(n), the sum of (x) $10,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to the succeeding Fiscal Years) and $40,000,000 in the aggregate from the Closing Date to the date of determination plus (y) the amount of any keyman life insurance policies received by the Borrower and the Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this paragraph (c);

(d)            (i) each of Holdings and the Borrower may make Restricted Payments with the proceeds of, or in exchange for, a substantially contemporaneous issuance of Qualified Capital Stock of Holdings, the Borrower or any Parent Company (other than issuances to a Restricted Subsidiary, any Excluded Contribution, any issuance included in the Available Amount or the proceeds of which are applied to a payment or redemption pursuant to Section 6.05(c)(ii) or Section 6.06(d) or an Investment pursuant to Section 6.08(h) or (q)) and in the case of Restricted Payments by the Borrower, to the extent such proceeds were contributed as Qualified Capital Stock to the Borrower and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings and the Borrower may make Restricted Payments with the proceeds of Excluded Contributions;

(e)            so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, with respect to dividends and distributions only, and the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), shall not exceed 2.50:1.00, the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such Restricted Payment; provided that the aggregate amount of Restricted Payments by the Borrower to Holdings under this Section 6.05(e) shall not at any time exceed the Available Amount at such time;

(f)            so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, other Restricted Payments in an aggregate amount not to exceed the greater of $12,500,000 and 20.0% Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available);

(g)            so long as no Event of Default shall have occurred and be continuing or be caused thereby on the date of declaration, each of Holdings and the Borrower may pay an annual dividend (or pay a dividend to any Parent Company to make a dividend) following an initial public offering of the Borrower (or any Parent Company) of no greater than 7.0% per annum of the net proceeds received in such initial public offering and contributed to the Borrower (other than to the extent constituting Excluded Contributions);

(h)            each of Holdings, the Borrower and the Restricted Subsidiaries may make Restricted Payments necessary to (i) consummate the Transactions and (ii) in connection with the payment of the Closing Date Dividend;

(i)             to the extent constituting Restricted Payments, transactions expressly permitted by Section  6.08 (other than Section 6.08(u)), Section  6.09 (other than Section 6.09(t)) or Section  6.10 (other than Sections 6.10(a), (e), (g), (h)., (l), (o), (p) and (q)) shall be permitted;

(j)             repurchases of Capital Stock in Holdings (or any Parent Company thereof), the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants shall be permitted if such Capital Stock represents a portion of the exercise price of such options or warrants;

(k)            payments in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holdings (or any Parent Company), shall be permitted;

(l)            the Borrower, Holdings or any Restricted Subsidiary may make payments of compensation (other than the compensation referred to in Section 6.05(c)) to current or former employees, directors, officers, managers and consultants in the ordinary course of business;

(m)            Restricted Payments may be made pursuant to this Section 6.05 within sixty days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof;

(n)            the Borrower and any Restricted Subsidiary may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, AHYDO Catch-Up Payments relating to any Indebtedness;

(o)            Holdings and its Restricted Subsidiaries may redeem, repurchase, retire or otherwise acquire, in each case for nominal value per right, of any rights granted to all holders of Capital Stock of Holdings (or any Parent Company) or the Borrower pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics;

(p)            Holdings and its Restricted Subsidiaries may make Restricted Payments to dissenting stockholders pursuant to applicable law in connection with any merger, amalgamation, consolidation or transfer of all or substantially all of Holdings’ and its Restricted Subsidiaries’ assets that complies with the terms of this Agreement;

(q)            Holdings and its Restricted Subsidiaries may make payments in accordance with Section 6.10(r);

(r)             so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, the Borrower may make Restricted Payments (and Holdings may itself make Restricted Payments) so long as the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recently ended Test Period, shall not exceed 2.25:1.00; and

(s)            the Borrower and its Restricted Subsidiaries may make Restricted Payments arising from agreements providing for indemnification, reimbursement, adjustment of purchase price, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations, incurred in connection with Dispositions, Permitted Acquisitions or other sales or purchases of assets, in each case, not prohibited hereunder;

Section 6.06          Cash Payments on Junior Financing. Neither Holdings, nor the Borrower shall, nor shall it permit any Restricted Subsidiaries to, declare, order, pay, make or set apart, any Cash sum for any payments with respect to any Junior Financing, or in each case any Permitted Refinancing thereof, except that:

(a)            Holdings, the Borrower or any Restricted Subsidiary may make regularly scheduled payments of interest, fees and indemnification obligations, expense reimbursements, principal payments at maturity, prepayment premiums and default interest in respect of any Junior Financing in accordance with any applicable intercreditor agreement; provided that if such Junior Financing is Subordinated Indebtedness, such payment is in accordance with the terms of the subordination provisions contained in the indenture or other agreement pursuant to which such Subordinated Indebtedness (including intercompany Subordinated Indebtedness) was issued as such indenture or other agreement may be amended from time to time to the extent permitted under Section 6.14;

(b)            [reserved];

(c)            Holdings, the Borrower or any Restricted Subsidiary may make prepayments in connection with a refinancing of any Junior Financing permitted under Section 6.02;

(d)            (i) the Borrower may make payments with the proceeds of, or conversions to, Qualified Capital Stock of Holdings (or any Parent Company) and with the proceeds of contributions to the capital of, or from the issuances of Qualified Capital Stock of the Borrower (other than any Excluded Contribution, any issuances to a Restricted Subsidiary, and any issuance included in the Available Amount or the proceeds of which are applied to a payment or redemption pursuant to Section 6.05(c)(ii) or an Investment pursuant to Section 6.08(h) or (q)) and (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings and the Borrower may make payments with the proceeds of Excluded Contributions;

(e)            [reserved];

(f)             Holdings, the Borrower or any Restricted Subsidiary may make other payments of any Junior Financing as a result of a “change of control” or Disposition so long as, in the case of a Disposition, any rights of the holders thereof upon such Disposition shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or Cash Collateralization of any Letters of Credit in accordance with the terms of this Agreement;

(g)            Holdings, the Borrower and the Restricted Subsidiaries may make other Cash payments with respect to any Junior Financing in an aggregate amount not to exceed the Available Amount at such time so long as (i) no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) so long as the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or Section 5.01(b), shall not exceed 2.50:1.00;

(h)            so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Holdings, the Borrower and the Restricted Subsidiaries may make Cash payments with respect to any Junior Financing in an aggregate amount not to exceed the greater of $3,000,000 and 5.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such payment for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b));

(i)             so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Holdings, the Borrower and the Restricted Subsidiaries may make other Cash payments with respect to any Junior Financing so long as the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), shall not exceed 2.25:1.00;

(j)             Holdings and the Restricted Subsidiaries may make AHYDO Catch-Up Payments relating to any Junior Financing; and

(k)            to the extent they constitute a Junior Financing, the Borrower and the Restricted Subsidiaries may pay obligations arising from agreements providing for indemnification, reimbursement, adjustment of purchase price, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations, incurred in connection with Dispositions, Permitted Acquisitions or other sales or purchases of assets, in each case, not prohibited hereunder.

Section 6.07          [Reserved].

Section 6.08          Investments. Neither Holdings, nor the Borrower shall, nor shall it permit any Restricted Subsidiaries to, make or hold any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase or hold any Capital Stock, bonds, notes, debentures or other debt securities of any Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (all of the foregoing, “Investments”), except:

(a)            accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business;

(b)            Investments in Cash and Cash Equivalents;

(c)            loans and advances to employees, officers and directors of Holdings, the Borrower and any Restricted Subsidiaries (i) in the ordinary course of business and consistent with past practice for business related travel expenses, moving expenses and other similar expenses and (ii) for other bona fide business purposes in an aggregate amount for Holdings, the Borrower and the Restricted Subsidiaries not to exceed $7,500,000 and 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) at any one time outstanding;

(d)            Investments made by the Borrower and the Restricted Subsidiaries with the Net Proceeds of any Asset Sale or Net Insurance/Condemnation Proceeds to the extent such proceeds are applied in accordance with Section 2.13(c);

(e)            Investments (i) among Holdings, the Borrower and the Subsidiary Guarantors (including any newly created Subsidiary that becomes a Subsidiary Guarantor) and (ii) by any Non-Guarantor Subsidiary in any Loan Party (other than loans or advances, unless the Indebtedness in respect thereof is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent);

(f)             subject to Section 1.07(g), Investments by the Borrower, Holdings or any Subsidiary Guarantors in any Non-Guarantor Subsidiary in an aggregate outstanding amount not to exceed, together with the aggregate outstanding amount of Investments made pursuant to clause (h)(iii) of this Section 6.08, the greater of $7,500,000 and 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) in the aggregate; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.08);

(g)            Investments required in connection with a Factoring Transaction permitted pursuant to this Agreement;

(h)            acquisitions by the Borrower, Holdings or any Restricted Subsidiary of all or substantially all of the outstanding Capital Stock or assets (including a division or line of business) of Persons in any transaction or series of related transactions (each a “Permitted Acquisition”); provided that, subject to Section 1.07(g), (i) no Default or Event of Default has occurred or is continuing; (ii) after giving effect to such Permitted Acquisition, the Loan Parties are in compliance with Section 6.11, (iii) unless such acquired Persons and their Subsidiaries become Non-Guarantor Subsidiaries and pledge their assets as, and to the extent, required by Section 5.11, the aggregate consideration (excluding proceeds of any consideration paid in Qualified Capital Stock) or consideration paid with the Available Amount paid by the Borrower and the Non-Guarantor Subsidiaries in respect of all such Permitted Acquisitions shall not exceed, together with the aggregate outstanding amount of Investments made pursuant to clause (f) of this Section  6.08, the greater of $7,500,000 and 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) in the aggregate during the term of this Agreement and (iv) the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), shall not exceed 2.75:1.00.

(i)             Investments in Joint Ventures and Similar Businesses in an aggregate amount at any time outstanding not to exceed the greater of $7,500,000 and 12.5% Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available);

(j)             Investments by any Non-Guarantor Subsidiaries or Foreign Subsidiaries in any other Non-Guarantor Subsidiaries or Foreign Subsidiaries;

(k)            Investments by the Borrower and Subsidiary Guarantors constituting a capital contribution or other transfer of Capital Stock in any Foreign Subsidiary in connection with a Disposition permitted under Section 6.09(r);

(l)             loans and advances to employees, officers and directors of Holdings, the Borrower and any Restricted Subsidiaries to the extent used to acquire Capital Stock of Holdings and to the extent such transactions are cashless;

(m)            Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;

(n)            Investments received in settlement of amounts due to the Borrower and the Restricted Subsidiaries effected in the ordinary course of business or owing to the Borrower and the Restricted Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower and the Restricted Subsidiaries;

(o)            Investments in existence or contemplated on the Closing Date and described in Schedule 6.08 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section  6.08), and any Investments, loans and advances existing on the Closing Date by Holdings, the Borrower or any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary;

(p)            Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;

(q)            (i) Investments paid for with consideration which consists of (A) Capital Stock of Holdings or any Parent Company (other than Disqualified Capital Stock) or (B) the proceeds of a substantially contemporaneous issuance or sale of Capital Stock of Holdings (other than Disqualified Capital Stock), or a substantially contemporaneous contribution of Cash to Holdings, in each case, to the extent the Net Proceeds thereof (if any), or such Cash shall be, as applicable, contributed to the Borrower and used by the Borrower or any Restricted Subsidiary for such Investment or such Investment shall be contributed to the Borrower (other than issuances to a Restricted Subsidiary, any Excluded Contribution, any issuance included in the Available Amount or the proceeds of which are applied to a payment or redemption pursuant to Section 6.05(d), 6.06(d) or an Investment pursuant to Section 6.08(h)) and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings and the Borrower may make Investment with the proceeds of Excluded Contributions;

(r)             Guarantees by Holdings of the obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)            Guarantees permitted by Section 6.02 (other than Sections 6.02(c) or (h));

(t)             Investments resulting from the receipt of non-Cash consideration received in connection with Dispositions permitted by Section 6.09;

(u)            loans and advances to Holdings or any Parent Company in lieu of and not in excess of the amount of (after giving effect to any other loans or advances under this paragraph (u)) Restricted Payments permitted to be made to Holdings or such Parent Company in accordance with Section 6.05 (with all such loans and advances reducing the amount of corresponding Restricted Payments available under Section 6.05);

(v)            so long as (i) no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) after giving effect thereto the Loan Parties are in compliance with the Financial Covenant on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Sections 5.01(a) and (b), Holdings and the Restricted Subsidiaries may make Investments in an amount not to exceed the Available Amount at the time of any such Investment;

(w)           advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(x)            deposits in the ordinary course of business to secure the performance of operating leases or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of money) incurred in the ordinary course of business;

(y)            Investments consisting of licensing, sub-licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(z)            Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses, sublicenses, leases or subleases of Intellectual Property in the ordinary course of business;

(aa)          de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis Investments in any such Restricted Subsidiary must be permitted under this Section 6.08 other than under this paragraph (aa);

(bb)          Investments consisting of Hedge Agreements permitted under Section 6.02(r);

(cc)          in addition to Investments otherwise expressly permitted by this Section 6.08 and so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Investments by the Borrower and the Restricted Subsidiaries in an aggregate outstanding amount (valued at cost) not to exceed the greater of (x) $15,000,000 and (y) 25.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b) and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.08);

(dd)         so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, the Borrower and the Restricted Subsidiaries may make additional Investments so long as the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b), shall not exceed 3.00:1.00;

(ee)          the Borrower and its Restricted Subsidiaries may make Investments to the extent necessary for such Restricted Subsidiary or the Borrower to make capital expenditures in any Restricted Subsidiary or the Borrower; and

(ff)            Investments made by Holdings, the Borrower or any Restricted Subsidiary in or to any Unrestricted Subsidiary not to exceed the greater of (x) $7,500,000 and (y) 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)); provided that any Investment in or to any Unrestricted Subsidiary shall only be permitted to be made pursuant to this clause (ff).

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 6.09          Fundamental Changes; Disposition of Assets. Neither Holdings, nor the Borrower shall, nor shall it permit any Restricted Subsidiary to, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a)            any Restricted Subsidiary of Holdings may be merged, amalgamated or consolidated with or into the Borrower or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be Disposed of, in one transaction or a series of transactions, to the Borrower or any Subsidiary Guarantor (and ratably to any other shareholder); provided, in the case of such a merger, amalgamation or consolidation, the Borrower or such Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person and the Lien on and security interest in such Collateral granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with, and to the extent required by, Section 5.11;

(b)            (i) any Non-Guarantor Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or any other Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be Disposed of, in one transaction or a series of transactions, to the Borrower or any Restricted Subsidiary and (ii) any Immaterial Subsidiary may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be Disposed of;

(c)            any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 6.09(c), (i) all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or another Subsidiary Guarantor and (ii) no Event of Default shall have occurred and be continuing at such time;

(d)            any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person (including any Non-Guarantor Subsidiary or any Unrestricted Subsidiary) in order to effect an Investment permitted pursuant to Section 6.08;

(e)            so long as no Default exists or would result therefrom, Holdings or the Borrower may (i) merge, amalgamate or consolidate with any other Person; provided that Holdings or the Borrower, as applicable, shall be the continuing or surviving entity or the continuing or surviving Person shall expressly assume the obligations of Holdings or the Borrower, as applicable, under the Loan Documents in a manner reasonably acceptable to the Administrative Agent or (ii) change its legal form if Holdings or the Borrower, as applicable, determines in good faith that such action is in the best interests of Holdings or the Borrower, as applicable; provided that (i) such change does not materially impair any rights or privileges of the Lenders or any Agent under any Loan Document and (ii) in each case, the continuing or surviving entity shall be an entity organized under the laws of the United States;

(f)             so long as no Default exists or would result therefrom, (i) Holdings may merge, amalgamate or consolidate with the Borrower; provided that (x) the Borrower shall be the continuing or surviving Person and (y) after giving effect to such merger, amalgamation or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; and (ii) Holdings may merge, amalgamate or consolidate with any Parent Company that is an entity organized under the laws of the United States; provided that Holdings shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of Holdings under the Loan Documents in a manner reasonably acceptable to the Administrative Agent;

(g)            a merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted pursuant to this Section 6.09 may be effected;

(h)            [Reserved];

(i)             the Disposition of obsolete, worn out, damaged or surplus property in the ordinary course of business;

(j)             the sale of inventory in the ordinary course of business;

(k)            the sale or issuance of Capital Stock (i) of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (provided that in the case of such issuance of Capital Stock of a Restricted Subsidiary that is not a wholly-owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the Borrower’s Capital Stock to Holdings or (ii) in order to qualify members of the board of directors or board of managers, as applicable, of any Restricted Subsidiary if required by any Requirements of Law;

(l)             the use, sale, exchange or other disposition of Cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(m)           the licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(n)            Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;

(o)            licenses, sublicenses, leases or subleases with respect to any property or assets (other than patents, trademarks, copyrights and other Intellectual Property rights) granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or materially detract from the value of the relative assets of the Borrower and the Restricted Subsidiaries, taken as a whole;

(p)            Dispositions to, between or among the Borrower and the Subsidiary Guarantors;

(q)            Dispositions between or among any Restricted Subsidiary that is not a Subsidiary Guarantor and any other Restricted Subsidiaries that are not Subsidiary Guarantors;

(r)             Dispositions of any Foreign Subsidiary by the Borrower or a Subsidiary Guarantor to the Borrower or a Subsidiary Guarantor;

(s)            the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business;

(t)             Dispositions constituting (i) Investments permitted under Section 6.08, (ii) Restricted Payments permitted under Section 6.05 or (iii) Sale and Lease-Back Transactions permitted under Section 6.12;

(u)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(v)            Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(w)            the assignment, abandonment, cancellation or other disposition of Intellectual Property that the Borrower in its reasonable business judgment, deems no longer commercially practical or useful to maintain;

(x)             the unwinding of any Hedge Agreement permitted under Section 6.02(r);

(y)            Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(z)            Dispositions of non-core assets (as determined by the Borrower in good faith) acquired in any Permitted Acquisition by the Borrower and any of the Restricted Subsidiaries in an amount not to exceed 40% of the consideration paid for any such acquisition; provided that (i) not less than 70% of the consideration payable to the Borrower and the Restricted Subsidiaries in connection with any such Disposition is in the form of Cash or Cash Equivalents; provided further that any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiaries in respect of the applicable Disposition having an aggregate fair market value (as determined by the Borrower in good faith, and taken together with all other Designated Non-Cash Consideration received that is outstanding at such time), not in excess, of the greater of (x) $20,000,000 and (y) 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Disposition for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash, (ii) the consideration payable to the Borrower and the Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such assets (as determined by the Borrower in good faith) and (iii) the Net Proceeds therefrom shall be applied to make a mandatory prepayment in accordance with Section 2.13;

(aa)          Dispositions of other property for fair market value, other than Intellectual Property material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole); provided that (i) not less than 75% of the consideration payable to the Borrower and the Restricted Subsidiaries in connection with such Disposition is in the form of Cash or Cash Equivalents; provided that (A) the amount of any secured Indebtedness or other Indebtedness of a Restricted Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be Cash and (B) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiaries in respect of the applicable Disposition having an aggregate fair market value (as determined by the Borrower in good faith, and taken together with all other Designated Non-Cash Consideration received that is outstanding at such time), not in excess, of the greater of (x) $20,000,000 and (y) 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior to such Disposition for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash, (ii) the consideration payable to the Borrower and the Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith), (iii) such Disposition does not constitute all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole and (iv) the Net Proceeds therefrom shall be applied to make a mandatory prepayment in accordance with Section 2.13;

(bb)         Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (other than in connection with any financing transaction) and sales of assets received by the Borrower or any Restricted Subsidiary from Persons other than Loan Parties upon foreclosure on a lien in favor of the Borrower of such Subsidiary;

(cc)          any exchange of property of the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another Person; provided that (i) such property is useful to the business of the Borrower or such Restricted Subsidiary, (ii) the Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the Borrower in good faith) and (iii) such property will be received by the Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;

(dd)         Dispositions having a fair market value not to exceed (i) $5,000,000 with respect to any such Disposition or series of related Dispositions and (ii) $10,000,000 in the aggregate for any Fiscal Year;

(ee)          Dispositions of any Capital Stock or interests in any Joint Venture entity not constituting a Restricted Subsidiary to the extent required by the applicable Joint Venture agreement or similar binding arrangements relating thereto;

(ff)           any issuance or sale of Capital Stock in, or Indebtedness or other Securities of, an Unrestricted Subsidiary (for fair market value); and

(gg)         Dispositions or discounts of accounts receivable in connection with any Factoring Transaction permitted pursuant to this Agreement.

Section 6.10          Transactions with Affiliates. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to the Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate involving payments for any such transaction or series of related transactions in excess of the greater of $12,000,000 and 20.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available); provided that the foregoing restriction shall not apply to:

(a)            any transaction between or among Holdings and its Restricted Subsidiaries;

(b)            reasonable and customary fees paid to, and indemnities in favor of, members of the board of directors (or similar governing body) of any Parent Company, Holdings, the Borrower and the Restricted Subsidiaries;

(c)            the payment of customary fees, compensation (including severance, benefits, profit sharing and other incentive arrangements), and reasonable out of pocket costs to, and indemnities provided on behalf of, employees, officers, directors, managers, or consultants of Holdings (or any Parent Company), the Borrower and the Restricted Subsidiaries entered into in the ordinary course of business; provided that this Section 6.10(c) shall not permit payment of fees of the type described in Section 6.05(q);

(d)            transactions permitted by Section 6.02 or Section 6.08;

(e)            commercial transactions between or among the Borrower and/or one or more Restricted Subsidiaries in the ordinary course of business and with any Person that becomes a Restricted Subsidiary as a result of such transaction;

(f)             the Transactions, the issuance of Capital Stock to any employee, officer, director, manager or consultant of any Parent Company, Holdings, the Borrower or any of the Restricted Subsidiaries in connection with the Transactions and the payment of fees and expenses relating to the Transactions, including Transaction Costs;

(g)            Restricted Payments permitted under Section 6.05;

(h)            loans and other transactions among the Loan Parties and other Subsidiaries to the extent expressly permitted under this Article 6;

(i)             transactions pursuant to agreements in existence on the Closing Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(j)             Investments by the Permitted Investors directly or indirectly in Holdings (or any Parent Company) and payments required by Securities held by such Permitted Investors to the extent such Securities were acquired as contemplated by this paragraph (j) or were acquired from third parties;

(k)             payments to or from, and transactions with, Joint Ventures in the ordinary course of business;

(l)             [reserved];

(m)            transactions with customers, clients, suppliers, Joint Venture partners or providers, purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the senior management of the Borrower;

(n)            the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement;

(o)            issuances by Holdings and its Restricted Subsidiaries of Capital Stock not otherwise prohibited hereunder and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings or any contribution to the capital of Holdings;

(p)            transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings or any Parent Company; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person;

(q)            transactions approved by a majority of the disinterested members of the board of directors (or other similar governing body) of Holdings or any Restricted Subsidiary of Holdings, as applicable; and

(r)             (i) Holdings or any Restricted Subsidiary may reimburse the Sponsor for the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates on or prior to the Closing Date in connection with the Transactions and (ii) Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to Holdings, the Borrowers and the Restricted Subsidiaries.

Section 6.11          Conduct of Business; Fiscal Year.

(a)            From and after the Closing Date, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries on the Closing Date and similar or reasonably related, complementary or ancillary businesses thereto and extensions thereof.

(b)            The Borrower and Holdings shall, and shall cause each of the Restricted Subsidiaries to, maintain its methodology for determining its Fiscal Year end in the manner in which such methodology is applied on the Closing Date.

Section 6.12          Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Indebtedness in respect of all Sale and Lease-Back Transactions does not at any time exceed $7,500,000 (together with the aggregate amount of Attributable Indebtedness permitted under Section 6.02), and the Liens in respect thereof are permitted under Section 6.03.

Section 6.13          Amendments or Waivers of Charter Documents. Except in connection with a transaction permitted by Section 6.09, neither Holdings nor the Borrower shall, nor shall they permit any Loan Party to, agree to any material amendment, restatement, supplement or other modification to, or waiver of any of its Organizational Documents, in each case in a manner that is materially adverse to the Lenders in their respective capacities as such.

Section 6.14          Amendments of or Waivers with Respect to Certain Indebtedness. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiaries to, amend or otherwise change any of the material terms, agreements, covenants or conditions of or applicable to any Junior Financing (including any Indebtedness in respect of any Permitted Refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, would be materially adverse to any Loan Party or the Lenders (it being understood that any Permitted Refinancing or other transaction complying with Section 6.02(q) is not materially adverse to any Loan Party or any Lender); provided that any documents related to any Junior Financing may be amended to the extent permitted by any applicable intercreditor agreement, if any.

Section 6.15          Holdings. Holdings shall not engage in any business or activity other than (a) the ownership of Capital Stock of the Borrower and its Subsidiaries and activities and assets incidental thereto, (b) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, (c) the receipt and making of Restricted Payments to the extent permitted by Section  6.05, (d) concurrently with the issuance of Capital Stock (other than Disqualified Capital Stock), the redemption, purchase or retirement of any Capital Stock of Holdings using the proceeds of, or conversion or exchange of any Capital Stock of Holdings for, such Capital Stock, (e) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (f) in connection with, and following the completion of, a Qualifying IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings (or any Parent Company’s) common stock and the continued existence of Holdings (or any Parent Company) as a public company, (g) providing indemnification to officers and directors, (h) participation in Tax, accounting and other administrative activities as a member of the consolidated group of companies, if applicable, (i) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Article 6, (j) liabilities and activities to comply with Requirements of Law, (k) maintaining its corporate existence, (l) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and (m) activities incidental to the businesses of activities described in clauses (a) through (l) of this Section 6.15. Holdings shall not amend any of its Organizational Documents in a manner materially adverse to the Lenders.

Article 7

EVENTS OF DEFAULT

Section 7.01          Events of Default. If any one or more of the following events shall occur (“Events of Default”):

(a)            Failure To Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)            Default in Other Agreements.

(i)             (A) Failure of any Loan Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Material Indebtedness (other than Indebtedness referred to in (a) above or with respect to Hedge Agreements), in each case beyond the grace period, if any, provided therefor or (B) an “event of default” occurs with respect to (1) one or more items of Material Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such event of default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that, except with respect to payment events of default or bankruptcy-related events of default under such Material Indebtedness, any such failure pursuant to this paragraph (b) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Commitments or acceleration of the Loans pursuant to this Article 7; or

(ii)            the occurrence under any Hedge Agreement or Hedging Obligation of an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as defined in such Hedge Agreement) as to which any Loan Party is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value with respect to any such Hedge Agreement owed by a Loan Party as a result thereof greater than the greater of (x) $20,000,000 and (y) 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter prior for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time, and such Loan Party fails to pay such termination value when due after applicable grace periods.

(c)            Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Article 6 or (ii) Article 5; provided that only in the case of this clause (ii) such default shall not have been remedied or waived within thirty days after receipt by the Borrower of notice from the Administrative Agent of such default (except with respect to the covenants contained in (x) Section 5.01(a) and (b), which shall be subject to a 15 day grace period and (y) Section 5.01(d), Section 5.02 (solely with respect to the existence of the Borrower) and Section 5.13 which shall not be subject to such grace period); or

(d)            Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time required to be given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; provided that, solely to the extent such default is curable, such default shall not have been remedied or waived within thirty days after receipt by the Borrower of notice from the Administrative Agent of such default; or

(e)            Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other section of this Article 7, and such default shall not have been remedied or waived within thirty days after receipt by the Borrower of notice from the Administrative Agent of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) in an involuntary case, application or proceeding under any Insolvency Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable law or (ii) an involuntary case, application or proceeding shall be commenced against Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) under any Insolvency Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer of Holdings, the Borrower or any of the Restricted Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, the Borrower or any of the Restricted Subsidiaries (other than an Immaterial Subsidiary), and any such event described in this Section 7.01(f) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, the Borrower or any of the Restricted Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall file a petition or application seeking relief or shall otherwise commence a voluntary case or proceeding under any Insolvency Law, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer for all or a substantial part of its property; or Holdings, the Borrower or any of the Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors or (ii) Holdings, the Borrower or any of the Restricted Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

(h)            Judgments and Attachments. Any one or more final, non-appealable money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the greater of (x) $20,000,000 and (y) 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recent Fiscal Quarter for which financial statements have been made available (or were required to be made available) pursuant to Section 5.01(a) or (b)) at such time, (in each case to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage) shall be entered or filed against Holdings, the Borrower or any of the Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)             Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution, windup or split up of such Loan Party (other than as not prohibited by Section 6.09) and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)             Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results, or could reasonably be expected to result, in a Material Adverse Effect; or

(k)            Change of Control. A Change of Control shall occur; or

(l)             Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) the Loan Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any material Collateral Document ceases to be in full force and effect (other than by reason of a release of any of the Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected (to the extent required to be perfected) Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than an action of the Collateral Agent or any Secured Party or the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(m)            Subordination. The Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Subordinated Indebtedness that constitutes Material Indebtedness or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto.

Section 7.02          Remedies. Upon any Event of Default (other than an event with respect to any Loan Party described in paragraph (f) or (g) of Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and any and all outstanding Letters of Credit shall be required to be Cash Collateralized in an amount equal to 100% of the face amount thereof, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Administrative Agent or any Lender; provided, further, that after the occurrence of an Event of Default resulting from a breach of Section 6.01 (a “Financial Covenant Event of Default”), if the Borrower has given the Administrative Agent notice as and when contemplated by Section 6.01 that the Borrower intends to cure such breach with the proceeds of a Specified Equity Contribution, neither the Lenders nor the Administrative Agent shall accelerate the Loans, or take any other remedy set forth in this Agreement for a period commencing upon the Administrative Agent’s receipt of such notice through the Cure Expiration Date with respect to such breach. Upon the occurrence and the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article 8

THE AGENTS

Section 8.01          General.

(a)            Each of the Lenders, the Issuing Bank and each other Secured Party hereby irrevocably appoints (a) JPMorgan (and any successor Administrative Agent appointed as provided herein) to act on its behalf as the administrative agent hereunder and under the Loan Documents (and JPMorgan hereby accepts such appointment) and (b) JPMorgan (and any successor Collateral Agent as provided herein) to act on its behalf, and on behalf of the Secured Parties, as the collateral agent hereunder and under the Loan Documents (and JPMorgan hereby accepts such appointment), and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Issuing Bank shall be deemed to be an “Agent” for all purposes of this Article 8. Notwithstanding anything to the contrary in this Article 8 and in this Agreement otherwise, any discretionary rights or other provisions that are non-administrative in nature shall vest in, and be carried out by, the Administrative Agent at the direction of the Required Lenders.

(b)            Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

(c)            The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Lead Arrangers, the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Lead Arrangers or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. For the avoidance of doubt, no action taken or not taken by any Agent at the consent or request of the Lead Arrangers or the Required Lenders shall constitute gross negligence or willful misconduct (provided, that in the event of a conflict between the direction to an Agent by the Lead Arrangers and direction to such Agent by the Required Lenders, the direction provided by the Lead Arrangers shall control. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in or in connection with (i) any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence or value of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

(d)            The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)            Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. The Borrower shall make all payments pursuant to Section 2.11 to the Administrative Agent and not to any sub-agent described in this Section 8.01.

(f)            Each Agent may resign at any time upon thirty (30) days’ prior written notice (or following a shorter time period as reasonably agreed to by the Borrower in its sole discretion) to the other Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor Agent; provided that, during the existence and continuation of an Event of Default under Section 7.01(a), (f) or (g), no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the other Agent and the Lenders, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, with the consent of the Borrower to the extent required above. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Section 8.02          Lender Acknowledgement.

(a)            Each Lender acknowledges that it has, independently and without reliance upon any Agent, Lead Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Lead Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender acknowledges that it has, independently and without reliance upon any Agent, Lead Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Lead Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(c)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

The Lead Arrangers shall not have any obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Section 8.03          Erroneous Payments.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 8.03(c)), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.03 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clause (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower used to make such Erroneous Payment.

(d)            In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.03 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any of its Affiliates, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Each party’s obligations under this Section 8.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.04          Borrower Communications.

(a)            The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article 9

MISCELLANEOUS

Section 9.01      Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)             If to any Loan Party, to the Borrower at:

LYMI Inc.
2263 E Vernon Ave
Vernon, CA 90058
Attention: [***]
Email: [***]

With copies to:

Permira Advisers
3000 Sand Hill Road, Building 1 Suite 170
Menlo Park, CA
Attention: [***]
Email: [***]
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: [***]
Email: [***]
Phone: [***]

(ii)            if to the Administrative Agent or to the Collateral Agent, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(iii)            if to an Issuing Bank, to it at the address separately provided to the Borrower;

(iv)            if to the Swingline Lender, at the address separately provided to the Borrower;

(v)            if to any other Lender, to it at such address, facsimile number, electronic mail address or telephone number as shall be designated by such Lender in a notice to the Administrative Agent, the Borrower, and, in the case of a Revolving Lender, to the Issuing Bank and Swing Line Lender.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone or (iii) sent by electronic mail, shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written or telephonic acknowledgement); provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Borrower Portals, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon sending unless a “failure to deliver” notice is received within 30 minutes of sending; provided that (a) an “out of office” or similar reply does not constitute a failure to deliver notice, and (b) if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, further, that each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees to and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence of, or breach of this Agreement by, the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)            Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by written notice to the other parties hereto or in the case of the Loan Parties, to the Administrative Agent for distribution to the other parties hereto.

Section 9.02          Waivers; Amendments.

(a)            No failure or delay by any Agent or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Except as otherwise provided in this Agreement or any other Loan Document, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders; provided, that no such waiver amendment or modification shall be effective as it relates to the Administrative Agent until such time as the Administrative Agent has received a fully executed copy of such waiver, amendment or modification) or (ii) in the case of any other Loan Document (other than (1) any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents or (2) the Administrative Agent Fee Letter and the Fee Letters which may be amended in writing by the parties party thereto), pursuant to an agreement or agreements in writing entered into by the Administrative Agent (or Collateral Agent, as applicable) and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase or extend the Commitment of any Lender without the written consent of such Lender directly and adversely affected thereby; it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitment shall not constitute an increase of any Commitment of any Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any interest or fee (including premiums) payable, or waive or excuse any such payment, hereunder without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.15 providing for the default rate of interest or to waive any obligations of the Borrower to pay interest at such default rate and any change to the definition of First Lien Leverage Ratio or the component definitions thereof or the waiver or amendment to the time periods for delivery of financial statement and or related certificates shall not constitute a reduction, waiver or excuse of any interest payable hereunder, (C) postpone any scheduled date of payment of the principal amount of any Loan or any date for the payment of any interest or fees payable hereunder without the written consent of each Lender directly and adversely affected thereby; it being understood that the waiver of, or the amendment to the terms of, any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (D) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” without the written consent of each Lender (it being understood that additional extensions of credit pursuant to this Agreement may be included in the determination of Required Lenders or this Section  9.02 without the consent of any Lender if they are included on substantially the same basis as the Initial Loans), (E) except as provided in paragraph (g) of this Section 9.02, Section 9.20, Section 10.12 or in any Collateral Document, release all or substantially all of the Collateral or all or substantially all of the value of the Loan Guaranty, without the written consent of each Lender (it being understood that a transaction permitted under Section 6.09 shall not constitute a release of all or substantially all of the Collateral), (F) except to the extent necessary to give effect to the express intentions of this Agreement (including Section 2.23, Section 2.24, Section 2.25 and this Section 9.02), amend Section 2.20(b), Section 2.20(c), Section 2.13(c) (with respect to the payment of any proceeds described therein) or the definition of “Pro Rata Share” without the consent of each Lender directly and adversely affected thereby; provided that (x) no Lender consent is required to effect a Refinancing Amendment or an Incremental Assumption Agreement or an Extension (except as expressly provided in Section 2.23, Section 2.24 or Section 2.25 as applicable), (y) in connection with an amendment that addresses solely a re-pricing transaction in which any tranche of Loans is refinanced with a replacement tranche of loans bearing (or is modified in a manner such that the resulting loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced tranche of Loans or modified Loans shall be required for such Permitted Repricing Amendment and (z) no such agreement shall amend, modify or otherwise directly or adversely affect the rights or duties of (I) any Agent hereunder without the prior written consent of such Agent or (II) the Swing Line Lender, without the prior written consent of the Swing Line Lender or (III) any Issuing Bank, without the prior written consent of such Issuing Bank, (G) change the currency in which any Loan or Commitment is denominated without the written consent of the Lender holding such Loan or Commitment and the Administrative Agent; it being understood that designations of additional Designated Foreign Currencies in accordance with the definition thereof shall not constitute a change of currency or (H) subordinate (x) any of the liens securing any of the obligations of the Borrower and the other Loan Parties in respect of the Facilities (“Existing Liens”) to the liens securing any other indebtedness or other obligations or (y) any of the obligations of the Borrower and the other Loan Parties in respect of the Facilities in right of payment, contractual, structural or otherwise, to any other indebtedness or other obligations, in each case, unless such Lenders have been offered a bona fide opportunity to participate on a ratable basis in such other indebtedness or obligations on substantially similar terms and economics, and the Lenders have no less than five (5) Business Days to accept such offer.

(c)            The Administrative Agent may also amend the Term Loan Commitment Schedule or the Revolving Loan Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, Incremental Assumption Agreements entered into pursuant to Section 2.23 and Refinancing Amendments entered into pursuant to Section 2.24 and Extensions entered into pursuant to Section 2.25.

(d)            Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Loans, Swing Line Loans or the issuance of Letters of Credit.

(e)            Notwithstanding anything to the contrary contained in this Section 9.02, any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under this Agreement or any other Loan Document and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that, any waiver, amendment or modification (x) requiring the consent of all Lenders or each affected Lender or (y) that affects any Defaulting Lender more adversely than other affected Lenders, shall in each case require the consent of such Defaulting Lender.

(f)             If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may, elect to (x) terminate the relevant Commitment of the Non-Consenting Lender or (y) replace each Non-Consenting Lender as a Lender party to this Agreement; provided that concurrently with such replacement, (i) in the case of a replacement, another bank or other entity which is a Lender or which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for Cash at par the Loans and other Obligations (including Letters of Credit and Swing Line Loans) due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) in the case of a replacement, the Borrower or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(B), if applicable, in accordance with the terms of such Section, (iii) in the case of a replacement, the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower (in the case of a termination) or the replacement lender (in the case of a replacement) shall pay to such Non-Consenting Lender in same day funds on the day of such termination or replacement (A) all interest, fees, prepayments and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.17 and Section  2.19, and (B) in the case of a termination, an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.18 had the Loans of such Non-Consenting Lender been prepaid on such date. Each Lender agrees that if it is replaced pursuant to this Section 9.02(f), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 9.02(f) to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

(g)            In addition, notwithstanding anything to the contrary contained in this Section 9.02 or any Loan Document (but subject to clauses (A), (B) and (C) of the first proviso to Section 9.02(b)), (i) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.23, Section 2.24, Section 2.25 or Section 2.26 or to implement any additional Designated Foreign Currency, (ii) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature or any ambiguity, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Holdings or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 9.03          Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses (including, but not limited to, expenses relating to due diligence investigation and travel expenses) incurred by the Agents, the Lead Arrangers, each Issuing Bank and their respective Affiliates, limited, in the case of attorneys’ fees, to the actual reasonable, documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Agent, and, if necessary, of one local counsel in any other relevant jurisdiction to such Persons, taken as a whole, one special counsel and solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Persons, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as IntraLinks) of the credit facilities provided for herein and the preparation, negotiation, execution and delivery of the Loan Documents and related documentation any security arrangements in connection therewith, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arrangers, the Agents and their respective Affiliates, limited, in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of one legal counsel to the Agents, taken as a whole, and one legal counsel to the Lead Arrangers, and if necessary, of one local counsel in any other relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to such Persons, taken as whole, one special counsel and solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Persons, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agents, the Lead Arrangers, the Issuing Bank and the Lenders, limited, in the case of attorneys’ fees, to the actual reasonable, documented fees, charges and disbursements of one legal counsel retained by the Agents, taken as a whole, and any receiver appointed pursuant to the Collateral Documents, and, if necessary, one local counsel in any other relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to such Persons, taken as a whole, one special counsel and solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Persons in connection with the enforcement, collection or protection of its rights, in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring, bankruptcy or related negotiations in respect of such Loans and/or Letters of Credit, (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Administrative Agent with respect thereto, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in the administration of the Loan Documents.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within thirty days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail and such other backup documentation as the Borrower shall reasonably request.

(b)            The Borrower shall indemnify (x) each Agent and each Related Party or advisor or attorney of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”), and (y) the Lead Arrangers, Issuing Bank and each Lender (including the Swing Line Lender), and each Related Party or advisor or attorney of any of the foregoing Persons (each such Person being called a “Lender Indemnitee”; and together with each Agent Indemnitee, each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, investigation, inquiry, losses, claims, damages, liabilities and proceedings (limited, in the case of attorneys’ fees, to the actual reasonable, documented fees, charges and disbursements of one counsel for all Agent Indemnitees, taken as a whole, and of one counsel for all Lender Indemnitees, taken as a whole, and, solely in the case of an actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel (which may include a single local counsel acting in multiple jurisdictions) in any relevant jurisdiction to such Persons, taken as a whole) of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnitee as a result of or arising out of or in connection with (i) the syndication of credit facilities provided for herein and all activities related thereto, the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Environmental Liability related in any way to Holdings or any of its Subsidiaries or to any business or property owned, leased or operated by the Loan Parties or any of its Subsidiaries or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available in respect of (A) any loss, claim, damage, liability or expense (1) to the extent that it is determined by a final non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) except for the Agents, the material breach of the obligations under this Agreement or any Loan Document by such Indemnitee or any of its Related Parties or (2) arising out of, or in connection with, any Adverse Proceeding that does not involve an act or omission by the Borrower’s Affiliates and that is brought by an Indemnitee (or any of its Related Parties) against any other Indemnitee (or any of its Related Parties) (other than any Adverse Proceeding against any Indemnitee (or any of its Related Parties) in its capacity as a Lead Arranger, Agent or similar role, or the Issuing Bank or any Swing Line Lender in its capacity as such hereunder) or (B) except for the Agents (who shall provide Borrower notice prior to any such Agent entering into a settlement), any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, that, with respect to any proceeding described under this paragraph (b), if any such settlement is entered into with the written consent of the Borrower or if such proceeding is determined by a final judgment of a court of competent jurisdiction, then the Borrower shall indemnify each Indemnitee to the extent and in the manner set forth in this paragraph (b). Notwithstanding the foregoing, each Indemnitee shall be obligated to promptly refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to the payment of such amounts in accordance with the terms hereof. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to timely pay any amount required to be paid by it to an Agent under paragraph (a) or (b) of this Section 9.03, each Lender (without limiting Borrower’s obligation to do so) severally agrees to indemnify, hold harmless and timely reimburse each Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided, that if at the time of such indemnification or reimbursement, all Commitments have been terminated and the Obligations paid in full, each Lender’s Applicable Percentage shall be determined as of the date immediately preceding the day such Obligations were paid in full) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

(d)            Notwithstanding anything to the contrary in the Agreement, (i) no Indemnitee shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission except to the extent determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or its Related Parties’ gross negligence, bad faith or willful misconduct, and (ii) without limitation of the Borrower’s indemnification obligations set forth in this Section 9.03, none of the Borrower, Holdings, any Indemnitee nor any of their Related Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) for any indirect, special, punitive or consequential damages arising out of, related to or in connection with this Agreement or any Loan Document.

(e)            All amounts due under this Section 9.03 shall be paid promptly within thirty days of written demand therefor (together with backup documentation supporting such reimbursement request).

This Section 9.03 shall survive the termination of the Commitments, the payment of all Obligations and the resignation of any Agent, as the case may be

Section 9.04          Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (provided that a merger, consolidation, amalgamation or similar transaction not otherwise prohibited hereby shall not constitute an assignment or transfer) and (ii) no Lender may assign, sell a participation or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment, participation or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)      Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees or any other Person (other than a Disqualified Assignee or a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) (1) of a Revolving Commitment or a Revolving Loan to another Revolving Lender or an Affiliate of a Revolving Lender or (2) of Term Loans to another Lender, an Affiliate of a Lender, an Approved Fund or a Related Fund, or, (y) to any Person (other than a Disqualified Assignee, to the extent the list thereof is made available by the Borrower to all Lenders), if an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) has occurred and is continuing, and provided, further that (i) no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower and (ii) the Borrower shall be deemed to have consented to any assignment of (x) funded Term Loans unless the Borrower has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received a written request for such consent from the Administrative Agent;

(B)             the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender (in the case of assignment of a Revolving Commitment or a Revolving Loan, another Revolving Lender) or its Affiliates, an Approved Fund or a Related Fund; and

(C)             in the case of assignment of a Revolving Commitment or a Revolving Loan, each Issuing Bank, the Swing Line Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than (x) with respect to Term Loan Commitments and Term Loans, $1,000,000 and (y) with respect to Revolving Commitments and Revolving Loans, $5,000,000 unless, in each case, each of the Borrower (so long as an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) does not exist) and the Administrative Agent otherwise consent;

(B)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C)             the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) a notice to the Administrative Agent, the Borrower and, if a Revolving Lender, to the Issuing Bank and Swing Line Lender, specifying its address, facsimile number, electronic mail address and telephone number for notices. (2) all requested “know your customer” documentation and (3) any forms required under Section 2.19(e).

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, or principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder and the owner of its interests as indicated in the Register for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice, provided that each Lender’s access to the Register shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of and stated interest on the Loans owing to such Lender. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v)            By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (or has otherwise been consented to by each applicable party in accordance with Section 9.04(b)), legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, Issuing Bank or Swingline Lender, sell participations to one or more banks or other entities (other than a Disqualified Assignee (to the extent the list thereof is made available by the Borrower to all Lenders) or a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent such amendment, modification or waiver directly affects such Participant and which requires unanimous Lender consent or consent of each Lender directly or directly and adversely affected thereby. Subject to clause Section  9.04(c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18 and Section 2.19 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph  (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation pursuant to this Section 9.04(c) shall, acting solely as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (each, a “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall have no obligation to maintain a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.17, Section 2.18 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to any Person to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall for all purposes remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.17, Section 2.18 and Section 2.19) and no SPC shall be entitled to any greater amount under Section 2.17, Section 2.18 and Section 2.19 or any other provision of this Agreement or any other Loan Document than the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof; provided, however, that (i) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04(e), any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any nonpublic information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f)            Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) solely in the case of assignments to the Sponsor Group, Holdings, the Borrower, Debt Fund Affiliates or Non-Debt Fund Affiliates, open market purchases, subject to the following limitations:

(i)             Holdings and each Affiliated Lender (other than any Debt Fund Affiliate) shall represent to the assigning Lender as of the date of any such purchase, sale or assignment conducted through a Dutch Auction, that as of the date of such purchase or assignment, it is not in possession of any material non-public information with respect to the Holdings, the Borrower, their respective Subsidiaries or any of their respective securities that has not been made available to the Lenders prior to such date (other than those Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their respective securities) and which could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Loans to such Affiliated Lenders;

(ii)            Affiliated Lenders (other than any Debt Fund Affiliate) will not be entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent;

(iii)            after giving effect to the cancellations described in clause (vii) below, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (other than any Debt Fund Affiliates) may not exceed 20% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement;

(iv)           any purchase conducted pursuant to this Section 9.04(f) may not be funded by drawings on the Revolving Facility;

(v)            at the time of such Dutch Auction notice or purchase or open market purchases, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vi)           each Affiliated Lender (other than any Debt Fund Affiliate) shall be deemed to have voted in any bankruptcy proceedings of the Borrower in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders (including any Debt Fund Affiliates), except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders; and

(vii)          any Term Loans purchased by Holdings, the Borrower or any of their respective Subsidiaries shall be automatically and permanently cancelled immediately upon acquisition by Holdings, the Borrower or such Subsidiary to the extent permitted by applicable law and such cancellation of Term Loans shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or Section 2.13, but the face amount of Term Loans cancelled as provided for herein shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans.

(g)            Notwithstanding the foregoing, (i) any member of the Sponsor Group, Debt Fund Affiliate or Non-Debt Fund Affiliate party to an assignment or purchase may (but shall not be required to) contribute Loans subject to such assignment or purchase to Holdings or any of its Subsidiaries for purposes of cancellation of such Loans and (ii) no amendment, modification or waiver pursuant to Section 9.02 shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is materially disproportionate to the effect on any Lender of the same Class or that would deprive such Affiliated Lender of its pro-rata share of any payments to which it is entitled. For purposes of any amendment, waiver or modification described in Section 9.04(h), Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided, however, that Affiliated Lenders shall be entitled to receive their ratable portion of any amendment, waiver or consent fee paid by the Borrower to the Lenders in order to obtain any such amendment, waiver or consent; provided, further that no Debt Fund Affiliate will be subject to such voting limitations with respect to any consents that require 100% of all or all directly affected Lenders and each Debt Fund Affiliate will be entitled to vote with respect to such matters as if it was a Lender.

(h)            Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, (i) for purposes of determining whether the Lenders or Required Lenders have (x) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (y) otherwise acted on any matter related to any Loan Document or (z) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans (or Commitments in respect thereof) held by any Affiliated Lenders (other than Debt Fund Affiliates) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and (ii) Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amounts in excess of such 49.9% will be subject to the limitations of clause (h)(i) of this Section 9.04. Notwithstanding the foregoing, for so long as no Default or Event of Default has occurred or is continuing, an Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require (1) the vote of all Lenders or (2) the vote of all Lenders directly and adversely affected thereby.

(i)             Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Assignees. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Assignee or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Assignee.

(j)             Any assignment or participation made to any Person in violation of this Section 9.04 shall be void ab initio. In the event of such an assignment or participation in violation of this Section 9.04, Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such assignment or participation) against the assignor or participating Lender and such assignee or participant. The Administrative Agent shall have the right, and is hereby authorized, to provide the list of Disqualified Assignees to the Lenders, any Participant or prospective Lender or Participant upon any request made to the Administrative Agent, so long as such recipient agrees to keep the list of Disqualified Assignees confidential.

Section 9.05          Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or unsatisfied, any Letter of Credit that has been Cash Collateralized (or if a backstop letter of credit reasonably satisfactory to the Issuing Bank is in place) remains and so long as the Commitments have not expired or terminated. The provisions of Section 2.17, Section 2.18, Section 2.19 and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06          Counterparts; Integration; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.07          Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, after obtaining the prior written consent of the Administrative Agent, each Agent and Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent or Lender to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Agent or Lender, irrespective of whether or not such Agent or Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Agent or Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Agent and Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Agent or Lender may have.

Section 9.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York (the “Specified Jurisdiction”) in any suit, action or proceeding arising out of or relating to any Loan Documents, the transactions contemplated thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such U.S. Federal or New York State court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties outside the Specified Jurisdiction.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section  9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section  9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Confidentiality. Each Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, governing board of trustees, equity holders, representatives and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made are advised of the obligation to retain such information as confidential, and such Agent or Lender shall be responsible for its Affiliate’s compliance with this Section 9.12), (b) to the extent required or requested by any regulatory (including self-regulatory), governmental or administrative authority having jurisdiction over such Agent or Lender or their respective Affiliates, based on the reasonable advice of legal counsel, (in which case such Agent or Lender shall, except with respect to any audit or examination conducted by accountants or any governmental authority or by the National Association of Insurance Commissioners or state insurance regulators exercising examination or regulatory authority over it or its Affiliates, to the extent practicable promptly notify the Borrower, prior to disclosure, to the extent permitted by law or regulation), (c) to the extent required by law or by any subpoena or similar legal process; provided that unless specifically prohibited by applicable law or legal process, such Agent or Lender shall promptly notify the Borrower of any such request prior to disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as or at least as restrictive as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04, (iii) any actual or prospective counterparty (or its advisors) to any swap or Derivative Transaction relating to the Loan Parties and their obligations or (iv) to the Federal Reserve Bank or any central bank in connection with a pledge or assignment pursuant to Section 9.04(d), without the notice or consent of any other party, (g) with the prior written consent of the Borrower, to any nationally recognized rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from any Agent or any Lender, to market data collectors solely for purposes of league table credit reporting with the disclosed information limited to the amount of the Term Loans and Revolving Commitments, pricing and maturity, the parties hereto and the roles of any Agents and the Lead Arrangers hereunder or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.12 by such Person. For the purposes of this Section, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, partners, employees, trustees, investment advisors or agents, relating to the Loan Parties or their businesses, the Sponsor Group or the Transactions other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.

Section 9.13          Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Hedge Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Guarantor under the Loan Documents. By accepting the benefits of the Collateral, such Hedge Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.13.

Section 9.14          Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirements of Law.

Section 9.15          USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) that is subject to the requirements of the USA PATRIOT Act (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lenders to identify the Loan Parties in accordance with the Act and the Beneficial Ownership Regulation.

Section 9.16          Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In connection with all aspects of the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings and the Borrower acknowledge and agree, and acknowledge on behalf of their respective Restricted Subsidiaries, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Lead Arranger, the Issuing Bank and each Lender are arm’s-length commercial transactions between the Borrower and each other Loan Party, on the one hand, and the Administrative Agent, each Lead Arranger, the Issuing Bank and each Lender, on the other hand, (ii) the Borrower and each of the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Lead Arranger, the Issuing Bank and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Loan Party and (ii) neither the Administrative Agent, any Lead Arranger, the Issuing Bank nor any Lender has any obligation to the Borrower or any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, each Lead Arranger, the Issuing Bank and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties, and neither the Administrative Agent, the Lead Arrangers, the Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Borrower or any other Loan Party. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each Lead Arranger and each Lender with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of the Loan Documents.

Section 9.17          Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.18          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.19          Exclusive Authority. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 7 for the benefit of all the Lenders and the Issuing Banks, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Collateral Documents or to enforce the Loan Guaranty under Article 10, it being understood and agreed that all powers, rights and remedies under the Loan Guaranty under Article 10 and the other Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 9.20          Releases of Liens. The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically terminated and released, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedging Obligations, (i) upon the termination of all Commitments and payment and satisfaction in full in cash of all Obligations (other than (x) obligations in respect of Hedge Agreements and (y) Unliquidated Obligations and the expiration or termination of all Letters of Credit (or upon Cash Collateralization of all Letters of Credit in a manner and pursuant to arrangements reasonably satisfactory to the Issuing Bank or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Issuing Bank), (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on an Officer’s Certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (other than with respect to a release of all or substantially all of the Collateral), (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents. The Lenders irrevocably authorize the Collateral Agent to, and the Collateral Agent promptly upon the request of the Borrower shall, take all actions reasonably required to effect the releases described in the preceding sentence. In addition, the Collateral Agent agrees to (and the Secured Parties authorize the Collateral Agent to) release or subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.03(m). In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents and take such further actions that such Loan Party shall reasonably request to evidence such termination or release. Additionally, the Secured Parties authorize each Agent to, on behalf of the Secured Parties without the further consent or acquiescence of the Secured Parties (and each Agent shall), enter into intercreditor agreements required under any Credit Agreement Refinancing Indebtedness, other Indebtedness permitted under Section 6.02 or Liens permitted under Section 6.03.

Section 9.21          Conflicts. In the event of any conflict or inconsistency between the provisions hereunder and the provisions of any other Loan Document, then, notwithstanding anything contained in such Loan Document, the provisions contained in this Agreement will prevail and the provisions of such Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency. If any act or omission of a Loan Party or its Subsidiary is expressly permitted under this Agreement but is prohibited under any other Loan Document, such act or omission shall be permitted.

Section 9.22          Intercreditor Agreements. Each Lender hereunder agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, and authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, when applicable, on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders under this Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable.

Section 9.23          Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24          Acknowledgement Regarding Any Supported QFC.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.25          Special Provisions Relating to Currencies Other Than Dollars

(a)            If at any time that a Loan (or Letter of Credit) denominated in an Designated Foreign Currency is outstanding and the relevant Designated Foreign Currency is fully replaced by the Euro as the lawful currency of the country that issued such Designated Foreign Currency (the “Issuing Country”) so that all payments are to be made in the Issuing Country in Euro and not in the Designated Foreign Currency previously the lawful currency of such country, then such Loan (or Letter of Credit) denominated in such Designated Foreign Currency shall be automatically converted into a Loan (or Letter of Credit) denominated in Euro in a principal amount equal to the amount of Euro into which the principal amount of such Designated Foreign Currency denominated Loan (or Letter of Credit) would be converted pursuant to law and thereafter no further Loans or Letters of Credit will be available in such Designated Foreign Currency.

(b)            All funds to be made available to Administrative Agent or the Issuing Bank, as applicable, pursuant to this Agreement in any currency other than Dollars shall be made available to the Administrative Agent or the Issuing Bank, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center as the Administrative Agent or the Issuing Bank, as applicable, shall from time to time nominate for this purpose. In relation to the payment of any amount denominated in any currency other than Dollars, neither the Administrative Agent nor the Issuing Bank shall be liable to the Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent or the Issuing Bank if the Administrative Agent or Issuing Bank shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the relevant currency) to the account with the bank in the principal financial center in the participating member state which the Borrower or, as the case may be, any Lender shall have specified for such purpose. As used in this Section 9.25, “all relevant and necessary steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent or Issuing Bank may from time to time determine for the purpose of clearing or settling payments of such currency. Furthermore, and without limiting the foregoing, neither the Administrative Agent nor the Issuing Bank shall be liable to the Borrower or any of the Lenders with respect to the foregoing matters in the absence of its bad faith, gross negligence or willful misconduct (as determined in the final, non-appealable judgment of a court of competent jurisdiction).

Article 10

LOAN GUARANTY

Section 10.01        Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Subject to Requirements of Law and the terms and conditions of the underlying Collateral Documents, each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

Section 10.02        Guaranty of Payment.

This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent or any other Secured Party to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03        No Discharge or Diminishment of Loan Guaranty.

(a)            Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in Cash of the Guaranteed Obligations, except for any Unliquidated Obligations), including:          (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization, judicial management or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any other Secured Party, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)            If any or all of the Guaranteed Obligations are not duly paid or performed by the applicable Loan Parties and are not paid or performed by the Loan Guarantors under Section 10.01 for any reason whatsoever, each Loan Guarantor shall, as a separate and distinct obligation, indemnify and save each of the Secured Parties harmless from and against all losses, costs, damages, expenses, claims and liabilities that each such Secured Party may suffer or incur in connection with or in respect of any failure by the applicable Loan Parties for any reason to pay or perform any of the Guaranteed Obligations, and shall pay all such amounts to the Administrative Agent after demand as herein provided.

(c)            If, and to the extent that, any amount in respect of the Guaranteed Obligations is not recoverable from any Loan Guarantor under this Agreement on the basis of a guarantee or the Secured Parties are not indemnified under Section 10.03(b), in each case, for any reason whatsoever, then, notwithstanding any other provision of this Agreement, such Loan Guarantor shall be liable under this Agreement as principal obligor in respect of the due payment of such amount and shall pay such amount to the Administrative Agent after demand as herein provided.

(d)            Except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(e)            Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower or any other Person for all or any part of the Guaranteed Obligations or any obligations of any other Loan Guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in Cash of the Guaranteed Obligations).

Section 10.04          Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, in each case other than the payment in full in Cash of the Guaranteed Obligations (other than Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, in accordance with applicable law, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in Cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05       Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until payment in full in Cash of the Guaranteed Obligations (other than Unliquidated Obligations).

Section 10.06        Subordination of Other Obligations. Any Indebtedness of the Borrower or any Loan Guarantor now or hereafter held by any Loan Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Nothing in this Section  10.06 is intended to create a charge or security interest.

Section 10.07        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or any other Loan Party or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.08       Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and its Subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agents nor any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.09       Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section 10.09 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section 10.09 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10       Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, “Guarantor Percentage” means with respect to any such payment or loss by a Paying Guarantor an amount determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower and the other Loan Parties after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower and the other Loan Parties after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in Cash of the Guaranteed Obligations. This provision is for the benefit of the Agents, the other Secured Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11        Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents and the other Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.12        Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (A) upon the consummation of any transaction permitted hereunder if as a result thereof such Loan Guarantor would no longer be required to provide a guarantee of the Obligations pursuant to Section 5.11(b); provided, further to the extent any such Loan Guarantor becomes an Excluded Subsidiary pursuant to clause (e) of the definition thereof, the transaction resulting in such Guarantor becoming an Excluded Subsidiary shall be (1) for a bona fide business purpose in the good faith determination of the Borrower and (2) not with an Affiliate of the Borrower or (B) upon the termination of the Commitments and payment and satisfaction in full in Cash of all Obligations (other than Unliquidated Obligations). In connection with any such release, the Agents shall promptly execute and deliver to any Loan Guarantor that is a Subsidiary, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.

Section 10.13       Excluded Swap Obligations. Each Loan Party that is a Qualified ECP Guarantor at the time the Loan Guaranty or the grant of the security interest hereunder and under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Loan Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to such Qualified ECP Guarantor’s Maximum Liability). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.13 to constitute, and this Section 10.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LYMI INC., as the Borrower

By:	/s/ Jennifer MacLellan
Name: Jennifer MacLellan
Title: Chief Financial Officer

REF HOLDINGS, INC., as Holdings and a Loan Guarantor

By:	/s/ Jennifer MacLellan
Name: Jennifer MacLellan
Title: Vice President & Treasurer

BIG LADY LLC HEY BUI LLC UNICORN KISS LLC & REFORMATION MADDISON LLC, as Loan Guarantors

By:	/s/ Jennifer MacLellan
Name: Jennifer MacLellan
Title: Treasurer

[Signature Page to Credit and Guaranty Agreement]

JPMorgan Chase Bank, N.A.,
as Administrative Agent, Collateral Agent, Lender, Issuing Bank and Swing Line Lender

By:	/s/ Rebecca Belding
Name: Rebecca Belding
Title: VP

[Signature Page to Credit and Guaranty Agreement]2

Citibank, N.A., as Lender

By:	/s/ Jason Boera
Name: Jason Boera
Title: Director

[Signature Page to Credit and Guaranty Agreement]3

Royal Bank of Canada, as Lender

By:	/s/ Jennifer Xu
Name: Jennifer Xu
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]4

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]5

Schedule 1.01

Existing Investors

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Schedule 1.02

Existing Letters of Credit

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Schedule 2.01(a)

Initial Term Loan Commitment Schedule

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Schedule 2.01(b)

Initial Revolving Loan Commitment Schedule

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Schedule 3.05(d)

IP Claims

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Schedule 3.06

Litigation

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Schedule 3.14

Capitalization and Subsidiaries

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Schedule 5.13

Post-Closing Matters

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Schedule 6.02

Existing Indebtedness

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Schedule 6.03(l)

Existing Liens

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Schedule 6.04

Existing Restrictions

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Schedule 6.08

Existing Investments

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EXHIBIT A to

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EXHIBIT L-3 to

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EXHIBIT L-4 to

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[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

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